UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BROADCOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date:	April 3, 2023

Vote via the Internet

You can vote your
shares online at
www.proxyvote.com

Vote by Telephone

In the U.S. or Canada,
you can vote by calling
(800) 690-6903

Vote by Mail

Complete, sign, date
and return your proxy
card in the postage-
paid envelope

Time:	4:00 p.m. Pacific Time
Place:	1320 Ridder Park Drive, San Jose, California 95131
Record Date:	February 6, 2023
Items of Business:	●	To elect each of the nine director nominees until the next annual meeting of stockholders or until their successors have been elected
	●	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Broadcom for the fiscal year ending October 29, 2023
	●	To approve an amendment and restatement of the 2012 Stock Incentive Plan
	●	To hold an advisory vote to approve the named executive officer compensation
	●	To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation
	●	To transact any other business as may properly come before the meeting or any postponements or adjournments to the meeting

These items of business are described more fully in the accompanying Proxy Statement. On or about February 17, 2023, we are mailing to most of Broadcom’s stockholders at the close of business on the Record Date a notice of internet availability of proxy materials instead of a paper copy of the proxy materials.

Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible via the Internet, by telephone or by mail to ensure you are represented at the Annual Meeting. Instructions for using these voting methods are set forth on the proxy card or the notice of internet availability of proxy materials.

Important notice of internet availability of proxy materials:
The notice of meeting, Proxy Statement and annual report to stockholders are available at
https://investors.broadcom.com.

By Order of the Board,

Hock E. Tan

Director, President and Chief Executive Officer

February 17, 2023

This proxy statement contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements contained in this proxy statement should be considered in light of the many uncertainties that affect our business and specifically those factors in our filings filed with the Securities and Exchange Commission, such as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 30, 2022, and as may be updated in our subsequent filings.

Broadcom Inc.	i

PROXY SUMMARY

PROXY STATEMENT SUMMARY

Your proxy is being solicited by the Board of Directors of Broadcom Inc. (the “Board”) in connection with the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). We are making the Notice of Internet Availability of Proxy Materials (the “Internet Notice”), this proxy statement (the “Proxy Statement”) and the accompanying proxy card, and our Annual Report on Form 10-K (the “2022 Annual Report”) for the fiscal year ended October 30, 2022 (“Fiscal Year 2022”) available to stockholders at the close of business on February 6, 2023 (the “Record Date”) on or about February 17, 2023. This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to review the entire Proxy Statement before voting.

Unless the context otherwise requires, references in this Proxy Statement to “Broadcom,” “we,” “our,” “us” and similar terms are to Broadcom Inc.

Proposals and Board Recommendations

Proposal		Board Recommendation	Page
●	To elect each of the nine director nominees until the next annual meeting of stockholders or until their successors have been elected	For each director nominee	16
●	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Broadcom for the fiscal year ending October 29, 2023	For	22
●	To approve an amendment and restatement of the 2012 Stock Incentive Plan	For	25
●	To hold an advisory vote to approve the named executive officer compensation	For	36
●	To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation	1 Year	37

Corporate Governance

We are committed to strong corporate governance and have designed our corporate governance framework to support the long-term interests of our stockholders, as well as our workforce, customers and communities. Some of our key governance practices include the following:

✓	Proxy access	✓	Annual election of directors (no classified Board structure)
✓	Ability to call special meetings by two or more stockholders holding at least 10% of outstanding shares	✓	Majority voting for directors in uncontested election
✓	No supermajority voting requirements for bylaw amendments	✓	Separate Chairman and Chief Executive Officer (“CEO”) roles, with a Lead Independent Director
✓	No “poison pill”	✓	Strong independent Board — 7 of 9 directors are independent
✓	Annual say-on-pay vote	✓	Annual Board and committee evaluations
✓	Robust stock ownership guidelines for all executive officers and directors	✓	Independent directors regularly meet in executive session
✓	Anti-hedging and anti-pledging policy for employees and directors	✓	Annual review of Board refreshment and composition
✓	Robust stockholder engagement program	✓	Active CEO and senior management succession review

Broadcom Inc.	1

PROXY SUMMARY

2023 Director Nominees

Committees
Name	Independent	Audit	Compensation	NESG	Executive
Diane M. Bryant	✓
Gayla J. Delly	✓
Raul J. Fernandez	✓
Eddy W. Hartenstein (Lead Independent Director)	✓
Check Kian Low	✓
Justine F. Page	✓
Henry Samueli, Ph.D. (Chairman of the Board)
Hock E. Tan (President & CEO)
Harry L. You	✓
Member Chairperson

Skills and Experience

Board Diversity Matrix

Total Number of Directors	9
Gender Diversity	Female	Male		Non- Binary	Did Not Disclose
Directors	3	6		—	—
Demographic Background
African American or Black	—	—		—	—
Alaskan Native or Native American	—	—		—	—
Asian	—	3		—	—
Hispanic or Latinx	—	1		—	—
White	3	2		—	—
Two or More Races or Ethnicities	—	—		—	—
LGBTQ+			—
Did Not Disclose			—

Ethnic Diversity

Gender Diversity

Age

Tenure

2	2023 Proxy Statement

PROXY SUMMARY

Our Fiscal Year 2022 Performance

Financial Results Highlights

Our performance in Fiscal Year 2022 continued to be strong despite the on-going impact of the COVID-19 pandemic, supply chain challenges and macroeconomic uncertainties. Highlights of our financial results include:

•	Increased year-over-year revenue to $33,203 million, 21% above our fiscal year ended October 31, 2021 (“Fiscal Year 2021”).
•	Increased GAAP operating income to $14,225 million, 67% above Fiscal Year 2021; and increased non-GAAP operating income* to $20,294 million, 28% above Fiscal Year 2021.
•	Increased net cash provided by operating activities to $16,736 million, 22% above Fiscal Year 2021; and increased free cash flow* to $16,312 million, 22% above Fiscal Year 2021.

Revenue (in billions)	Operating Income (in billions)	Free Cash Flow (in billions)

* See Appendix A for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

Return of Capital to Stockholders

Our strong cash flow in Fiscal Year 2021 enabled us to return an aggregate of $14,032 million to our stockholders during Fiscal Year 2022, consisting of $7,032 million in cash dividends and $7,000 million under our stock repurchase program. We also paid $1,455 million for the elimination of shares withheld to cover employee withholding taxes due upon the vesting of net settled equity awards. In addition, our strong free cash flow in Fiscal Year 2022 enabled us to increase our quarterly common stock dividend to $4.60 per share in our first quarter of fiscal year ending October 29, 2023 (“Fiscal Year 2023”), an increase of 12% over the quarterly dividend paid in Fiscal Year 2022.

Dividends

Broadcom Inc.	3

PROXY SUMMARY

Total Stockholder Return

We believe long-term total stockholder return (“TSR”) is a meaningful measure, as our stock price over short periods is frequently impacted by market volatility and macroeconomic events unrelated to our underlying performance. Our five-year TSR performance, based on an investment of $100 in Broadcom common stock on the last trading day of our fiscal year 2017 and assuming reinvestment of dividends, has been substantial on both an absolute and relative basis, returning $222 on a $100 investment. Although our one-year TSR decreased in Fiscal Year 2022 due to broader market volatility, we still outperformed our peer group median and the S&P 500 as shown below.

Cumulative TSR

Our one-, three- and five-year TSR outperformed our peer group median and the S&P 500 Index.
Our TSR increased by 21.1% annually on average over the past three fiscal years and by 17.3% annually on average over the past five fiscal years.
We significantly increased our absolute TSR since our initial public offering in 2009 by over 3,700%, with an annual average increase of 31.8%.

Executive Compensation

Executive Compensation Program Governance

Our executive compensation program is designed to reward our executive officers for producing sustainable growth in share value, to align the interests of our executive officers with the interests of our stockholders, and to attract and retain top talent. The table below highlights our key executive compensation program governance practices.

	Best Practices We Employ		Practices We Do Not Employ
✓	Majority of named executive officer compensation tied to long-term performance	X	No excessive risk taking in incentive plan design
✓	Performance metrics directly tied to value creation for stockholders	X	No re-pricing of underwater stock options without stockholder approval
✓	Caps on cash and equity incentive plan payouts	X	No excise tax gross-ups
✓	Annual risk assessment of compensation programs	X	No supplemental retirement or pension benefits
✓	Engagement of an independent compensation consultant	X	No guaranteed bonuses
✓	CEO compensation reviewed and approved by the independent directors	X	No “single trigger” change in control payments or benefits
✓	Robust stock ownership guidelines for executive officers and directors	X	No hedging or pledging of stock by employees and directors

4	2023 Proxy Statement

PROXY SUMMARY

Fiscal Year 2022 Named Executive Officer Pay Mix

The following charts compare the Fiscal Year 2022 target total direct compensation for our CEO and our other named executive officers (“NEOs”), except for Mr. Krause who resigned in July 2022. Mr. Krause did not receive any severance or bonus payments and forfeited all outstanding, unvested equity awards in connection with his resignation.

Target total direct compensation consists of (i) base salary, (ii) target short-term incentives (“STI”) through our annual performance cash bonus plan (the “APB Plan”) and (iii) target long-term incentives (“LTI”) in the form of equity awards comprised of service-based restricted stock unit (“RSU”) awards and performance-based stock unit (“PSU”) awards based on the fair market value of the awards on the grant date, assuming target performance, as applicable.

The Average Other NEO chart also includes the portion of the multi-year equity awards of RSU awards (the “RSU Multi-Year Awards”) and PSU awards (the “PSU Multi-Year Awards”) granted to our NEOs in January 2019 (the “2019 Multi-Year Equity Awards”) that began vesting in March 2022, based on the fair market value on the January 2019 grant date and assuming target performance. The 2019 Multi-Year Equity Awards vest on the same basis as if four annual equity grants were made on March 15 each year, beginning in 2019 for four successive years.

CEO FY 2022 Target Pay Mix	Average Other NEO FY 2022 Target Pay Mix

Broadcom Inc.	5

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

We are committed to strong corporate governance. Our Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) that is applicable to all members of our Board, employees, including our President and CEO, our Chief Financial Officer (“CFO”), and contractors. The Code of Ethics guides us in how we conduct our business and work with each other, and reflects our values, standards and expectations. Any amendments to or waivers given to our executive officers or directors under the Code of Ethics will be disclosed on our website to the extent required under the applicable Securities and Exchange Commission (“SEC”) rules.

A copy of the Code of Ethics is available in the “Investor Center—Corporate Governance—Documents” section of our website or upon request to: Investor Relations, Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131.

Corporate Governance Guidelines

Our Board has adopted the Corporate Governance Guidelines that cover various topics relating to our Board and its activities. A copy of the Corporate Governance Guidelines is available in the “Investor Center—Corporate Governance—Documents” section of our website or upon request to: Investor Relations, Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131.

Some of the governance best practices included in the Corporate Governance Guidelines are as follows:

•	Protections Against Overboarding

To ensure that our directors are not over-committed and have sufficient time to fulfill their duties and responsibilities on our Board effectively, directors may not serve on more than four other public company boards without prior approval, except that a director who also serves as the chief executive officer of a public company should not serve on more than two public company boards in addition to our Board. The Nominating, Environmental, Social and Governance Committee (the “NESG Committee”) regularly reviews the commitment of our directors, including the number of other public company directorships.

When considering any requests to serve on additional public company boards, our Board, with the NESG Committee, carefully reviews such director’s prior time and attention to our Board and ability to continue to dedicate sufficient time to fulfill the responsibilities required as a member of our Board. Our Board also considers such directors’ contributions to our Board, our full Board’s skill and diversity composition and whether such director’s service with the other public company boards will impact service on our Board and committees on which the director is a member, including if the other public company is a special purpose acquisition company.

•	Resignation Offered with Significant Job Change

Any director who retires from or terminates his or her present employment, or who materially changes his or her position, is required to submit an offer of resignation as a director of our Board. This provides our Board the opportunity to evaluate whether the individual should continue to sit on our Board in light of the director’s new occupational status. Our Board may invite any such director to remain a director if our Board determines that continued access to such director’s knowledge, skills and experience is in the best interests of Broadcom and our stockholders.

•	Resignation Offered at Age 75

Longer serving directors have valuable insight about our business, operations, history, policies and objectives. Our Board does not currently believe that a mandatory retirement age for non-employee directors is necessary, and that continued service by a particular director may be in the best interests of Broadcom and our stockholders. However, when a non-employee director reaches the age of 75 years, the director is required to offer such director’s resignation to our Board, to be effective as of the next annual meeting of stockholders. This allows our Board to evaluate the composition and needs of our Board and determine whether continued service of such director is in the best interests of Broadcom and our stockholders.

6	2023 Proxy Statement

CORPORATE GOVERNANCE

Stock Ownership Guidelines

Based on competitive market data and after consultation with the Compensation Committee’s independent compensation consultant, the stock ownership guidelines for our non-employee directors and executive officers are as follows:

Position	Aggregate Value*
Non-employee Director	5x annual cash retainer
CEO	6x base salary
Executive Officer	3x base salary

*Fair market value of common stock based on the closing price per share as quoted on the Nasdaq Global Select Market on the date of valuation.

Our non-employee directors and executive officers are expected to satisfy the applicable guidelines within five years of the date on which they become a director or an executive officer and to hold at least such minimum value in shares of common stock while they remain a director or an executive officer.

Shares held in a trust or other estate-planning vehicle established by a non-employee director or an executive officer, which they beneficially own under SEC rules, count toward achieving the applicable level of stock ownership. Outstanding RSU and PSU awards for which the performance criteria have been met count toward achieving the applicable level of stock ownership at a rate of 100%. Shares subject to outstanding stock options awards do not count towards achieving the applicable stock ownership level.

As of the Record Date, all of our non-employee directors and executive officers have met the level of stock ownership set forth under the guidelines.

Anti-Hedging and Trading Restrictions

Our insider trading policy prohibits our directors and employees, including our executive officers, from hedging or pledging our securities, making short sales or trading in derivative securities related to our securities.

CEO and Senior Management Succession Planning

Our Board is actively involved in the CEO and senior management succession planning. Our Board discusses CEO succession planning at least bi-annually. Our Board has developed an interim and a longer-term CEO succession plan. The interim plan would utilize internal candidates and become effective in the event our CEO unexpectedly becomes unable to perform his duties, in order to minimize potential disruption or loss of continuity to the business and operations. The longer-term CEO succession plan is currently focused on the development of internal candidates, as well as on maintaining business and operational continuity. In addition, our Board, with our CEO and Vice President of Human Resources, regularly discuss senior management succession planning and review the composition of senior management. Our Board reviews the qualifications and experience of the potential successors and the development priorities and achievements of the potential successors, and our Board engages with the potential internal successors at least annually at Board meetings and in less formal settings.

Corporate Social Responsibility

Our Board, through the NESG Committee, oversees our environment, climate, diversity and inclusion, human rights and governance (“ESG”) matters, including our corporate social responsibility and sustainability program and initiatives. The NESG Committee receives quarterly updates from management on ESG matters and regularly updates the Board.

Broadcom Inc.	7

CORPORATE GOVERNANCE

In February 2023, we published our annual Environmental, Social and Governance Report for Fiscal Year 2022 (the “ESG Report”). In the ESG Report, we discuss our Fiscal Year 2022 ESG program and initiatives, including our products that help our customers with sustainability, our human rights program within our supply chain, our talented and dedicated workforce, and our environmental impact.

We also disclosed in the ESG Report our goal to reduce our Scope 1 and Scope 2 greenhouse gas emissions in line with the UN Paris Agreement and Science Based Targets Initiative goal to limit global warming to 1.5º Celsius above pre-industrial levels.

We prepared the ESG Report leveraging the Global Reporting Initiative (GRI) Sustainability Reporting Standards (core option), the Sustainability Accounting Standards Board (SASB) Semiconductors and Software & IT Services Industry Standards and the framework developed by the Task Force on Climate-Related Financial Disclosures (TCFD). The ESG Report is also reviewed by the full Board.

Additional information about our corporate social responsibility and sustainability program and initiatives is in the ESG Report, which is located in the Citizenship and the Investor Center sections of our website. The ESG Report and our website are not part of or incorporated by reference into the Proxy Statement.

Stockholder Engagement

We recognize the importance of actively engaging with and understanding the concerns of our stockholders. Our Board and executive officers value the input from our stockholders. Our Lead Independent Director and chairperson of the Compensation Committee, together with members of management, annually engage with our stockholders in a robust stockholder engagement program.

In Fiscal Year 2022, we contacted stockholders beneficially owning over 50% of our then outstanding shares of common stock and engaged with stockholders owning approximately 49% of our then outstanding stock. Our Lead Independent Director and chairperson of the Compensation Committee, along with members of management, participated in these engagements and discussed a variety of topics, including board composition, risk management, corporate governance, ESG initiatives, corporate social responsibility, executive compensation and succession planning.

We continued to meet with our stockholders into Fiscal Year 2023 to discuss the progress of our ESG priorities and corporate social responsibility and sustainability program and initiatives.

Stockholder Communications with our Board

You may communicate with our Board at the following address:

Board of Directors
Broadcom Inc.
c/o Chief Legal and Corporate Affairs Officer
1320 Ridder Park Drive
San Jose, California 95131

Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, but will be made available to any director upon request.

8	2023 Proxy Statement

BOARD OF DIRECTORS

BOARD OF DIRECTORS

Our Board oversees the conduct of our business by senior management and risk management, provides guidance on strategic and business planning, is principally responsible for the succession planning for our CEO and senior management, and ensures that the long-term interests of stockholders are being served.

Director Independence

Our Board annually reviews the independence of each director and nominee and considers whether such individual has a material relationship with Broadcom that could compromise their ability to exercise independent judgment in carrying out their responsibilities. For the purpose of assessing a director’s independence, our Board reviewed transactions and relationships between Broadcom and an entity where a director or nominee serves as a director and/or is the beneficial owner, directly or indirectly, of such entity, or where a director or nominee for director serves on a non-employee advisory board of, or in a non-employee advisory capacity to, such an entity.

While Dr. Samueli is considered independent under the Nasdaq Stock Market (“Nasdaq”) listing standards, Dr. Samueli would not be deemed independent until December 2023 under Institutional Shareholder Services (ISS) and Glass Lewis proxy voting policies. Accordingly, our Board has determined that Mses. Bryant, Delly and Page, and Messrs. Fernandez, Hartenstein, Low and You, representing seven of our nine director nominees, are currently “independent directors.”

Board Leadership Structure

Our Board currently believes that Broadcom and its stockholders are best served by a Board leadership structure in which the roles of the CEO and the Chairman of the Board are held by different individuals, and that there be a Lead Independent Director if the Chairman is not independent. Under this structure our CEO is generally responsible for setting the strategic direction of Broadcom and for the day-to-day management of our operations. The independent Chairman or the Lead Independent Director, as applicable, provides strong independent leadership to assist our Board in fulfilling its oversight role of management and our risk management practices, approves the agenda for Board meetings and presides over Board meetings and over the meetings of our independent directors in executive session. Our Board annually reviews its leadership structure to determine whether it continues to best serve Broadcom and its stockholders. Currently, Mr. Tan serves as our President and CEO, Dr. Samueli serves as our Chairman of the Board and Mr. Hartenstein serves as our Lead Independent Director. Our Board has decided to maintain the current leadership structure and division of responsibilities.

Director Nominations

In accordance with the Corporate Governance Guidelines, our Board seeks individuals to serve as directors who have the highest personal and professional integrity, strength of character, demonstrated exceptional ability and judgment, and diversity of skills, experience and background appropriate for the business and operations of Broadcom.

When evaluating director candidates, the NESG Committee seeks to ensure that our Board has the requisite skills, experience and expertise, and that our Board consist of persons with appropriately diverse and independent backgrounds.

The NESG Committee will consider all aspects of a candidate’s qualifications in the context of the needs of Broadcom, including:

•	personal and professional integrity, ethics and values
•	experience as an officer in corporate management
•	experience and expertise in our industries and international business and familiarity with Broadcom
•	experience as a board member of another public company

Broadcom Inc.	9

BOARD OF DIRECTORS

•	practical and mature business judgment
•	diversity of background and perspective (including age, ethnicity, race, experience, gender and education)
•	Board size and composition and the extent to which a candidate would fill a present need on our Board
•	other ongoing commitments and obligations of the candidate
•	independence from management

The NESG Committee will consider nominee recommendations from its members, other Board members and members of our management, as well as nominees recommended by our stockholders. The NESG Committee has from time to time also engaged third-party search firms to assist in identifying and evaluating possible candidates.

See “Other Information – Stockholder Proposals and Director Nominations for the 2024 Annual Meeting” below for information on the requirements for director nominations, including nominations using proxy access.

Director Attendance and Meetings

The Corporate Governance Guidelines provide that each director is expected to attend all meetings of our Board and of each committee on which the director is a member and the annual meetings of stockholders. Our Board held 10 meetings during Fiscal Year 2022 and our independent directors met at regularly scheduled executive sessions without management present. Each director attended at least 75% of the aggregate number of meetings of our Board and all committees of our Board on which the director served during Fiscal Year 2022. All of our directors attended the annual meeting of stockholders in April 2022.

Board Risk Oversight

Our Board believes that evaluating Broadcom’s most critical risks is one of its most important areas of oversight. Our Board regularly reviews and discusses with management risks related to operations, liquidity, credit, cybersecurity, climate, compensation programs, workforce retention and senior management succession.

In addition, each committee is responsible for the oversight of specific areas of risk and reports regularly to our Board on matters relating to those risks. Management reports, at least annually, on our risks and risk management practices to the relevant committees and the full Board.

Committee	Primary Areas of Risk Oversight
Audit	•	Oversee financial reporting process, accounting policies and internal controls
	•	Evaluate risks related to financial reporting, accounting, auditing, tax and fraud
	•	Evaluate exposures and risks related to cybersecurity, data privacy and information technology security and controls, including our cybersecurity performance and risk profile, and the steps management takes to monitor and report such exposure
	•	Review and approve related party transactions
Compensation	•	Oversee compensation plans, program and policies
	•	Evaluate the relationship between risk management policies and practices, business strategy and officers’ compensation
	•	Evaluate and provide input on CEO and senior management succession planning
NESG	•	Review and evaluate the corporate governance framework, including governance guidelines and policies
	•	Evaluate the structure and composition of our Board and committees, including succession planning, diversity, and related policies and procedures
	•	Oversee corporate responsibility and sustainability program and initiatives, including environment, climate, diversity and inclusion, human rights and governance matters

10	2023 Proxy Statement

BOARD OF DIRECTORS

Cybersecurity Risk Management

Our Board is actively involved in overseeing our cybersecurity, data privacy and information technology risk management. Our management, including our Chief Security Officer, reviews with the Audit Committee at least quarterly our cybersecurity, data privacy and information technology security policies, practices and protective measures, current and projected threats to our data privacy and information security, cybersecurity incidents and related risks. The Audit Committee and management also update our Board at least quarterly on our cybersecurity performance and risk profile and the effectiveness of our security processes.

Compensation Risk Assessment

The Compensation Committee, in consultation with Meridian Compensation Partners, LLC (“Meridian”), conducts an annual review of our compensation policies and practices for our employees, to assess the risks associated with such policies and practices. The Compensation Committee considered our mitigation of compensation-related risks, such as our compensation policies and practices that balance short- and long-term goals and awards and provide a mix of the cash and equity components (as described in more detail under “Compensation Discussion and Analysis” and “Executive Compensation” below). The Compensation Committee also considered the executive stock ownership guidelines, hedging and pledging prohibitions and oversight process led by the Compensation Committee, the members of which are independent directors.

Board Committees

Our Board has the following committees: Audit Committee, Compensation Committee, NESG Committee and Executive Committee. The Audit Committee, the Compensation Committee and the NESG Committee each operate under a charter that satisfies the applicable standards of the SEC and Nasdaq. The charters for all four committees are available in the “Investor Center—Corporate Governance—Documents” section of our website. Stockholders may also request a copy from Investor Relations, Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131.

Audit Committee

Each member of the Audit Committee is independent in accordance with the audit committee independence requirements under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mses. Delly and Page and Mr. You are audit committee financial experts under applicable SEC rules and have the requisite financial sophistication required by applicable Nasdaq rules.

Members	Primary Responsibilities		Meetings in Fiscal Year 2022
Justine F. Page (Chair) Gayla J. Delly Raul J. Fernandez Harry L. You	•	Oversee the quality and integrity of financial statements, disclosure controls and procedures, and internal controls	8
	•	Determine the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm
	•	Conduct an annual performance evaluation of the internal audit function and independent registered public accounting firm
	•	Oversee financial and operational risk, including any exposures and risks related to data privacy and information technology systems controls, cybersecurity and fraud, and the steps management takes to monitor, control and report such exposure
	•	Oversee compliance with legal, ethical and regulatory requirements
	•	Establish procedures for the receipt, retention, investigation and treatment of complaints regarding accounting, internal controls and auditing matters
	•	Review related party transactions

Broadcom Inc.	11

BOARD OF DIRECTORS

Compensation Committee

Each member of the Compensation Committee is independent in accordance with the compensation committee independence requirements under the applicable rules and regulations of the SEC and Nasdaq and is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Members	Primary Responsibilities		Meetings in Fiscal Year 2022
Harry L. You (Chair) Diane M. Bryant Check Kian Low Eddy W. Hartenstein	•	Determine executive officer (other than our CEO) base and incentive compensation	5
	•	Recommend to the independent directors of our Board CEO base and incentive compensation
	•	Design (in consultation with management or our Board) and evaluate compensation plans, policies and programs
	•	Administer equity-based plans and approve the terms of equity-based grants pursuant to those plans
	•	Confirm that compensation policies and practices do not encourage unnecessary risk taking
	•	Review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and officers’ compensation
	•	Establish and periodically review policies concerning perquisite benefits
	•	Review and approve all employment agreements, severance and change-in-control arrangements and perquisites for officers and other executives, other than our CEO, and recommend to the independent members of our Board such agreements and perquisites relating to our CEO
	•	Evaluate and provide input on CEO and senior management succession planning
	•	Review and make recommendations to our Board regarding compensation for non-employee directors
	•	Establish and periodically review stockholder ownership guidelines
	•	Provide oversight over the Compensation Committee’s compensation consultant

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee, Ms. Bryant and Messrs. Hartenstein, Low and You, are not and have never been officers or employees of Broadcom. During Fiscal Year 2022, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

12	2023 Proxy Statement

BOARD OF DIRECTORS

Nominating, Environmental, Social & Governance Committee

Each member of the NESG Committee is independent in accordance with the applicable Nasdaq rules and regulations.

Members	Primary Responsibilities		Meetings in Fiscal Year 2022
Eddy W. Hartenstein (Chair) Gayla J. Delly Raul J. Fernandez Check Kian Low	•	Take a leadership role in shaping our corporate governance policies and procedures and develop recommendations for our Board	4
	•	Identify, evaluate and recommend to our Board qualified candidates to become directors and to fill vacancies on the Board
	•	Assess director independence
	•	Oversee the annual evaluation of our Board and its committees
	•	Consider stockholder proposals submitted for consideration at the annual meeting of stockholders
	•	Periodically assess director continuing education with respect to the business, financial statements, corporate governance and other appropriate subjects
	•	Periodically review and assess the Corporate Governance Guidelines and recommend changes to our Board
	•	Oversee Broadcom’s ESG corporate responsibility and sustainability program and initiatives, including environment, climate, diversity and inclusion, human rights and governance issues, and report to the Board on such program, initiatives and issues

Executive Committee

The Executive Committee is comprised of our CEO, the Chairman of the Board and such other directors as our Board appoints.

Members	Primary Responsibilities		Meetings in Fiscal Year 2022
Henry Samueli, Ph.D. (Chair) Eddy W. Hartenstein Justine F. Page Hock E. Tan Harry L. You	Review and approve, subject to specified limitations:		2
	•	investments, acquisitions, dispositions and capital expenditures
	•	new or incremental debt financings or borrowings, or amendments thereto, or refinancings thereof, including convertible debt, bond financing and commercial paper
	•	treasury, cash management and other banking matters
Review and provide recommendations to our Board on matters requiring full Board approval, including:
	•	business opportunities, strategies and proposals, and other strategic matters
	•	business plans, annual budgets, targets, operational plans, capital structure and dividend policy
	•	proposed transactions that exceed their approval thresholds
	•	efficient organization and management structure of Broadcom

Broadcom Inc.	13

BOARD OF DIRECTORS

Board Evaluations

Our Board is committed to reviewing its performance through an annual evaluation process, which is overseen by the NESG Committee. Through the evaluations, our directors provide feedback on our Board and its committees and our Board assesses its processes and overall effectiveness. The Chairman of the Board and the Lead Independent Director report the results to our full Board and the Chairpersons of each committee report the results to their respective committees.

Director Compensation

On an annual basis, the Compensation Committee reviews our non-employee director compensation, with input from its independent compensation consultant regarding market practice and the competitiveness of our non-employee director compensation. Our Board approves any changes to our non-employee director compensation, taking into consideration the recommendations of the Compensation Committee and based on its own review. Our non-employee directors receive cash and equity compensation in consideration for their service on our Board, as set forth in more detail below. Our non-employee directors do not receive any non-equity incentive compensation or participate in any company pension plan or deferred compensation plan.

Dr. Samueli has declined all compensation, including equity awards, for his service on our Board and as its Chairman. However, we provide Dr. Samueli with administrative support in connection with the discharge of his duties as Chairman. We do not compensate Mr. Tan for his service on our Board or any committee of our Board.

Cash Compensation

In Fiscal Year 2022, our non-employee directors were entitled to receive the following annual cash compensation, payable quarterly:

Pay Component	Annual Fees
Annual Retainer (payable to all non-employee directors)	$90,000
Additional Fees:
Independent Chairperson of the Board	$150,000
Lead Independent Director	$100,000
Chairperson of the Audit Committee	$40,000
Chairperson of the Compensation Committee	$22,500
Chairperson of the NESG Committee	$20,000
Member of the Audit Committee (other than chairperson)	$15,000
Member of the Compensation Committee (other than chairperson)	$10,000
Member of the NESG Committee (other than chairperson)	$10,000

In December 2022, our Board approved an increase in the cash compensation paid to our non-employee directors based on the recommendation of the Compensation Committee and its independent compensation consultant, and taking into account that no changes to the non-employee director cash compensation has been made since December 2018. Effective December 7, 2022, the annual retainer increased to $105,000 and additional fees payable to Chairperson of the Compensation Committee and the Chairperson of the NESG Committee increased to $30,000 and $25,000, respectively. All other fees remain unchanged.

In addition, we reimburse or pay non-employee directors for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings, the annual meeting of stockholders and other Board-related travel undertaken at our request.

14	2023 Proxy Statement

BOARD OF DIRECTORS

Equity Compensation

Our non-employee directors are also entitled to receive the following equity awards:

•	upon appointment to our Board, an initial RSU award using a target value of $250,000, prorated based on the expected portion of a year to be served between the time of such director’s appointment and the anticipated date of our annual meeting of stockholders immediately following the director’s appointment; and
•	an annual RSU award using a target value of $250,000, to be granted on the date of each annual meeting of stockholders, subject to the director’s re-election at such meeting.

To determine the number of shares of common stock granted pursuant to such awards, the value of the award is divided by the average of our per share closing market prices quoted on the Nasdaq Global Select Market over 30 calendar days immediately preceding the grant date. These RSU awards vest in full on the earlier of (i) the first anniversary of the grant date or (ii) the date on which the annual meeting of stockholders immediately following the grant date is held, subject to the director’s continued service on our Board.

Director Compensation for Fiscal Year 2022

The following table sets forth the compensation earned by our non-employee directors during Fiscal Year 2022.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Diane M. Bryant	$100,000	$255,474	$355,474
Gayla J. Delly	$115,000	$255,474	$370,474
Raul J. Fernandez	$115,000	$255,474	$370,474
Eddy W. Hartenstein	$223,125	$255,474	$478,599
Check Kian Low	$110,000	$255,474	$365,474
Justine F. Page	$130,000	$255,474	$385,474
Harry L. You	$124,375	$255,474	$379,849

(1)	Represents the grant date fair value of RSU awards granted in Fiscal Year 2022, determined in accordance with Accounting Standards Codification Topic Number 718 (“ASC 718”), which is the closing market price of Broadcom common stock on the date of grant, reduced by the present value of dividends expected to be paid on Broadcom common stock prior to vesting. The amounts shown represent the grant date fair value of a RSU award for 413 shares of common stock granted to the director on April 4, 2022 following his or her election to our Board. The table below shows the aggregate number of shares of common stock underlying RSU awards held by our non-employee directors as of October 30, 2022:
Name	Number of Shares Underlying RSUs
Diane M. Bryant	413
Gayla J. Delly	413
Raul J. Fernandez	413
Eddy W. Hartenstein	413
Check Kian Low	413
Justine F. Page	413
Harry L. You	413

Broadcom Inc.	15

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1:
ELECTION OF DIRECTORS

Director Nominees

Our Board is comprised of nine directors and our directors are to be elected each year at the annual meeting of stockholders. Upon the recommendation of the NESG Committee, our Board nominated the nine individuals below for election as directors, all of whom are currently directors. Stockholders may not vote their proxies for a greater number of persons than the number of director nominees provided below.

Our Board expects that each of the director nominees will be available to serve as a director. In the event a director nominee resigns or otherwise becomes unwilling or unable to serve after the mailing of the Internet Notice but before the Annual Meeting, our intention would be to make a public announcement of such resignation and either reduce the size of our Board or appoint a substitute nominee, in accordance with our Amended and Restated Bylaws (the “Bylaws”). If we reduce the size of our Board, this would reduce the number of nominees to be elected at the Annual Meeting. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a substitute nominee at the Annual Meeting to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee.

Our Board believes that each director nominee has the experience, qualification, integrity, diversity of background and understanding of our business and industries required for service on our Board. Our Board, in consultation with the NESG Committee, also believes that each director nominee has demonstrated the willingness and the ability to dedicate sufficient time and attention to fulfill the responsibilities required as a director and that the service with other public companies does not and will not impact service on our Board.

The biographical information of each director nominee provided below is as of February 6, 2023.

Diane M. Bryant
Independent Director Director Since: 2019 Board Committees: • Compensation Age: 60

Ms. Bryant has served as Chief Executive Officer of NovaSignal Corp. since January 2020. She was Chief Operating Officer of Google Cloud (cloud computing services) from December 2017 to July 2018. Prior to Google Cloud, she held several executive leadership positions at Intel Corporation, including as Group President in 2017 and Executive Vice President and General Manager from January 2012 to July 2017 of the Data Center Group, the worldwide organization that develops server, storage and network platforms for the digital services economy, and Corporate Vice President and Chief Information Officer from 2008 to 2012. She also serves on the Chancellor’s Board of Advisors at the University of California at Davis.

Ms. Bryant served as a director of United Technologies Corporation from January 2017 until its acquisition by Raytheon Company in April 2020.

Qualifications: Ms. Bryant brings semiconductor, manufacturing/supply chain, software/cloud computing, technology/innovation, global business, cybersecurity, business development and strategy, and executive leadership expertise to the Board from serving as Chief Executive Officer at NovaSignal, accelerating the scale and reach of Google Cloud’s business, and from her extensive business leadership experience at Intel Corporation, as well as her public company board and committee experience.

16	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Gayla J. Delly
Independent Director Director Since: 2017 Board Committees: • Audit • NESG Age: 63

Ms. Delly served as Chief Executive Officer of Benchmark Electronics Inc., a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments, from 2012 to 2016. She also held several executive leadership positions at Benchmark, including as President from 2006 to 2011, Executive Vice President and Chief Financial Officer from 2001 to 2006, and Corporate Controller and Treasurer from 1995 to 2001. She is a certified public accountant and was a senior audit manager at KPMG before joining Benchmark.

Ms. Delly currently serves as a director of Flowserve Corporation and National Instruments Corporation. She also served as a director of Benchmark from 2011 to 2016.

Qualifications: Ms. Delly brings semiconductor, manufacturing/supply chain, technology/innovation, global business, business development and strategy, executive leadership and finance/accounting expertise to the Board from her experience in senior executive and financial management positions, organizational management, international manufacturing and accounting, as well as her public company board and committee experience.

Raul J. Fernandez
Independent Director Director Since: 2020 Board Committees: • Audit • NESG Age: 56

Mr. Fernandez has served as Vice Chairman and owner of Monumental Sports & Entertainment, a private partnership that co-owns the National Basketball Association’s Washington Wizards, the National Hockey League’s Washington Capitals, the Women’s National Basketball Association’s Washington Mystics and the Wizards District Gaming NBA 2K team and co-owns and operates the Capital One Arena in Washington, DC, since 2010. He is a Special Advisor to and a Limited Partner of Carrick Capital Partners, a private equity firm, and a member of the Strategic Advisory Board and a Limited Partner of Volition Capital, a growth equity firm. He was Chairman and Chief Executive Officer of ObjectVideo, Inc., a developer of intelligent video surveillance software, from January 2004 to March 2017. He founded and was Chief Executive Officer of Proxicom, Inc., a global provider of e-commerce solutions for Fortune 500 companies, from its inception in 1991 until its acquisition in 2001. He was also a member of President George W. Bush’s Council of Advisors on Science and Technology.

Mr. Fernandez currently serves as a director of DXC Technology Company. He also served as a director of Capitol Investment Corp. V from October 2020 to July 2021, GameStop Corp. from April 2019 to June 2021 and Kate Spade & Co. from 2001 until its acquisition by Coach, Inc. in July 2017, and as Chairman of the board of Proxicom from 1991 until its acquisition in 2001.

Qualifications: Mr. Fernandez brings software/cloud computing, cybersecurity, technology/innovation, global business, business development and strategy, executive leadership and finance/accounting expertise to the Board from his more than two decades of extensive operating experience and executive leadership, his experience as a founder and chief executive officer of technology and software companies, and his familiarity in government affairs, as well as his public company board and committee experience.

Broadcom Inc.	17

PROPOSAL 1: ELECTION OF DIRECTORS

Eddy W. Hartenstein
Lead Independent Director since 2018 Director Since: 2016 Board Committees: • Compensation • NESG (Chair) • Executive Age: 72

Mr. Hartenstein served as the publisher and Chief Executive Officer of the Los Angeles Times from 2008 to 2014. He was President and Chief Executive Officer from 2011 to 2013 and co-President from 2010 to 2011 of the Tribune Company. He was Chief Executive Officer from 2001 to 2004 and President from its inception in 1990 to 2001 of DIRECTV Inc.

Mr. Hartenstein currently serves as lead independent director on the board of SIRIUS XM Holdings Inc. He also served as a director of TiVo Corporation from September 2016 until its acquisition by Xperi Corporation in June 2020, Tribune Publishing Company from August 2014 to May 2020, Yahoo, Inc. from April 2016 to June 2017, Broadcom Corporation from 2008 to 2016, Rovi Corporation from 2015 until its acquisition by TiVo Corporation in 2016, and SanDisk Corporation from 2005 to until its acquisition by Western Digital Corporation in 2016, and as Vice Chairman of the board of The DIRECTV Group Inc. from 2003 to 2004 and Chairman of the board of DIRECTV Inc. from 2001 to 2004.

Qualifications: Mr. Hartenstein brings semiconductor, technology/innovation, global business, business development and strategy, executive leadership and finance/accounting expertise to the Board from serving as Chief Executive Officer of the Los Angeles Times, the Tribune Company and DIRECTV and his extensive executive leadership in successfully creating and entering new markets and organizational management, as well as his considerable public company board and committee experience at various global technology companies.

Check Kian Low
Independent Director Director Since: 2016 Board Committees: • Compensation • NESG Age: 63

Mr. Low has served as a founding partner and director of NewSmith Capital Partners LLP, an independent partnership providing corporate finance advice and investment management services, for which he manages the Asia Pacific offices, since 2003. He is an owner and director of Cluny Capital Limited (BVI) since 2007. He has also served as Special Advisor to Singapore Telecommunications Limited since October 2021. Prior to founding NewSmith in 2003, he held various positions at Merrill Lynch & Co., including as Senior Vice-President, member of the Executive Management Committee and Chairman for the Asia Pacific Region. Mr. Low also serves as a trustee of the Nanyang Technological University and Singapore London School of Economics Trust.

Mr. Low served as a director of Singapore Telecommunications Limited from May 2011 to July 2021 and Neptune Orient Lines Limited from 2011 to 2016.

Qualifications: Mr. Low brings global business, business development and strategy, executive leadership and finance/accounting expertise to the Board from his considerable executive management, global business and financial and investment experience, as well as his public company board and committee experience.

18	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Justine F. Page
Independent Director Director Since: 2019 Board Committees: • Audit (Chair) • Executive Age: 60

Ms. Page served as Vice President of Finance, Chief Financial Officer and Secretary of Integrated Circuit Systems, Inc. (“ICS”), a publicly-traded timing solutions IC company, from 1999 until its acquisition by Integrated Device Technology, Inc. in 2005. She also held several leadership positions at ICS, including as Director of Finance and Administration and Assistant Treasurer from 1993 to 1999. She holds a B.A. degree in accounting from Immaculata College and a Master of Taxation degree from Villanova University.

Ms. Page served as a director of Broadcom Limited from 2016 to 2017, SunEdison Semiconductor Limited from 2014 to 2016 and Avago Technologies Limited from 2008 to 2016.

Qualifications: Ms. Page brings semiconductor, manufacturing/supply chain, global business, executive leadership and finance/accounting expertise to the Board from serving as Chief Financial Officer of ICS, her leadership positions in finance at semiconductor companies and her education and training in accounting, as well as her public company board and committee experience.

Henry Samueli, Ph.D.
Chairman of the Board since 2018 Director Since: 2016 Board Committees: • Executive (Chair) Age: 68

Dr. Samueli served as our as Chief Technical Officer from February 2016 to December 2018. He co-founded Broadcom Corporation and was Chief Technical Officer from its inception in 1991 to 2008 and 2009 to 2016, a technology advisor from 2008 to 2009, and Vice President of Research and Development from 1991 to 2003. He is also the co-owner of the National Hockey League’s Anaheim Ducks since 2005. He is a Professor in the Electrical and Computer Engineering Department at the University of California, Los Angeles since 1985 (on leave of absence since 1995) and a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department at the University of California, Irvine since 2003. Prior to Broadcom Corporation, he co-founded and was Chief Scientist at PairGain Technologies from 1988 to 1994. He held various engineering and management positions in the Electronics and Technology Division of TRW, Inc. from 1980 to 1985. He is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, a Fellow of the National Academy of Inventors and a Member of the National Academy of Engineering.

Dr. Samueli served as Chairman and Co-Chairman of the board of Broadcom Corporation from 2011 to 2016 and from 1991 to 2008.

Qualifications: Dr. Samueli brings semiconductor, manufacturing/supply chain, technology/innovation, global business, business development and strategy, and executive leadership expertise to the Board from co-founding Broadcom Corporation and PairGain Technologies, his over 40 years of engineering and management experience in the fields of communications systems and semiconductors, serving as Chief Technical Officer and his understanding of our technologies, business and industry.

Broadcom Inc.	19

PROPOSAL 1: ELECTION OF DIRECTORS

Hock E. Tan
President & CEO Director Since: 2006 Board Committees: • Executive Age: 71

Mr. Tan has served as our President and CEO since March 2006. He was President and Chief Executive Officer at Integrated Circuit Systems, Inc. (“ICS”), a publicly-traded timing solutions IC company, from 1999 until its acquisition by Integrated Device Technology (“IDT”) in 2005. He also served in a number of executive positions at ICS, including as Chief Operating Officer from 1996 to 1999 and Senior Vice President and Chief Financial Officer from 1995 to 1999. He was Vice President of Finance at Commodore International, Ltd. from 1992 to 1994, and held senior management positions at PepsiCo, Inc. and General Motors Corporation. He was also managing director of Pacven Investment, Ltd., a venture capital fund in Singapore, from 1988 to 1992, and was managing director of Hume Industries Ltd. in Malaysia from 1983 to 1988.

Mr. Tan was Chairman of the board of IDT, a publicly-traded semiconductor company, following its acquisition of ICS from 2005 to 2008.

Qualifications: Mr. Tan brings semiconductor, software/cloud computing, manufacturing/supply chain, technology/innovation, global business, cybersecurity, business development and strategy, executive leadership and finance/accounting expertise to the Board from serving as our President and CEO and President and Chief Executive Officer of ICS and his extensive executive leadership in the technology and semiconductor industry and organizational management, as well as serving as Chairman of the board of IDT.

20	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Harry L. You
Independent Director Director Since: 2019 Board Committees: • Audit • Compensation (Chair) • Executive Age: 63

Mr. You has served as Co-Chief Executive Officer of dMY Squared Technology Group (“dMY Squared”) since March 2022. He was Chief Financial Officer from September 2016 to August 2019 and President in May 2019 and from September 2016 to February 2019 of GTY Technology Holdings Inc., a software as a service company that offers cloud-based solutions for the public sector. He was Executive Vice President in the Office of the Chairman of EMC Corporation from 2008 to 2016. When Mr. You joined EMC in 2008, he oversaw corporate strategy and new business development, including mergers and acquisitions, joint ventures and venture capital activity. He was Chief Executive Officer from 2005 to 2007 and Interim Chief Financial Officer from 2005 to 2006 of BearingPoint Inc. He was Executive Vice President and Chief Financial Officer of Oracle Corporation from 2004 to 2005. Prior to joining Oracle, he held several key positions in finance, including as Chief Financial Officer of Accenture Ltd. and managing director in the Investment Banking Division of Morgan Stanley. He has also served as a trustee of the U.S. Olympic Committee Foundation since 2016.

Mr. You currently serves as a director of Coupang, Inc. and IonQ, Inc. Mr. You is also Chairman of the board of dMY Technology Group, Inc. VI and dMY Squared, each a special purpose acquisition company.

Mr. You served as Vice Chairman of the board of GTY from February 2019 to July 2022 and as director of Genius Sports Limited from April 2021 to December 2022, Rush Street Interactive, Inc. from September 2019 to June 2022, dMY Technology Group, Inc. II (a special purpose acquisition company) from June 2020 to April 2021, dMY Technology Group, Inc. IV (a special purpose acquisition company) from December 2020 to December 2021, and Korn/Ferry International from 2005 to 2016.

Qualifications: Mr. You brings software/cloud computing, global business, cybersecurity, business development and strategy, executive leadership and finance/accounting expertise to the Board from serving as chief financial officer of multi-national companies, his extensive experience in mergers and acquisitions, financial and strategic planning, public company financial management, cybersecurity and organizational management and his executive leadership positions at various technology-driven companies, as well as his public company board and committee experience.

Our Board recommends a vote FOR the election of each of the director nominees.

Broadcom Inc.	21

PROPOSAL 2: RATIFICATION OF AUDITORS

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditors retained to audit our consolidated financial statements. The Audit Committee has reappointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for Fiscal Year 2023. Our Board and the Audit Committee believe that the continued retention of PwC is in the best interests of Broadcom and our stockholders. We expect a representative from PwC to be present at the Annual Meeting. This representative will have the opportunity to make a statement if the representative so desires and is expected to be available to respond to appropriate questions.

Our stockholders are not required to ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate practice. In the event of a negative vote, the Audit Committee will reconsider whether or not to continue to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Broadcom and our stockholders.

Principal Accounting Fees and Services

Set forth below are the fees for all services rendered by PwC to Broadcom for Fiscal Years 2022 and 2021.

	Fiscal Year 2022	Fiscal Year 2021
	($ in thousands)
Audit Fees	$14,505	$13,965
Audit-Related Fees	—	—
Tax Fees	1,460	1,731
All Other Fees	24	24
Total	$15,989	$15,720

Audit Fees consist of fees billed for professional services provided in connection with the integrated audit of our annual consolidated financial statements, which includes an audit of internal controls over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits, comfort letters and consents.

Tax Fees consist of fees billed for professional services for tax compliance and tax consulting. Corporate tax services encompass a variety of permissible services, including assistance with transfer pricing documentation, expatriate income tax matters, local tax compliance matters, tax audits, and tax credit documentation.

All Other Fees consist of fees for professional services rendered by PwC for permissible non-audit services, which include services for various license and compliance reviews and a license for specialized accounting research software.

In considering the nature of the services provided by PwC, the Audit Committee determined that the provision of these services is compatible with maintaining the independence of PwC. The Audit Committee discussed these services with PwC and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC, as well as by the American Institute of Certified Public Accountants.

Other than as stated above, no fees were billed to Broadcom by PwC for Fiscal Years 2022 and 2021.

22	2023 Proxy Statement

PROPOSAL 2: RATIFICATION OF AUDITORS

Audit Committee Pre-Approval of Services Policy

All engagements with our independent registered public accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next regularly scheduled meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by our independent registered public accounting firm. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the Audit Committee’s pre-approval and the fees for the services performed to date.

During Fiscal Years 2022 and 2021, all services provided to Broadcom by PwC were pre-approved by the Audit Committee.

Our Board recommends a vote FOR the ratification of appointment of
PricewaterhouseCoopers LLP as the independent registered public accounting firm of Broadcom for Fiscal Year 2023.

Broadcom Inc.	23

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for assisting the Board with its oversight responsibilities regarding the following:

•	the quality and integrity of Broadcom’s financial statements and internal controls;
•	the appointment, compensation, retention, qualifications and independence of Broadcom’s independent registered public accounting firm;
•	the performance of Broadcom’s internal audit function and independent registered public accounting firm;
•	Broadcom’s compliance with legal and regulatory requirements; and
•	related party transactions.

Fiscal Year 2022 Financial Statements

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Broadcom’s financial statements for Fiscal Year 2022 with Broadcom’s management and PwC. In addition, the Audit Committee has discussed with PwC, with and without management present, Broadcom’s internal controls over financial reporting and the overall quality of Broadcom’s financial reporting. The Audit Committee also discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Based on the Audit Committee’s review and discussions noted herein, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements for Fiscal Year 2022 be included in the 2022 Annual Report for filing with the SEC.

Independence and Pre-Approval Policy

The Audit Committee also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PwC with that firm.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Broadcom’s independent registered public accounting firm. For each proposed service, PwC provides the Audit Committee with a description of the service and sufficient information to confirm PwC’s determination that the provision of such service will not impair its independence. The Audit Committee reviewed and pre-approved all audit and non-audit services performed by PwC during Fiscal Year 2022 in accordance with established procedures.

Independent Auditor Tenure and Rotation

As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. PwC has been Broadcom’s independent auditor since 2006. The Audit Committee believes there are significant benefits to having PwC as its independent auditor. These include:

•	Higher quality audit work and accounting advice due to PwC’s institutional knowledge of and familiarity with Broadcom’s business and operations, accounting policies and financial systems, and internal control framework.
•	Operational efficiencies and a resulting lower fee structure because of PwC’s history and familiarity with Broadcom’s business.

In addition, the Audit Committee oversees the process for, and ultimately approves, the selection of the lead audit engagement partner every five years. At the Audit Committee’s instruction, PwC selects candidates to be considered for this role, who are then interviewed by members of Broadcom’s senior management. After discussing the results of senior management’s interviews, the Audit Committee interviews the candidates. The Audit Committee then considers the appointment and votes on the selection.

The Audit Committee and the Board approved the selection of PricewaterhouseCoopers LLP as Broadcom’s independent registered public accounting firm for the fiscal year ending October 29, 2023.

AUDIT COMMITTEE

Justine F. Page, Chairperson
Gayla J. Delly
Raul J. Fernandez
Harry L. You

24	2023 Proxy Statement

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

PROPOSAL 3:
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
THE 2012 STOCK INCENTIVE PLAN

Overview

Our Board is asking our stockholders to approve an amendment and restatement of the 2012 Stock Incentive Plan (the “2012 Plan”) to increase the number of shares of common stock authorized for issuance by 25,000,000 shares and extend the time period for which we may grant incentive stock options to February 6, 2033. On February 6, 2023, our Board approved amending and restating the 2012 Plan, subject to stockholder approval. A copy of the 2012 Plan is attached to this Proxy Statement as Appendix B.

The 2012 Plan was originally adopted by the board of directors and shareholders of Broadcom Corporation in 2012. Our Board subsequently amended and restated the 2012 Plan in February 2021 to have terms consistent with good governance and stockholder interests, such as reducing the number of shares of common stock authorized for issuance. The 2012 Plan was last approved by our stockholders on April 5, 2021.

Our Board approved amending and restating the 2012 Plan so that we could continue to grant equity awards to eligible participants. Competition for top talent is significant in many locations and the semiconductor and technology industries in which we operate. Granting equity awards is a key factor in attracting, motivating and retaining top talent, and is a common benefit offered by our competitors. We view equity awards as a highly-valued benefit that is necessary for Broadcom to effectively compete with other companies and is critical to our continued success. We believe granting equity awards to a vast majority of our employees is one of the main reasons why our global voluntary attrition rate in Fiscal Year 2022 was approximately 6.5%, which is below the technology industry benchmark (AON, 2022 Salary Increase and Turnover Study — Second Edition, September 2022).

Broadcom is different than other companies because we grant equity awards to a vast majority of our employees. It is important to Broadcom that our employees align their interests with our stockholders and share in Broadcom’s success through equity awards.

Broadcom also has a history of acquiring companies and businesses. We are proud that many knowledgeable and talented employees from our acquired companies and businesses have decided to join Broadcom. We believe granting equity awards assists in the successful and rapid integration of our employees who join Broadcom through acquisitions, as well as in retaining them.

After our 2021 annual meeting, we have granted equity awards to eligible participants only under the 2012 Plan. As of the Record Date, 19,777,761 shares remained available for issuance under the 2012 Plan. The proposed increase in the number of shares of common stock authorized for issuance represents approximately 6.0% of our 416,923,260 shares of common stock outstanding as of January 29, 2023.

We expect the number of shares of common stock authorized for issuance under the 2012 Plan will be reduced further in March 2023 due to grants of regular annual equity awards to a vast majority of our employees, including the recipients of the 2019 Multi-Year Equity Awards. In January 2019, we granted the 2019 Multi-Year Equity Awards to a vast majority of our employees, including our executive officers. Because the 2019 Multi-Year Equity Awards vest on the same basis as if four annual equity grants were made on March 15 of each year, beginning in 2019, the recipients of the 2019 Multi-Year Equity Awards have not received regular annual equity awards since 2019. However, the recipients of the 2019 Multi-Year Equity Awards will be eligible to receive equity awards again in March 2023. As such, we believe that it is prudent to replenish the share reserve in the 2012 Plan at this time. The ability to grant equity awards under the 2012 Plan to the recipients of the 2019 Multi-Year Equity Awards is necessary to motivate and retain them and to generate stockholder value.

Broadcom Inc.	25

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

Information Regarding Equity Awards under Broadcom’s Equity Plans

Outstanding Awards and Share Reserve under the Equity Plans

The following table includes information regarding outstanding equity awards (with PSUs included at the maximum performance level) and shares available for future grants under the 2012 Plan, the Avago Technologies Limited 2009 Equity Incentive Plan (the “Avago Plan”) and LSI Corporation 2003 Equity Incentive Plan (the “LSI Plan”) as of January 29, 2023:

	2012 Plan	LSI Plan(1)	Avago Plan(2)
Total shares underlying outstanding stock options	1,575	1,863	—
Weighted average exercise price of outstanding stock options	$203.16	$47.76	—
Weighted average remaining contractual life of outstanding stock options, in years	4.87	3.73	—
Total shares underlying outstanding unvested restricted stock, RSUs and PSUs	14,130,291	43,000	3,479,770
Total shares currently available for grant	19,766,027	—	—

(1)	Following our 2021 annual meeting, we do not grant equity awards under the LSI Plan.
(2)	The Avago Plan expired in 2019.

Dilution, Burn Rate and Overhang under the Equity Plans

Our dilution, burn rate and overhang measurements below are calculated with respect to our equity compensation plans. We granted the 2019 Multi-Year Equity Awards to our employees, including our executive officers, which vest on the same basis as if four annual equity grants were made on March 15 of each year, beginning in 2019. For the burn rate and dilution calculations below, 25% of the 2019 Multi-Year Equity Awards are considered granted in each of Fiscal Year 2019, 2020, 2021 and 2022.

Broadcom measures net burn rate as (a) the number of shares subject to equity-based awards (with PSUs included at the maximum performance level) granted under our 2012 Plan, LSI Plan and Avago Plan in a fiscal year (net of cancellations and forfeitures), divided by (b) the weighted average number of shares of common stock outstanding for that fiscal year. Our three-year average annual net burn rate is approximately 1.9%. If we exclude the effects of cancellations and forfeitures, our three-year average annual gross burn rate is approximately 2.5%.

Broadcom measures dilution as (a) the total number of shares subject to equity awards outstanding under all of our equity compensation plans (with PSUs included at the maximum performance level) at the end of the fiscal year, divided by (b) the total shares of common stock outstanding at the end of the fiscal year. Our average dilution over the last three fiscal years is approximately 4.3%.

	Fiscal Year					Three-Year Average (Fiscal Years 2020-2022)
	2022	2021		2020
Stock Options Granted	13,463	—		7,501
RSUs and PSUs Granted	10,548,827 (1)	9,882,370	(2)	10,361,745	(3)
Gross Burn Rate	2.6%	2.4%		2.6%		2.5%
Options Cancelled/Forfeited	8,211	1,845		1,651
RSUs and PSUs Cancelled/Forfeited	2,511,792 (4)	2,846,727	(5)	2,099,329	(6)
Net Burn Rate	2.0%	1.7%		2.1%		1.9%
Total shares underlying outstanding equity awards	17,555,098	16,944,297	(7)	18,774,448	(8)
Dilution	4.2%	4.1%		4.6%		4.3%
Weighted-average common stock outstanding	408,827,512	409,930,111		401,836,391
Common stock outstanding	417,876,276	412,870,534		406,502,394

(1)	Includes 7,800,726 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2022.

26	2023 Proxy Statement

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

(2)	Includes 7,800,726 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2021 and does not include 7,800,726 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2022.
(3)	Includes 7,800,726 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2020 and does not include 15,601,452 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Years 2021 and 2022.
(4)	Includes 1,377,619 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2022 that were cancelled in Fiscal Years 2019, 2020 and 2021.
(5)	Includes 880,878 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2021 that were cancelled in Fiscal Years 2019 and 2020 and excludes 496,281 cancelled shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2022, which shares are referenced in footnote 4.
(6)	Includes 277,451 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2020 that were cancelled in Fiscal 2019 and excludes 1,207,314 cancelled shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Years 2021 and 2022, of which 603,887 shares are referenced in footnote 4 and 603,427 shares are referenced in footnote 5.
(7)	Excludes 6,423,107 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Year 2022.
(8)	Excludes 13,839,236 shares subject to the 2019 Multi-Year Equity Awards with a vesting commencement date in Fiscal Years 2021 and 2022.

An additional metric that we use to measure the cumulative impact of our equity compensation plans is overhang. Broadcom measures overhang as (a) the number of shares subject to equity awards outstanding (with PSUs included at the maximum performance level) plus the number of shares available for grant, divided by (b) the total shares of common stock outstanding at the end of the year. As of January 29, 2023, our overhang was approximately 9.0%, and the three-year average overhang was approximately 17.4%. However, assuming the 2012 Plan had been approved on January 29, 2023, our overhang would have been approximately 15.0% as of such date.

	As of January 29, 2023	Adjusted for Increase As of January 29, 2023
Total shares underlying outstanding equity awards	17,656,499	17,656,499
Total shares available for grant	19,766,027	44,766,027
Common stock outstanding	416,923,260	416,923,260
Overhang	9.0%	15.0%

Good Governance Provisions in the 2012 Plan

The following is a summary of provisions in the 2012 Plan that reflect good governance and are consistent with stockholder interests:

•	No Evergreen. No “evergreen” share replenishment provision.
•	No Repricing Without Stockholder Approval. Prohibits repricing of outstanding stock options and stock appreciation rights to a lower exercise price without stockholder approval.
•	No Dividends Payable on Awards Prior to Vesting. Prohibits payment of dividends or dividend equivalents on an award until it vests, although dividends or dividend equivalents may accrue on unvested awards.
•	No grants in excess of shares available under the 2012 Plan. Does not allow the granting of awards covering more shares than are then available.
•	Fair Market Value Grants. The exercise price of a stock option or stock appreciation right may not be less than the fair market value of a share on the date of grant, except when equity awards are assumed or replaced as part of a corporate transaction and the spread between fair market value and exercise price is not increased.
•	Flexibility to Grant Various Types of Awards; Performance-Based Awards. We may grant stock options, stock appreciation rights, direct stock issuances, restricted stock, RSUs and other stock-based awards, as well as awards that are subject to performance vesting conditions, such as PSUs.
•	Specific Limits. We are limited to 4,000,000 shares that may be granted to any participant per calendar year.

Broadcom Inc.	27

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

•	Double-Trigger Change-in-Control Vesting. Provides for accelerated vesting of outstanding awards only if successor entity fails to assume or replace awards following a change in control, unless otherwise provided for in an award agreement.
•	No Liberal Change-in-Control Definition. Change-in-control events require consummation of the underlying transaction.

Summary of the 2012 Plan

The following summary of the material provisions of the 2012 Plan is qualified in its entirety by the complete text of the 2012 Plan, a copy of which is attached as Appendix B to this Proxy Statement.

Share Reserve

Subject to stockholder approval of the 2012 Plan, the total number of shares available for new equity award grants (including incentive stock options) will be increased by 25,000,000 shares. With the proposed increase, the total number of shares available for new equity award grants (including incentive stock options) will be 45,000,000 shares, plus the number of shares subject to unvested equity awards granted under the 2012 Plan prior to April 5, 2021 (which was 20,164,288 shares). The proposed increase represents approximately 6.0% of our 416,923,260 shares of common stock outstanding as of January 29, 2023.

As of January 29, 2023, 14,131,866 shares were subject to outstanding equity awards under the 2012 Plan (consisting of 1,575 shares subject to options, 10,874,962 shares subject to RSU awards and 3,255,329 shares subject to PSU awards (assuming maximum performance levels)) and 19,766,027 shares remained available for grant under the 2012 Plan.

Any Returning Shares will be available for equity award grants under the 2012 Plan to the extent such shares become available. “Returning Shares” means (i) shares subject to outstanding equity awards under the 2012 Plan that expire or terminate for any reason prior to the issuance of the shares subject to those equity awards, (ii) shares used to pay the exercise price or base price of an equity award and/or shares withheld to satisfy withholding taxes related to the issuance, exercise, vesting or settlement of an equity award, granted under the 2012 Plan, and (iii) unvested shares issued under the 2012 Plan that are cancelled or repurchased by Broadcom pursuant to repurchase rights under the award agreement.

Equity awards assumed by Broadcom in connection with a merger, consolidation, stock purchase or similar transaction, or issued by Broadcom in substitution for equity awards granted by another entity in connection with such transaction will not reduce the shares available under the 2012 Plan, nor will shares subject to such assumed or substituted equity awards become available for issuance under the 2012 Plan.

No participant in the 2012 Plan may be granted equity awards for more than 4,000,000 shares per calendar year.

Eligibility

Employees, non-employee directors and consultants in the service of Broadcom or any of its parents or subsidiaries are eligible to participate in the 2012 Plan.

As of January 29, 2023, all non-employee directors and approximately 20,000 employees and 70 consultants are eligible to participate in and receive equity awards under the 2012 Plan.

Valuation

Under the 2012 Plan, the fair market value per share on any relevant date is the closing selling price per share in regular hours trading on the Nasdaq Global Select Market on that date, as reported by Nasdaq. If there is no closing selling price for the shares of Broadcom on the date in question, the fair market value is the closing selling price on the last preceding date for which such price exists.

28	2023 Proxy Statement

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

Equity Incentive Programs

The 2012 Plan consists of two equity incentive programs: (i) the discretionary grant program and (ii) the stock issuance program. The principal features of each program are described below.

The term Plan Administrator, as used in this summary, means the Compensation Committee or other committee appointed by our Board, which is authorized to administer the discretionary grant and stock issuance programs. Under the 2012 Plan, the independent directors of our Board may serve as the Plan Administrator for awards granted to our CEO and a disinterested majority of our Board must approve discretionary awards granted to directors who serve on the committee acting as the Plan Administrator.

Discretionary Grant Program

The Plan Administrator can, subject to the terms of the 2012 Plan, determine who receives an equity award under the discretionary grant program, when equity awards are made, the number of shares subject to each award, the applicable vesting and exercisability schedule, the maximum term for each equity award and whether any option is an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options. The Plan Administrator will set the exercise price, which must not be less than 100% of the fair market value of the common stock on the grant date, except pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”), such as assumptions or substitutions of options in connection with certain mergers and acquisitions. No option will have a term in excess of ten years, and each option will generally become exercisable in one or more installments over a specified period of service. However, options may be structured so that they will be immediately exercisable for any or all of the option shares. Any unvested shares acquired under those immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the participant ceases service with Broadcom prior to vesting in those shares. The exercise price generally may be paid in cash, in shares valued at fair market value on the exercise date or through a sell-to-cover procedure.

If a participant ceases service with Broadcom, such participant will have a limited period of time within which to exercise their outstanding options for any shares that are vested and exercisable at the time of such cessation of service. The Plan Administrator has discretion to extend the period during which the outstanding options may be exercised (but not beyond the option term) and/or to permit the option to be exercised with respect to additional shares that would have vested had the participant continued service with Broadcom. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the participant’s actual cessation of service.

If the participant ceases service with Broadcom for any reason other than misconduct and the entire exercise period falls within a trading blackout period imposed by Broadcom, the Plan Administrator may permit Broadcom to automatically (i) exercise any unexercised portion of the option on the last business day of the exercise period and (ii) withhold the number of shares having a fair market value equal to the aggregate exercise price and the amount necessary to satisfy any applicable withholding taxes, subject to certain limitations.

Stock Appreciation Rights. The Plan Administrator has the authority to issue the following two types of stock appreciation rights under the discretionary grant program:

•	Tandem stock appreciation rights, which provide participants with the right to surrender their options for a payment in an amount equal to the excess of (i) the fair market value of the vested shares subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. The 2012 Plan clarifies that the base price per share of any tandem stock appreciation rights will be set in accordance with the applicable rules for setting the exercise price of the underlying stock option, and tandem rights may not have a term in excess of ten years.

•	Standalone stock appreciation rights, which allow participants to exercise those rights as to a specific number of shares and receive in exchange a payment in an amount equal to the excess of (i) the fair market value of the shares as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share on the date the standalone stock appreciation right is granted, and the right may not have a term in excess of ten years.

Broadcom Inc.	29

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

 Payments with respect to exercised tandem or standalone stock appreciation rights may, at the discretion of the Plan Administrator, be made in cash or in shares. Upon cessation of service with Broadcom, a participant holding one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares that are vested and exercisable at the time of such cessation of service. The Plan Administrator has the discretion to extend the period during which the outstanding stock appreciation rights may be exercised (but not beyond the stock appreciation right term) and/or to permit the stock appreciation right to be exercised with respect to additional stock appreciation rights that would have vested had a participant continued service with Broadcom. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after a participant’s actual cessation of service.

Repricing. The 2012 Plan does not permit options or stock appreciation rights to be repriced to a lower exercise price without first obtaining stockholder approval, except in connection with certain changes to the capital structure, as explained below under “General Provisions — Changes in Capitalization” or in issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies or in accordance with the assumption, continuation or replacement of equity awards in connection with a change in control pursuant to the 2012 Plan.

Stock Issuance Program

Shares may be issued under the stock issuance program for such valid consideration under the General Corporation Law of the State of Delaware as the Plan Administrator deems appropriate, such as cash or past or future services. In addition, shares of restricted stock may be issued that vest in one or more installments over a participant’s period of service or upon attainment of specified performance objectives. Shares may also be issued under such program pursuant to RSUs or other stock-based awards that entitle a participant to receive the shares underlying those awards upon the attainment of designated performance goals, the satisfaction of specified service requirements and/or upon the expiration of a designated deferral period following the vesting of those awards or units, including a deferred distribution date following the cessation of a participant’s service with Broadcom. In the Plan Administrator’s discretion, awards under the stock issuance program may be structured to vest upon a participant’s attainment of retirement eligibility. Alternatively, shares may be fully and immediately vested upon issuance.

The Plan Administrator may, subject to the terms of the 2012 Plan, determine who receives an equity award under the stock issuance program, when those equity awards are to be made, the number of shares subject to each equity award, the applicable vesting and issuance schedule for each equity award and the cash consideration (if any) payable per share.

The Plan Administrator has the discretionary authority to structure one or more equity awards under the stock issuance program so that the shares will not vest unless performance goals are achieved, including, goals based on total stockholder return. In addition, the performance goals may be based upon the attainment of specified levels of Broadcom’s performance relative to the performance of other entities and may also be based on the performance of any of the business groups or divisions thereof or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective will be interpolated on a straight-line basis.

The Plan Administrator has the discretionary authority at any time to accelerate the vesting and/or waive the vesting requirements of any and all shares of restricted stock or other equity awards outstanding under the stock issuance program.

Outstanding RSUs or other stock-based awards under the stock issuance program will automatically terminate, and no shares will actually be issued and the shares subject to such awards will be surrendered (as applicable) if the performance goals or service requirements established for such awards are not attained, except as otherwise provided above or in the applicable award agreement or unless the Plan Administrator waives such requirements.

30	2023 Proxy Statement

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

General Provisions

Change in Control

Unless otherwise provided in the applicable award agreement or another applicable agreement, any equity award that is outstanding immediately before a change in control will not vest, lapse (including, without limitation, with respect to forfeiture restrictions or rights of repurchase), and/or become exercisable (as applicable) solely as a result of the change in control, but will instead be assumed, continued, or replaced with a cash retention program that preserves the spread existing at the time of the change in control. The equity awards, so assumed, continued or replaced, will vest, become exercisable, or have any restrictions lapse pursuant to the terms of such equity awards in effect immediately before the change in control, subject to the following conditions. The 2012 Plan specifies that performance-based equity awards (including, without limitation, PSUs) will not be deemed to have been assumed, continued or replaced unless those with performance periods that remain in progress as of the date of the change in control are deemed to have been achieved at one hundred percent (100%) of target levels for the entire performance period (and not pro rata); provided that the performance-based equity awards will continue to be subject to any time-based vesting conditions that were applicable to them before assumption, continuation or replacement. Unless otherwise provided in the applicable award agreement or another applicable agreement, if the Plan Administrator determines the outstanding equity awards are not assumed, continued or replaced in accordance with the 2012 Plan, effective immediately before the change in control but conditioned upon its completion, with corresponding payments made no later than within thirty (30) days following the change in control:

•	All outstanding equity awards under the discretionary grant program will become fully vested and exercisable (as applicable), and if a participant does not exercise all such awards, the Plan Administrator will pay such participant in exchange for the cancellation of each such unexercised award the difference between the per share consideration provided to other similarly situated stockholders in the change in control and the exercise price or base price per share (as applicable), with such payment generally to be made in cash and/or shares at the Plan Administrator’s discretion (less applicable withholding taxes); provided that any such awards for which the exercise or base price (as applicable) exceeds the per share consideration will be cancelled and terminated without payment;
•	All restrictions imposed on equity awards made under the stock issuance program that are not performance-based will lapse and be of no further force and effect, such that all such equity awards will become fully vested, settled (if applicable) and paid generally in cash and/or shares at the Plan Administrator’s discretion; and
•	All performance-based equity awards for which the performance period has been completed as of the date of the change in control but which have not yet been paid will vest and be paid in cash and/or shares at the Plan Administrator’s discretion, with all performance goals to be deemed achieved at actual performance. Further, unless otherwise provided in the applicable award agreement or another applicable agreement, all performance-based equity awards for which the performance period has not been completed as of the date of the change in control will, with respect to each applicable performance goal and other vesting criteria, be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, and vest and be paid out for the entire performance period (and not pro rata), with the manner of payment to be made generally in cash or shares at the Plan Administrator’s discretion.

Stockholder Rights and Option Transferability

The holder of an option or stock appreciation right will have no stockholder rights with respect to the shares subject to that option or stock appreciation right unless and until such participant exercises the option or stock appreciation right and becomes a holder of record of the shares distributed upon exercise of such award. Incentive stock options are not assignable or transferable other than by will or the laws of inheritance following the participant’s death, and during the participant’s lifetime, may only be exercised by the participant. However, the Plan Administrator may structure non-statutory options and standalone stock appreciation rights so they may be transferred or assigned during the participant’s lifetime, by gift or pursuant to a domestic relations order, to one or more members of the participant’s family or to a trust established for the benefit of the participant and/or one or more such family members or to the participant’s former spouse.

A participant will have the right to vote shares issued to the participant under the stock issuance program, regardless of whether the participant’s interest in those shares is vested. However, a participant will not have the right to vote the shares subject to a RSU or share right award until such award vests and the underlying shares are

Broadcom Inc.	31

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

issued. Dividend-equivalent units may be credited, either in cash or in actual or phantom shares, on outstanding unvested shares issued under the stock issuance program or RSU or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate, provided that any applicable dividend and dividend equivalent amounts with respect to unvested shares or any share underlying any equity award may be accrued but not paid to a participant until all conditions or restrictions relating to such share have been satisfied or lapsed and will be forfeited if all of such conditions or restrictions are never satisfied or lapse.

Changes in Capitalization

If any change is made to shares by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding shares as a class without our receipt of consideration or should the value of outstanding shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2012 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted equity awards under the 2012 Plan per calendar year, (iii) the class of securities and the exercise price or base price per share (or any other cash consideration payable per share) in effect under each outstanding option or stock appreciation right, and (iv) the number and/or class of securities subject to each outstanding RSU or other stock-based award under the 2012 Plan and the cash consideration (if any) payable per share. The adjustments will be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of rights and benefits under the 2012 Plan and the outstanding equity awards thereunder, and such adjustments will be final, binding and conclusive.

Amendment and Termination

Our Board may amend or modify the 2012 Plan at any time, subject to any required stockholder approval. Stockholder approval will be required for any amendment that (i) materially increases the number of shares available for issuance under the 2012 Plan, (ii) materially expands the class of individuals eligible to receive equity awards under the 2012 Plan, (iii) materially increases the benefits accruing to participants under the 2012 Plan or materially reduces the price at which shares may be issued or purchased under the 2012 Plan, (iv) materially extends the term of the 2012 Plan, (v) expands the types of awards available for issuance under the 2012 Plan, or (vi) is otherwise required by applicable law or the requirements of the stock exchange on which the shares are at the time primarily traded. In addition, our Board may not amend the 2012 Plan to remove the requirement for stockholder approval of any form of repricing of stock options or stock appreciation rights.

Unless sooner terminated by our Board, the 2012 Plan will terminate on the earliest to occur (i) all shares available for issuance under the 2012 Plan have been issued as fully-vested shares or (ii) the termination of all outstanding equity awards in connection with a change in control. All equity awards outstanding at the time the 2012 Plan terminates will continue in force and effect in accordance with the provisions of the documents evidencing those awards. However, if our stockholders approve the 2012 Plan, no stock options intended to qualify as incentive stock options under Section 422 of the Code, may be granted after February 6, 2033. If our stockholders do not approve the 2012 Plan, no such stock options may be granted after February 5, 2031.

New Plan Benefits

Future grants under the 2012 Plan will be made at the discretion of the Plan Administrator and, accordingly, are not yet determinable. After the end of Fiscal Year 2022, Broadcom granted Mr. Tan and Dr. Kawwas PSU awards, however, the amount of shares are not determinable as the vesting is contingent on both achievement of formidable stock performance milestones and continued service requirements over a five-year period. Additional information about these PSU Awards are in “Compensation Discussion and Analysis — Fiscal Year 2023 Compensation Actions.” Broadcom also expects to grant each of our non-employee directors re-elected at the Annual Meeting annual RSU awards that have a target value of $250,000 on the date of the Annual Meeting. For additional information about these RSU awards, see “Board of Directors — Director Compensation — Equity Compensation.”

Additional Information Regarding Equity Awards Granted under the 2012 Plan

A summary of equity awards granted to our NEOs under equity compensation plans, including the 2012 Plan, that were outstanding as of October 30, 2022 is in the “Executive Compensation — Fiscal Year 2022 Outstanding Equity

32	2023 Proxy Statement

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

Awards at Fiscal Year-End Table.” We granted equity awards under the 2012 Plan to our non-employee directors covering an aggregate of 50,857 shares from February 1, 2016 through January 29, 2023. Since February 1, 2016, we granted equity awards under the 2012 Plan covering an aggregate of 47,310,643 shares to employees who are not executive officers and to consultants. This number reflects PSU awards that have vested at actual performance levels and unvested PSU awards assuming target performance levels. Since February 1, 2016, we have granted 13,463 stock options under the 2012 Plan. Further information about historical grants made to our NEOs and non-employee directors can be found in proxy statements filed with the SEC by Broadcom and our predecessors (Broadcom Limited and Avago Technologies Limited).

Federal Income Tax Consequences

The following discussion summarizes material income tax consequences of the 2012 Plan under current federal income tax law and is intended for general information only. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon individual circumstances and locality. Moreover, existing law is subject to change by new legislation, new regulations, administrative pronouncements, and court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below. Interested parties should consult their own tax advisors as to specific tax consequences.

Option Grants

Options granted under the 2012 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options is as follows:

•	Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for non-statutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, the participant generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the participant as capital gain (long-term or short-term depending on the length of time the shares were held after the stock option was exercised).

•	Non-Statutory Stock Options. No taxable income is recognized when a non-statutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee participant is subject to tax withholding by Broadcom. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the participant’s cessation of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If such timely Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

Broadcom Inc.	33

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The participant will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the base price in effect for the exercised right, and Broadcom will be required to collect certain withholding taxes applicable to such income from the participant. If the stock appreciation right is exercised for stock, any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock

Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income upon the grant of restricted stock. Instead, on the date the restrictions lapse and the shares vest (that is, become transferable and no longer subject to a substantial risk of forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on that date over the amount, if any, paid for those shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the restricted shares are granted, the amount of ordinary income required to be recognized is equal to the excess, if any, of the fair market value of the shares on the date of grant over the amount, if any, paid for those shares. In that case, the participant will not be required to recognize additional ordinary income when the restrictions lapse and the shares vest.

Direct Stock Issuances

The participant will recognize ordinary income in the year in which shares are actually issued to the participant. The amount of that income will be equal to the fair market value of the shares on the date of issuance less the amount, if any, paid for those shares, and Broadcom will be required to collect certain withholding taxes applicable to such income from the participant.

RSUs and Other Stock-Based Awards

A participant generally is not required to recognize income upon the grant of a RSU or other stock-based award, including PSU awards. When such awards vest, the participant will be required to recognize ordinary income in an amount equal to the fair market value of the shares that vest. Broadcom will be required to collect certain withholding taxes applicable to such ordinary income from the participant. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.

General Tax Effect for Broadcom

Broadcom is generally entitled to a tax deduction in connection with an equity award under the 2012 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon the exercise of a non-statutory stock option). Moreover, if a participant recognizes ordinary income due to a disqualifying disposition of an incentive stock option, Broadcom will generally be entitled to a deduction in the same amount.

Impact of Section 409A of the Code

The 2012 Plan, as well as payments and benefits under the 2012 Plan, are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the 2012 Plan will be interpreted in accordance therewith. We make no representations that any or all payments or benefits described the 2012 Plan will be exempt from or comply with Section 409A of the Code and make no undertaking to preclude Section 409A of the Code from applying to any such payment. The optionee or the participate will be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

34	2023 Proxy Statement

PROPOSAL 3: APPROVAL OF 2012 STOCK INCENTIVE PLAN

Required Vote

We believe strongly that the approval of the 2012 Plan is important to Broadcom’s continued success. Such approval will enable Broadcom to attract, motivate and retain individuals who are critical to the success of Broadcom. The affirmative vote of a majority of votes represented and entitled to vote at the Annual Meeting is required to approve the 2012 Plan. For the effects of abstentions and broker non-votes on this Proposal 3, see “Additional Meeting Information—Board Recommendations, Required Vote and Effects of Abstentions and Broker Non-Votes.”

Our Board recommends a vote FOR approval
of an Amendment and Restatement of the 2012 Stock Incentive Plan.

Broadcom Inc.	35

PROPOSAL 4: SAY ON PAY

PROPOSAL 4:

ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs as described in the “Compensation Discussion and Analysis” and the compensation tables and accompanying narrative disclosure under “Executive Compensation” in this Proxy Statement. We currently hold the say-on-pay vote annually and expect the next say-on-pay vote will occur at the 2024 annual meeting of stockholders.

Our executive compensation program is based on challenging and rigorous short-term financial and operational targets and long-term business objectives and strategies, and is designed to reward our executive officers for producing sustainable growth and to align their interests with the long-term interests of our stockholders, as well as attract and retain top talent. When setting financial and operational targets for the short-term incentives and performance goals for the long-term incentives, the Compensation Committee judiciously determines, in consultation with its independent compensation consultant, the target levels and peer index that would significantly enhance stockholder value, be difficult to attain and require substantial effort to achieve by our executive officers.

For Fiscal Year 2022, we increased revenue by 21% and operating income by 67%. We believe the compensation paid to our NEOs for Fiscal Year 2022 appropriately reflects and rewards our executive officers’ contributions to Broadcom’s strong performance despite the continued disruption in normal business activities, including the ongoing supply chain constraints, and is aligned with the long-term interests of our stockholders. Consistent with our previous commitment, we did not grant regular annual equity incentive awards to Ms. Spears, Messrs. Brazeal and Krause, and Dr. Kawwas in Fiscal Year 2022 because they were granted 2019 Multi-Year Equity Awards.

Stockholders are being asked to approve the following resolution:

“RESOLVED THAT stockholders approve, on an advisory basis, the compensation of Broadcom’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and in the compensation tables and accompanying narrative disclosure under “Executive Compensation” in this Proxy Statement.”

In deciding how to vote on this proposal, stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

While the vote on this resolution is advisory and not binding, the Compensation Committee and our Board values input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions.

Our Board recommends a vote FOR approval of
the named executive officer compensation on an advisory basis.

36	2023 Proxy Statement

PROPOSAL 5: SAY ON PAY

PROPOSAL 5:

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the U.S. Dodd-Frank Act of 2010, we are asking stockholders to approve, on an advisory basis, the frequency with which stockholders would have an opportunity to provide an advisory vote to approve the compensation of named executive officers. Stockholders have the option of selecting a frequency of one, two or three years, or abstaining.

Our Board believes that holding an advisory vote on named executive officer compensation every year continues to be appropriate for Broadcom. This will enable our stockholders to vote, on an advisory basis, to approve the most recent compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers.

While the vote on this resolution is advisory and not binding, the Compensation Committee and our Board values input from stockholders and will consider the outcome of the vote on this resolution when determining how often stockholders will be asked to vote, on an advisory basis, on named executive officer compensation.

Our Board recommends a vote for 1 YEAR with respect to the frequency of the advisory vote on named executive officer compensation.

Broadcom Inc.	37

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (the “CD&A”) describes the philosophy, objectives and structure of our Fiscal Year 2022 executive compensation program. This CD&A is intended to be read in conjunction with the tables and other information beginning on page 58.

Our NEOs for Fiscal Year 2022 were:

•	Hock E. Tan, President and Chief Executive Officer
•	Kirsten M. Spears, Chief Financial Officer and Chief Accounting Officer
•	Mark D. Brazeal, Chief Legal and Corporate Affairs Officer
•	Charlie B. Kawwas, Ph.D., President, Semiconductor Solutions Group
•	Thomas H. Krause, Jr., Former President, Broadcom Software Group

Executive Summary

Our executive compensation program is based upon challenging and rigorous short-term financial and operational performance targets combined with long-term business objectives and strategies to create sustained stockholder value. We provide above-market pay opportunities for excellent performance and appropriately adjust for underperformance, if that occurs. We seek to closely align our executive officers’ interests with those of our stockholders by allocating a significant portion of our executives’ compensation opportunity to variable compensation tied to our financial and strategic performance, our stock price value or both.

Fiscal Year 2022 Performance

Financial Results Highlights

Our performance in Fiscal Year 2022 continued to be strong despite the on-going impact of the COVID-19 pandemic, supply chain challenges and macroeconomic uncertainties. Highlights of our financial results include:

•	Increased year-over-year revenue to $33,203 million, 21% above Fiscal Year 2021.
•	Increased GAAP operating income to $14,225 million, 67% above Fiscal Year 2021; and increased non-GAAP operating income* to $20,294 million, 28% above Fiscal Year 2021.
•	Increased net cash provided by operating activities to $16,736 million, 22% above Fiscal Year 2021; and increased free cash flow* to $16,312 million, 22% above Fiscal Year 2021.

Revenue (in billions)	Operating Income (in billions)	Free Cash Flow (in billions)

*See Appendix A for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

38	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Return of Capital to Stockholders

Our strong cash flow in Fiscal Year 2021 enabled us to return an aggregate of $14,032 million to our stockholders during Fiscal Year 2022, consisting of $7,032 million in cash dividends and $7,000 million under our stock repurchase program. We also paid $1,455 million for the elimination of shares withheld to cover employee withholding taxes due upon the vesting of net settled equity awards. In addition, our strong free cash flow in Fiscal Year 2022 enabled us to increase our quarterly common stock dividend to $4.60 per share in the first quarter of Fiscal Year 2023, an increase of 12% over the quarterly dividend paid in Fiscal Year 2022.

Dividends

Total Stockholder Return

Our five-year TSR performance, based on an investment of $100 in Broadcom common stock on the last trading day of our fiscal year 2017 and assuming reinvestment of dividends, has been substantial on both an absolute and relative basis, returning $222 on a $100 investment. Although our one-year TSR decreased as a result of broader market volatility during Fiscal Year 2022, we still outperformed our peer group median and the S&P 500 as shown below.

Cumulative TSR

Our one-, three- and five-year TSR outperformed our peer group median and the S&P 500 Index.
Our TSR increased by 21.1% annually on average over the past three fiscal years and by 17.3% annually on average over the past five fiscal years.
We significantly increased our absolute TSR since our initial public offering in 2009 by over 3,700%, with an annual average increase of 31.8%.

Say-on-Pay

At the 2022 annual meeting, our stockholders showed support of our executive compensation program, with approximately 80% of the votes cast in favor of the non-binding, advisory say-on-pay proposal.

Broadcom Inc.	39

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2022 Compensation Highlights

Annual Cash Incentive Bonus Payouts for Fiscal Year 2022 Company Performance

Payouts under the APB Plan were tied to challenging and rigorous pre-established annual corporate and divisional performance goals, as well as the individual contributions and performance of each executive. The APB Plan payouts reflected the following considerations:

•	The Compensation Committee set two challenging and rigorous Fiscal Year 2022 corporate performance goals – revenue and adjusted non-GAAP operating margin as a percentage of revenue (“adjusted non-GAAP operating margin”) – at target attainment levels that would enhance stockholder value and require substantial effort to achieve.
•	Our NEOs achieved the maximum attainment level for the corporate performance goals despite headwinds from macroeconomic volatility, resulting in 150% attainment of the corporate performance goals under the APB Plan.
•	The divisional performance goals unrelated to revenue and operating margin exceeded target performance levels.
•	Our NEOs also exerted significant efforts in our pending acquisition of VMware, Inc. (“VMware”).
•	Based on careful assessment by the Compensation Committee (and the independent directors in the case of our CEO), our NEOs received individual performance multipliers between 120% and 150%.

There were no increases to our NEOs’ target bonus opportunities in Fiscal Year 2022. Ms. Spears, Dr. Kawwas and Messrs. Brazeal and Krause were not granted regular annual equity incentive awards in Fiscal Year 2022 due to their previously granted 2019 Multi-Year Equity Awards that covered regular annual equity incentive awards through Fiscal Year 2022.

CEO Equity Incentive Awards

The independent directors, in consultation with its independent compensation consultant, granted an annual PSU award to Mr. Tan to incentivize and encourage Mr. Tan’s retention in a highly competitive talent market and to recognize his invaluable leadership in increasing stockholder value and furthering our corporate strategy. Mr. Tan was also granted a separate, smaller in size strategic PSU award to reward achievement of specific strategic priorities in Fiscal Year 2022 that went beyond the standard day-to-day operations responsibilities and were critical in a year when there were expectations of a possible realignment in the global markets and increased macroeconomic uncertainties. See the “Elements of Executive Compensation – Long-Term Incentive Compensation” section below for more information relating to these awards.

Promotion Equity Incentive Awards

In December 2021, Mr. Brazeal was promoted and assumed responsibilities as our Chief Corporate Affairs Officer in addition to his continuing Chief Legal Officer responsibilities. The Compensation Committee granted Mr. Brazeal equity incentive awards solely in connection with his promotion and increased responsibilities. See the “Elements of Executive Compensation – Long-Term Incentive Compensation” section below for more information relating to these awards.

Overview of Our Executive Compensation Program

The Compensation Committee believes that, in general, a significant portion of our executive officers’ target total direct compensation should be comprised of performance-based incentives. Accordingly, our executive compensation program is designed to reward our executive officers for producing sustainable growth in stockholder value consistent with our strategic plan, align the interests of our executive officers with the interests of our stockholders, and attract and retain top talent in a highly competitive talent market.

40	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Target Total Direct Compensation

Our annual total direct compensation consists of three principal elements:

Base Salary	Individual salaries reflect the executive’s responsibilities and sustained individual performance. Salaries are set to be competitive with market and industry norms.
Short-Term Incentives (STI)

The APB Plan is intended to reward the achievement of pre-established annual corporate and divisional performance goals, as well as the individual contributions and performance of each executive.

In Fiscal Year 2022, our corporate performance goals were (i) revenue and (ii) adjusted non-GAAP operating income. Pre-established attainment levels are designed to significantly enhance stockholder value, to be difficult to attain, to require substantial effort to achieve and to avoid excessive compensation-related risks.

Long-Term Incentives (LTI)	RSU and PSU awards are granted to encourage and reward the efforts of our executives to grow sustainable, long-term stockholder value. These equity awards further encourage retention and mitigate compensation-related risks with related ownership guidelines.

The following charts compare the Fiscal Year 2022 target total direct compensation for our CEO and our other NEOs, except for Mr. Krause who resigned in July 2022. Mr. Krause did not receive any severance or bonus payments and forfeited all outstanding, unvested equity awards in connection with his resignation.

Target total direct compensation consists of (i) base salary, (ii) target STI through the APB Plan, and (iii) target LTI in the form of equity awards comprised of RSU and PSU awards based on the fair market value of the awards on the grant date, assuming target performance, as applicable.

The Average Other NEO chart also includes the portion of the 2019 Multi-Year Equity Awards that began vesting in March 2022 based on the fair market value on the January 2019 grant date and assuming target performance. The 2019 Multi-Year Equity Awards vest on the same basis as if four annual equity grants were made on March 15 each year, beginning in 2019 for four successive years.

As shown in the charts below, over 95% of our CEO’s and 90% of our other NEOs’ average target total direct compensation in Fiscal Year 2022 is comprised of variable, performance-based compensation.

CEO FY 2022 Target Pay Mix	Average Other NEO FY 2022 Target Pay Mix

Broadcom Inc.	41

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Governance

The table below highlights our key executive compensation program governance practices.

	Best Practices We Employ		Practices We Do Not Employ
✓	Majority of NEO compensation tied to long-term performance	X	No excessive risk taking in incentive plan designs
✓	Performance metrics directly tied to value creation for stockholders	X	No re-pricing of underwater stock options without stockholder approval
✓	Caps on cash and equity incentive plan payouts	X	No excise tax gross-ups
✓	Annual risk assessment of compensation programs	X	No supplemental retirement or pension benefits
✓	Engagement of an independent compensation consultant	X	No guaranteed bonuses
✓	CEO compensation reviewed and approved by the independent directors	X	No “single trigger” change in control payments or benefits
✓	Robust stock ownership guidelines for all executive officers and directors	X	No hedging or pledging of stock by employees and directors

Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve the following:

•	attract qualified, experienced and talented executives in a highly competitive market;
•	retain, motivate and reward these executives, whose skills, knowledge and performance are critical to our on-going success;
•	encourage our executives to focus on the achievement of our rigorous corporate financial and operational performance goals by aligning their APB Plan payout opportunities to the achievement of pre-established annual corporate and divisional goals, as well as the individual contributions and performance of each executive; and
•	align our executives’ interests with our stockholders interests by linking a significant portion of each executive’s target total direct compensation opportunity to stockholder returns in the form of PSUs that are subject to the attainment of pre-established performance-based objectives, and the rest in the form of RSU awards, where the delivered value fluctuates based on our stock price.

Equity awards are a long-term retention tool for our key executives. When granting equity awards or when recommending to the independent directors an equity award grant to our CEO, the Compensation Committee considers each executive’s role, responsibilities, experience and expertise and overall value to Broadcom, as well as how much unvested equity the executive then holds as an indicator of retention risk.

The Compensation Committee has adopted a compensation philosophy that is designed to keep our executives’ target total direct compensation competitive with the compensation of executives in comparable positions at other companies in our compensation peer group and third-party market pay surveys. Generally, target total cash compensation falls below the median of the competitive market, but in combination with equity, target total direct compensation may be higher. The Compensation Committee bases its decisions on the needs of Broadcom and an executive’s level of sustained performance, expertise, experience, marketability and internal equitability.

While the Compensation Committee and our Board generally consider the accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically.

42	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Say-on-Pay

The Compensation Committee values the input received from our stockholders. Each year we engage with our stockholders and obtain feedback on our executive compensation program.

At the 2022 annual meeting, our stockholders showed support of our executive compensation program, with approximately 80% of the votes cast in favor of the non-binding, advisory say-on-pay proposal.

In Fiscal Year 2022, we contacted stockholders beneficially owning over 50% of our then outstanding shares of common stock and engaged with stockholders owning approximately 49% of our then outstanding stock. Our Lead Independent Director and our chairperson of the Compensation Committee, along with members of management, participated in these engagements and discussed corporate governance, ESG initiatives, executive compensation, including long-term incentive compensation, and succession planning.

These stockholders indicated that they continue to be generally supportive of our executive compensation actions and decisions and overall program design. The feedback received from our stockholders was reported by our Lead Independent Director and our chairperson of the Compensation Committee to both the full Compensation Committee and Board

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee devotes extensive time throughout the year to our executive compensation program to ensure that it aligns executive pay with corporate performance and rewards our executives for pursuing corporate financial, operational and strategic goals that will create sustainable, long-term stockholder value.

The Compensation Committee reviews and approves the compensation of our key executives, except our CEO, for whom the Compensation Committee makes recommendations for review and approval by the independent directors.

Individual Executive Compensation Assessment. In addition to market compensation data provided by its compensation consultant, the Compensation Committee (and, in the case of our CEO, the independent directors) considers the following information, among other factors, for each executive when determining his or her compensation:

•	current base salary, target APB Plan opportunities (and prior fiscal year payouts), the accumulated value of outstanding and unvested equity awards and other benefits;
•	the individual’s overall performance, role, responsibilities, knowledge, skills, leadership and contributions to Broadcom’s values and culture; and
•	our CEO’s recommendation on compensation and individual performance (other than for himself).

This information helps the Compensation Committee and the independent directors to understand the long-term retentive elements and total compensation delivered to our executives.

Internal Pay Parity. While we do not maintain a formal policy regarding internal pay parity, it is considered by the Compensation Committee and the independent directors when determining compensation.

Consistent with market practice, our CEO is compensated at a higher level than our other executives due to his higher level of responsibility, accountability and experience. Given Mr. Tan’s responsibility for our overall performance, the independent directors believe that compensating him at a higher level than our other executives and weighting his total compensation more heavily toward long-term, performance-based incentive compensation is consistent with market practice, appropriately reflects his contributions and directly aligns his incentives with the interests of our stockholders. Accordingly, Mr. Tan receives more of his target total direct compensation in the form of LTI compensation through PSU awards as compared to our other executives.

Broadcom Inc.	43

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Risk Oversight. While our Board has overall responsibility for risk oversight, the Compensation Committee annually reviews and discusses the risks that relate to all of our compensation policies and practices, including incentive and commission arrangements below the executive level.

Role of Compensation Consultant

In December 2021, the Compensation Committee retained Meridian as its independent compensation consultant to assume the role previously held by Compensia, Inc. (“Compensia”). Meridian provided consulting services to the Compensation Committee and the independent directors, including assessments of executive and non-employee director compensation based on analyses of competitive market compensation data. In addition, the Compensation Committee relied on Meridian for periodic updates on regulatory developments and market trends related to executive and non-employee director compensation matters. Meridian did not provide any other services to Broadcom except advising the Compensation Committee and the independent directors on executive and non-employee director compensation-related matters.

The Compensation Committee assessed the independence of Meridian pursuant to the SEC and Nasdaq rules and concluded that Meridian was independent and its work for the Compensation Committee did not raise any conflict of interest.

Compensation Competitive Analysis

The Compensation Committee works with its independent compensation consultant to develop a meaningful compensation peer group for purposes of understanding competitive market compensation practices. This peer group is annually reviewed and updated as necessary. The peer group is used for comparative purposes only. The Compensation Committee does not benchmark any pay elements or target total direct compensation to a specific percentile. In the absence of relevant peer group data, the Compensation Committee reviews industry-based market pay survey data (“market survey data”).

In August 2021, the Compensation Committee approved the compensation peer group for Fiscal Year 2022, which appears below and was developed in consultation with Compensia. Booking Holdings was removed from the compensation peer group for Fiscal Year 2022 due to its revenues and market capitalization falling outside of the selection criteria set forth below. Advanced Micro Devices was added to the compensation peer group for Fiscal Year 2022 based on the applicable relevant selection criteria set forth below.

The following selection criteria were considered as guidelines when developing the compensation peer group:

•	Revenue: comparability across annual revenue, generally 0.5 to 2.0 times that of Broadcom
•	Market capitalization: market capitalization that generally fall between 0.3 to 3.0 times that of Broadcom
•	Industry: companies in semiconductor-related and other technology-focused industries having a similar scale

Fiscal Year 2022 Peer Group
3M Company	Cisco Systems, Inc.	International Business Machines Corporation	PayPal Holdings, Inc.
Adobe, Inc.	Danaher Corporation	Mastercard, Inc.	Qualcomm Incorporated
Advanced Micro Devices	Dell Technologies, Inc.	Micron Technology, Inc.	Salesforce, Inc.
Applied Materials, Inc.	Honeywell International, Inc.	NVIDIA Corporation	Texas Instruments, Inc.
Automatic Data Processing	Intel Corporation	Oracle Corporation	Thermo Fisher Scientific, Inc.

44	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

	Percentile	Revenue ($mm)(1)		Market Capitalization ($mm)(1)
	25th	$18,633		$122,194
Fiscal Year 2022 Peer Group	Median	$26,104		$187,150
	75th	$38,807		$236,130
Broadcom		$25,553	(2)	$194,806
	Rank	48%		52%

(1)	As of August 2, 2021, using publicly reported data available at such date, except as noted in footnote 2.
(2)	Represents publicly reported revenue for the trailing four quarters ended May 2, 2021.

Elements of Executive Compensation

The principal elements of our executive compensation program are:

•	base salary;
•	an annual cash incentive bonus plan;
•	LTI compensation in the form of equity awards;
•	severance and change in control payments and benefits; and
•	modest perquisites and other personal benefits.

Base Salary

We believe that a competitive base salary is an important element of our executive compensation program designed to attract, engage and retain our executive officers. Base salaries provide fixed, baseline compensation and are set at levels intended to reflect an executive’s sustained individual performance and level and scope of responsibility, to be within a competitive range for similar positions at the companies in our compensation peer group and/or market survey data, and to take into account internal pay parity among our executive officers. The Compensation Committee also reviews our economic and business conditions and outlook. The base salaries of our key executives are reviewed annually by the Compensation Committee.

Our CEO makes recommendations to the Compensation Committee with respect to base salary adjustments for our executive officers (other than himself).

The Compensation Committee also reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries. These factors include division performance against budget, achievement of divisional goals, new product introductions and corporate strategy implementation. Consistent with this process and based on a market review of the NEOs’ roles and responsibilities in a highly competitive talent market, the Compensation Committee approved in May 2022 modest increases to the base salaries of the NEOs (other than the CEO), effective July 2022 and as set forth below.

NEO	Title	Base Salary effective July 2021	Base Salary effective July 2022	% Change
Hock E. Tan	President and Chief Executive Officer	$1,200,000	$1,200,000	0.0%
Kirsten M. Spears	Chief Financial Officer and Chief Accounting Officer	$400,000	$412,000	3.0%
Mark D. Brazeal	Chief Legal and Corporate Affairs Officer	$500,000	$515,000	3.0%
Charlie B. Kawwas, Ph.D.	President, Semiconductor Solutions Group	$700,000	$721,000	3.0%
Thomas H. Krause, Jr.	Former President, Broadcom Software Group	$700,000	$721,000	3.0%

Broadcom Inc.	45

COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Bonus Plan

We believe that a significant portion of our executive officers’ target total direct compensation should be dependent upon performance. Under the APB Plan, we provide a performance-based annual cash incentive bonus opportunity for our executive officers. The APB Plan is designed to encourage and motivate our executive officers to achieve our overall corporate goals for the fiscal year, as well as divisional goals where appropriate, and to drive positive contributions to Broadcom’s growth and performance.

Each executive officer is annually assigned a specified target annual cash incentive bonus opportunity under the APB Plan, expressed as a percentage of the executive officer’s eligible earnings. The Compensation Committee considers compensation peer group and market data in determining the executive officer’s target annual cash incentive opportunity. In the case of our CEO, the Compensation Committee provides the data in its recommendation to the independent directors. The Compensation Committee and the independent directors also consider other factors that influence corporate and operational results, such as the executive’s experience, performance, leadership, responsibility and internal equitability.

Fiscal Year 2022 APB Plan

The target annual cash incentive opportunity for our NEOs did not change in Fiscal Year 2022. The following is the APB Plan target bonus percentage for our NEOs.

NEO	Fiscal Year 2022 APB Plan Target Bonus (as a % of eligible earnings)
Hock E. Tan	200%
Kirsten M. Spears	100%
Mark D. Brazeal	100%
Charlie B. Kawwas, Ph.D.	100%
Thomas H. Krause, Jr.	100%

Annual cash incentive bonuses under the APB Plan are calculated as follows:

Bonuses under the APB Plan are payable to our NEOs in cash, except for our CEO in certain circumstances. In the event the independent directors assign our CEO an individual performance multiplier (discussed in more detail below) greater than 100%, they may elect to pay the difference between the dollar amount of our CEO’s actual annual cash incentive bonus payout and the dollar amount of his annual cash incentive bonus payout calculated using a performance factor of 100% in the form of an equity award. The type and terms of any such equity award are determined by the independent directors. The independent directors believe that this feature gives them the flexibility to further incentivize our CEO to focus on our mid-term to long-term performance and value creation for our stockholders and to provide continued retention of our CEO.

46	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Performance Components

The corporate performance goals for the Fiscal Year 2022 APB Plan are set forth below.

	Attainment Level
	Threshold	Target	Maximum
Revenue (in millions)	$28,673	$30,183	$31,692
Adjusted non-GAAP operating income (as a % of revenue)	59.7%	60.7%	62.7%

These performance levels were established in December 2021 by the Compensation Committee, taking into account the recommendation of our CEO, and approved by the independent directors. The target levels were designed to require substantial effort to achieve, while driving a significant increase in stockholder value. Each goal carried an equal weighting of 50% of the corporate performance component.

Divisional Performance Components

The Compensation Committee, taking into account our CEO’s recommendations, determined in December 2021 the executive officer’s divisional goals and set their weightings based on its assessment of the business requirements of the particular division to which the goals related and the relative importance of the goals to the division. Each divisional goal was set by the Compensation Committee to be difficult to attain and to require substantial effort by the division and the NEO in charge of the division to achieve. The table below under “Fiscal Year 2022 APB Plan Attainment and Payout Amounts” sets forth the divisional goals for Fiscal Year 2022.

Individual Performance Multiplier

The final payouts under the APB Plan include the effect of a non-subjective individual performance multiplier applied judiciously to recognize the extraordinary efforts of our executives despite adverse market conditions or exceptional performance with respect to our corporate goals or an executive’s division results. Each individual NEO’s performance multiplier (other than our CEO’s) is approved by the Compensation Committee based, in part, on the recommendations of our CEO and by the independent directors, in the case of our CEO, with input from the Compensation Committee.

In evaluating individual performance to determine the applicable multiplier, the Compensation Committee considers (i) the requirements of the NEO’s position and role, including the achievement of the corporate or divisional goals, (ii) fiscal responsibility as determined by the Compensation Committee with input from our CEO, (iii) demonstration of senior leadership, (iv) contribution to Broadcom’s values and culture, and (v) how each of these factors impact the overall performance of Broadcom or the NEO’s division, as applicable. Based on this evaluation, the Compensation Committee or, in the case of our CEO, the independent directors, assigns each NEO an individual performance multiplier of between 50% and 150%. NEOs who consistently meet or exceed the requirements of their position, as determined by the Compensation Committee, receive an individual performance multiplier between 100% and 150%. NEOs who meet some, but not all, of the requirements of their position or for whom the Compensation Committee believes that improvement is needed receive an individual performance multiplier between 50% and 100%.

Fiscal Year 2022 APB Plan Attainment

In December 2022, the Compensation Committee and the independent directors reviewed Broadcom’s actual performance for Fiscal Year 2022 to determine the level of achievement for the corporate performance goals and the divisional goals, and to assign an individual performance multiplier for each of our executives.

Corporate Performance Component

For Fiscal Year 2022, we achieved revenue of $33,203 million and adjusted non-GAAP operating margin was 63.8%, both of which were above the pre-established maximum attainment levels of performance. See Appendix A for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Broadcom Inc.	47

COMPENSATION DISCUSSION AND ANALYSIS

	Fiscal Year 2022 Revenue Performance Goal Attainment
Fiscal Year 2021 Revenue Achieved (in millions)	Revenue Attainment Level
	Threshold (in millions)	Target (in millions)	Maximum (in millions)	Revenue Achieved (in millions)
$27,450	$28,673	$30,183	$31,692	$33,203

	Fiscal Year 2022 Non-GAAP Operating Margin Performance Goal Attainment
Fiscal Year 2021 Adjusted Non-GAAP Operating Margin Achieved	Adjusted Non-GAAP Operating Margin Attainment Level			Non-GAAP Operating Income Achieved (in millions)	Provisions or Accruals for Anticipated Payouts Under APB Plan (in millions)	Adjusted Non-GAAP Operating Income Achieved (in millions)	Adjusted Non-GAAP Operating Margin Achieved
	Threshold	Target	Maximum
60.7%	59.7%	60.7%	62.7%	$20,294	$893	$21,187	63.8%

	Fiscal Year 2022 Corporate Performance Attainment Level
Corporate Performance Goals	Actual Performance (in millions)	As a % of Target	Weight	Weighted Attainment
Revenue	$33,203	150%	50%	75%
Adjusted non-GAAP Operating Margin	63.8%	150%	50%	75%
Total Attainment				150%

Divisional Performance Components

For Ms. Spears and Mr. Brazeal, the Compensation Committee determined each of their divisional performance percentage based on the actual level of achievement of pre-established divisional goals. For Fiscal Year 2022, the divisional goals for Ms. Spears and Mr. Brazeal were based on fiscal responsibility of their divisions and ability to control the direct expenses of their division. In December 2022, the Compensation Committee determined that the divisional goals of Ms. Spears and Mr. Brazeal were achieved as set forth below in “Fiscal Year 2022 APB Plan Attainment and Payout Amounts.” Due to their promotions in December 2020, Dr. Kawwas and Mr. Krause were not subject to divisional goals in Fiscal Year 2022.

Individual Performance Multiplier

The Compensation Committee, with input from our CEO, determined the individual performance multipliers for each of our NEOs (other than our CEO and, due to his resignation, Mr. Krause) for Fiscal Year 2022. Ms. Spears, Mr. Brazeal and Dr. Kawwas received an individual performance multiplier between 120% to 150% due to their strong leadership and extraordinary efforts in increasing our revenue by 21% and achieving our 63.8% non-GAAP operating margin in Fiscal Year 2022 despite the ongoing COVID-19 pandemic, challenging macroeconomic environment and continued supply chain disruptions. Ms. Spears, Mr. Brazeal and Dr. Kawwas also exerted significant efforts, along with Mr. Tan, on the pending acquisition of VMware. In addition, Dr. Kawwas’ individual performance multiplier reflects his performance as President, Semiconductor Solutions Group in overseeing our broad semiconductor portfolio since July 2022 while continuing to lead worldwide semiconductor sales and global operations.

The independent directors, based upon the recommendation of the Compensation Committee, determined that Mr. Tan should receive an individual performance multiplier of 150%, resulting in a payout of 225% of his target bonus. Under Mr. Tan’s strong leadership, we successfully navigated through the ongoing impact of the COVID-19 pandemic, supply chain disruptions and the challenging macroeconomic environment and achieved strong financial results for Fiscal Year 2022. In addition, Mr. Tan and his strategic vision were critical in our entry into an agreement and plan of merger with VMware, and Mr. Tan has shown invaluable leadership in the integration planning of the pending acquisition of VMware.

48	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2022 APB Plan Attainment and Payout Amounts

Each of the corporate and applicable divisional goals for our NEOs, and their respective weighting, is set forth in the table below. As Mr. Krause resigned from Broadcom in July 2022, he did not receive a payout under the APB Plan in Fiscal Year 2022.

Name	Bonus Target Percent	Bonus Goals	Bonus Achievement	Payout Amount in Dollars and as a Percentage of Base Salary Paid(1)
Hock E. Tan	200%	Revenue (50%)	150%
President and Chief Executive Officer		Adjusted non-GAAP Operating Margin (50%)	150%
		Fiscal Year 2022 Attainment	150%	$5,400,000	450.0%
Kirsten M. Spears	100%	Revenue (25%)	150%
Chief Financial Officer and Chief Accounting Officer		Adjusted non-GAAP Operating Margin (25%)	150%
		Divisional Goal (50%)	115%
		Fiscal Year 2022 Attainment	132%	$641,854	159.0%
Mark D. Brazeal	100%	Revenue (25%)	150%
Chief Legal and Corporate Affairs Officer		Adjusted non-GAAP Operating Margin (25%)	150%
		Divisional Goal (50%)	120%
		Fiscal Year 2022 Attainment	135%	$885,701	175.5%
Charlie B. Kawwas, Ph.D.	100%	Revenue (50%)	150%
President, Semiconductor Solutions Group		Adjusted non-GAAP Operating Margin (50%)	150%
		Fiscal Year 2022 Attainment	150%	$1,589,720	225.0%

(1)	Includes the quantitative effect of our NEOs’ applicable individual performance multiplier.

Discretionary Cash Bonuses

Each year, the Compensation Committee may supplement or substitute the APB Plan payout earned by our NEOs with discretionary cash bonuses that are awarded based on our CEO’s recommendations (other than with respect to himself) and the Compensation Committee’s assessment of individual contributions. Discretionary cash bonuses were not awarded to our NEOs for Fiscal Year 2022.

Long-Term Incentive Compensation

Our equity awards serve as a long-term reward and retention tool for our executives and are intended to reflect market practice and the value we place on their contribution to Broadcom. The philosophy behind our equity awards is to provide each executive with a strong incentive to remain with and build value in Broadcom over an extended period.

The Compensation Committee believes that granting RSU and the PSU awards further the objectives of our philosophy by motivating strategic financial performance improvement and maximizing our stock price and TSR. By doing so, our executives’ interests are closely aligned with our stockholders’ interests.

The Compensation Committee has historically granted equity awards under our annual equity program to our NEOs (other than our CEO) in March of each year, with 50% in the form of RSU awards and 50% in the form of PSU awards at target.

Because our NEOs (other than our CEO) received the 2019 Multi-Year Equity Awards, they have not received regular annual equity awards since 2019. However, these NEOs are eligible to receive equity awards for events outside the ordinary course related to promotions or retention. Accordingly, in Fiscal Year 2022, these NEOs were not granted regular annual equity awards under our annual equity program. See the “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Compensation” in our Proxy Statement filed with the SEC on February 18, 2020 for a detailed discussion of the 2019 Multi-Year Equity Awards.

Broadcom Inc.	49

COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards Granted in Fiscal Year 2022

Equity Incentive Awards Granted to Mr. Tan

The Compensation Committee and the independent directors, in consultation with Compensia who was their compensation consultant at that time, focused on retaining Mr. Tan in highly competitive talent market and incentivizing Mr. Tan to continue to increase value for our stockholders. They also considered the appropriate market value for the grant of equity awards to Mr. Tan in comparison to awards granted by our peer group companies and in connection with our corporate strategy.

Mr. Tan was granted two equity incentive awards in Fiscal Year 2022 to address two different priorities. The first equity incentive award was approved in September 2021 and was Mr. Tan’s regular annual equity incentive award. The second equity incentive award was approved in October 2021, smaller in size and designed to reward significant achievement tied to our specific strategic priorities in Fiscal Year 2022 that went beyond the standard day-to-day operations responsibilities and were critical in a year when there were expectations of a possible realignment in the global markets and increased macroeconomic uncertainties.

For the first equity incentive award granted to Mr. Tan, the Compensation Committee recommended and the independent directors approved an annual PSU award that vests based on our TSR performance compared to the S&P 500 (“Relative TSR”) and absolute TSR (the “FY 2022 TSR PSU Award”) with a target value of $26,000,000 and effective as of and based on the closing price of our common stock on November 1, 2021. The target number of shares was determined by dividing the target value by the closing price of Broadcom’s common stock on November 1, 2021 (rounded down to the nearest share). The award value in the “Fiscal Year 2022 Summary Compensation Table” below is $44,186,269, which reflects the accounting grant date fair value under ASC 718 on November 1, 2021. Mr. Tan may earn up to 300% of the target number of shares based on our Relative TSR and absolute TSR performance measured over the period beginning on November 1, 2021 and ending on November 3, 2024 as confirmed by the independent directors and subject to Mr. Tan’s continued employment on the vesting date, November 3, 2024. However, if Mr. Tan retires from Broadcom on or after the last day of Fiscal Year 2022, the performance period will end on the date of his retirement notice and vest on his retirement date. The number of shares earned will be determined by multiplying the target number of shares by the achievement factor (the “Achievement Factor”). If Mr. Tan’s employment terminates due to his death or permanent disability prior to November 3, 2024, 100% of the FY 2022 TSR PSU Award will automatically vest with respect to the target number of shares.

The table below sets forth the Relative TSR and Achievement Factor for the FY 2022 TSR PSU Award.

Relative TSR	Achievement Factor(1)
Below the 25th percentile of the S&P 500	0
At the 25th percentile of the S&P 500	0.25
At the 50th percentile of the S&P 500	1.0
At or above the 75th percentile of the S&P 500	3.0

(1)	If the Relative TSR achieved during the performance period is between two of the levels set forth in the table above, the Achievement Factor will be determined using linear interpolation, except if Relative TSR for the performance period is less than the 25th percentile of the S&P 500, the Achievement Factor will be 0. If our absolute TSR is negative, then the maximum number of shares that may be earned is 100% of the target shares.

For the second equity incentive award granted to Mr. Tan, the independent directors approved a PSU award that vests depending on the satisfaction of pre-established metrics and milestones related to certain strategic objectives (the “FY 2022 Strategic PSU Award”) with a value of $10,000,000 and effective as of and based on the closing price of our common stock on November 1, 2021. The award value in the “Fiscal Year 2022 Summary Compensation Table” below is $9,727,179, which reflects the accounting grant date fair value under ASC 718 on November 1, 2021. The number of shares subject to the award was determined by dividing the award value by the closing price of Broadcom’s common stock on November 1, 2021 (rounded down to the nearest share). To earn the shares, all of the pre-established metrics and milestones related to strategic objectives such as

50	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

corporate strategy, acquisition strategy and leadership development must be satisfied during the performance period from November 1, 2021 to October 30, 2022, as determined by the independent directors in their sole discretion, and Mr. Tan must remain employed through the vesting date, October 30, 2022. If any of the pre-established metrics and milestones were not satisfied, Mr. Tan would not have earned any shares. If Mr. Tan’s employment had terminated due to his death or permanent disability prior to October 30, 2022, 100% of the FY 2022 Strategic PSU Award would have automatically vested. In November 2021, the independent directors determined that Mr. Tan satisfied all of the pre-established metrics and milestones and earned the shares under the FY 2022 Strategic PSU Award.

Promotion Equity Incentive Awards Granted to Mr. Brazeal

In December 2021, the Compensation Committee, in consultation with Meridian, granted to Mr. Brazeal promotion equity incentive awards comprised of a RSU award for 8,000 shares (the “Brazeal Promotion RSUs”) and a PSU award for 8,000 shares (the “Brazeal Promotion PSUs”) at target. The terms and amounts of Mr. Brazeal’s promotion equity incentive awards were solely designed to reflect his promotion and increased responsibilities as the Chief Corporate Affairs Officer in addition to his continuing responsibilities as Chief Legal Officer.

The Brazeal Promotion RSUs will vest over four years at a rate of 25% per year on each anniversary of the grant date, subject to Mr. Brazeal’s continued employment on the relevant vesting date. The Brazeal Promotion PSUs are earned based on our Relative TSR and our absolute TSR over four overlapping performance periods that begin on March 2, 2021 and end on March 1st of 2022, 2023, 2024 and 2025. The number of shares of common stock that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, Mr. Brazeal may earn up to 200% of the target number of shares, if at the end of the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative. No shares will be earned for a performance period if our Relative TSR is below the 25th percentile of the S&P 500 Index. The Brazeal Promotion PSUs vest, to the extent earned, on each anniversary of the grant date, subject to his continued employment on the relevant vesting date.

Within 60 days after the end of each performance period, the Compensation Committee will determine the number of shares earned by multiplying the target number of shares subject to the performance period (25% of the total target number of shares) by an Achievement Factor. The Achievement Factor is based on our Relative TSR for the performance period. For the fourth performance period the Achievement Factor is based on our Relative TSR, as well as the sum of the Achievement Factors for the first three performance periods (the “Prior Achievement Sum”). However, if our absolute TSR is negative for the fourth performance period, then the maximum number of shares that may be earned is 100% of the total target number of shares. If the Relative TSR is between two of the percentile levels, the number of shares earned will be determined using linear interpolation.

Broadcom Inc.	51

COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth the Relative TSR and Achievement Factor for the Brazeal Promotion PSUs.

Relative TSR	Achievement Factor
Performance Periods 1, 2 and 3
At the 50th Percentile of the S&P 500	1
At the 25th Percentile of the S&P 500	0.5
Below the 25th Percentile of the S&P 500	0
Performance Period 4
At the 75th Percentile of the S&P 500	Absolute TSR Negative = 4 less the Prior Achievement Sum Absolute TSR Neutral or Positive = 8 less the Prior Achievement Sum (not to exceed, in aggregate, 200% of the target number of shares)
At the 50th Percentile of the S&P 500	4 less the Prior Achievement Sum
At the 25th Percentile of the S&P 500	Prior Achievement Sum greater than or equal to 1.5=0.5 Prior Achievement Sum less than 1.5=2 less the Prior Achievement Sum
Below the 25th Percentile of the S&P 500	0

PSU Awards Earned for the 2018-2022, 2019-2022, 2020-2022 and 2021-2022 Performance Periods

The PSU awards granted to our NEOs (other than our CEO) in Fiscal Years 2018, 2019, 2021 and 2022 are subject to four overlapping performance periods. Following completion of each performance period, the Compensation Committee confirms the Relative TSR attained, and the shares earned under the applicable PSU award pursuant to the following calculation:

The fiscal year 2018 PSU awards are subject to four overlapping performance periods ending on each March 1st of 2019, 2020, 2021 and 2022. The table below sets forth the Relative TSR attainment and the number of shares earned for each complete performance period, as confirmed by the Compensation Committee. Our absolute TSR was positive for the fourth performance period.

Performance Period	2018-2019	2018-2020	2018-2021	2018-2022
Relative TSR Attainment	71st Percentile	64th Percentile	91st Percentile	92rd Percentile
Percentage of Target Shares Earned	100%	100%	100%	200%
Kirsten M. Spears	1,250 shares	1,250 shares	1,250 shares	6,250 shares
Mark D. Brazeal	1,625 shares	1,625 shares	1,625 shares	8,125 shares
Charlie B. Kawwas, Ph.D.	1,875 shares	1,875 shares	1,875 shares	9,375 shares
Thomas H. Krause, Jr.	2,000 shares	2,000 shares	2,000 shares	10,000 shares

2018 PSU

52	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The PSU Multi-Year Awards that commenced vesting in Fiscal Year 2019 are subject to four overlapping performance periods ending on each March 1st of 2020, 2021, 2022 and 2023. The table below sets forth the Relative TSR attainment and the number of shares earned for the completed performance period, as confirmed by the Compensation Committee.

Performance Period	2019-2020	2019-2021	2019-2022
Relative TSR Attainment	48th Percentile	90th Percentile	90th Percentile
Percentage of Target Shares Earned	95.76%	100%	100%
Kirsten M. Spears	1,495 shares	1,562 shares	1,562 shares
Mark D. Brazeal	1,795 shares	1,875 shares	1,875 shares
Charlie B. Kawwas, Ph.D.	2,394 shares	2,500 shares	2,500 shares
Thomas H. Krause, Jr.	2,394 shares	2,500 shares	2,500 shares

2019 PSU

The PSU Multi-Year Awards that commenced vesting in Fiscal Year 2020 are subject to four overlapping performance periods ending on each March 1st of 2021, 2022, 2023 and 2024. The table below sets forth the Relative TSR attainment and the number of shares earned for the completed performance period, as confirmed by the Compensation Committee.

Performance Period	2020-2021	2020-2022
Relative TSR Attainment	92nd Percentile	93rd Percentile
Percentage of Target Shares Earned	100%	100%
Kirsten M. Spears	1,562 shares	1,562 shares
Mark D. Brazeal	1,875 shares	1,875 shares
Charlie B. Kawwas, Ph.D.	2,500 shares	2,500 shares
Thomas H. Krause, Jr.	2,500 shares	2,500 shares

2020 PSU

The promotion PSU Award granted to Ms. Spears in December 2020 is subject to four overlapping performance periods ending on each March 1st of 2021, 2022, 2023 and 2024 and vest, to the extent earned, on the anniversary of the grant date, subject to Ms. Spears’ continued employment on the vesting date. The table below sets forth the Relative TSR attainment and the number of shares earned for the completed performance period, as confirmed by the Compensation Committee. The shares earned for the performance period ending March 1, 2022 vest on December 15, 2022.

Performance Period	2020-2021	2020-2022
Relative TSR Attainment	92nd Percentile	93rd Percentile
Percentage of Target Shares Earned	100%	100%
Kirsten M. Spears	3,250 shares	3,250 shares

SPEARS PROMOTION PSU

Broadcom Inc.	53

COMPENSATION DISCUSSION AND ANALYSIS

The PSU Multi-Year Awards that commenced vesting in Fiscal Year 2021 are subject to four overlapping performance periods ending on each March 1st of 2022, 2023, 2024 and 2025. The table below sets forth the Relative TSR attainment and the number of shares earned for the completed performance period, as confirmed by the Compensation Committee.

Performance Period	2021-2022
Relative TSR Attainment	69th Percentile
Percentage of Target Shares Earned	100%
Kirsten M. Spears	1,562 shares
Mark D. Brazeal	1,875 shares
Charlie B. Kawwas, Ph.D.	2,500 shares
Thomas H. Krause, Jr.	2,500 shares

2021 PSU

The Brazeal Promotion PSU is subject to four overlapping performance periods ending on each March 1st of 2022, 2023, 2024 and 2025 and vest, to the extent earned, on the anniversary of the grant date, subject to Mr. Brazeal’s continued employment. The table below sets forth the Relative TSR attainment and the number of shares earned for the performance period ending March 1, 2022, as confirmed by the Compensation Committee, which vest on December 15, 2022.

Performance Period	2021-2022
Relative TSR Attainment	69th Percentile
Percentage of Target Shares Earned	100%
Shares earned	2,000 shares

BRAZEAL PROMOTION PSU

The FY 2022 Strategic Award granted to Mr. Tan consisted of 18,937 shares that could be earned upon satisfaction of pre-approved metrics and milestones related to corporate strategy, acquisition strategy and leadership development during the performance period from November 1, 2021 to October 30, 2022. Following Fiscal Year 2022, the independent directors confirmed that all of the metrics and milestones set forth in the FY 2022 Strategic Award were satisfied during the performance period and, as a result, Mr. Tan earned the 18,937 shares, which vested immediately.

Additional Compensation Practices and Policies

Employee Stock Purchase Plan

Executives employed by our participating subsidiaries, including all of our NEOs, may also participate in our Employee Stock Purchase Plan (the “ESPP”). Our ESPP provides eligible employees with the opportunity to acquire Broadcom common stock through periodic payroll deductions, at a 15% discount, based on a six-month “look-back” period.

54	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation

The Compensation Committee provides modest perquisites and other personal benefits to our executives on a case-by-case basis. Typically, the Compensation Committee will provide a perquisite to an executive in limited circumstances, such as where it believes that such benefit is appropriate to assist in the performance of the executive’s duties, to make the executive more efficient and effective, and for recruitment, motivation, retention or security purposes. For example, in Fiscal Year 2022, Mr. Tan received reimbursement for travel to his residence in Pennsylvania and a car service for business-related travel in the San Francisco Bay Area, as approved by the independent directors. For additional information on the perquisites and other personal benefits provided to our NEOs in Fiscal Year 2022, see the “Fiscal Year 2022 Summary Compensation Table” below.

Severance and Change in Control Benefits

The Compensation Committee believes that severance and change in control arrangements are important parts of the overall compensation program for our NEOs. Severance arrangements provide a stable work environment and are used primarily to attract and retain individuals with the requisite experience and ability to drive our success. Change in control provisions help to secure the continued employment and dedication of our NEOs, to reduce any concern that they might have regarding their own continued employment prior to or following a change in control of Broadcom and to promote continuity of management during a corporate transaction.

Each of our NEOs (except Mr. Krause due to his resignation) is eligible for severance and change in control payments and benefits under their respective severance benefit agreement, including vesting acceleration of the equity awards following a Covered Termination (as defined below under “Executive Compensation — Severance and Change in Control Agreements with Named Executive Officers; Death and Permanent Disability Policies; Retirement”) in connection with a change in control, which is commonly referred to as a “double trigger” provision. The Compensation Committee provides such payments and benefits to our NEOs based on its review of severance practices at the companies in our compensation peer group and as the result of arms’ length negotiations at the time our NEOs commence employment with Broadcom, when they are requested to take on additional responsibilities, or from time to time if deemed necessary or desirable to achieve parity with other NEOs or otherwise. Further, we believe our double trigger change in control arrangements protects stockholder value by allowing us the opportunity to deliver a motivated management team to any potential acquirer. If we did not offer such change in control arrangements, our NEOs could be less motivated to pursue a potential acquisition even if such a transaction would benefit our stockholders, due to the possibility that they would lose the potential value of their unvested equity compensation upon an acquisition.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the post-employment payments and benefits that our NEOs are eligible to receive, see “Executive Compensation – Severance and Change in Control Agreements with Named Executive Officers; Death and Permanent Disability Policies; Retirement” below.

Fiscal Year 2023 Compensation Actions

Equity Awards Granted in Fiscal Year 2023

On October 31, 2022 (the “Grant Date”), in connection with the annual equity incentive award grant review and in consultation with Meridian, the independent directors granted Mr. Tan a PSU award with the opportunity to earn up to 1,000,000 shares contingent on both achievement of formidable stock price performance milestones and continued service requirements over a five-year period (the “FY 2023 Tan PSU Award”).

In addition, the Compensation Committee, in consultation with Meridian, granted Dr. Kawwas on the Grant Date a PSU award with the opportunity to earn up to 300,000 shares with vesting terms similar to the FY 2023 Tan PSU Award and contingent on both achievement of formidable stock performance milestones and continued service requirements over a five-year period (the “FY 2023 Kawwas PSU Award,” and together with the FY 2023 Tan PSU Award, the “FY 2023 PSU Awards”).

Broadcom Inc.	55

COMPENSATION DISCUSSION AND ANALYSIS

The grant date fair value of the maximum vesting opportunities for these FY 2023 PSU Awards (per ASC 718) is estimated to be approximately $161,000,000 for Mr. Tan and $48,000,000 for Dr. Kawwas.

Leading Broadcom through the Next Stage of Growth

The independent directors approved the FY 2023 Tan PSU Award to incentivize achievement of our long-term growth strategy and drive substantial return to stockholders by (i) aligning Mr. Tan’s interests with those of our stockholders by shifting material elements of Mr. Tan’s compensation opportunity to performance-based compensation and (ii) providing a significant incentive for Mr. Tan to continue to lead Broadcom, while executing critical growth initiatives, including the pending acquisition of VMware.

Under Mr. Tan’s leadership, we increased our TSR by over 3,700% since our initial public offering in 2009. Mr. Tan has been and continues to be the driving force behind our transformation from a semiconductor company into the world’s leading infrastructure technology company that is poised to continue our platform expansion to accelerate innovation and address the most complex information technology infrastructure needs. The independent directors believe that Mr. Tan’s leadership is a key factor for our ongoing success and growth potential, and thus, a long-term equity incentive award that motivates Mr. Tan to realize our success and growth potential is in the best interests of all of our stockholders.

The Compensation Committee approved the FY 2023 Kawwas PSU Award to reflect Dr. Kawwas’ promotion as President, Semiconductor Solutions Group in July 2022 and increased responsibilities in overseeing our broad semiconductor portfolio in addition to continuing to oversee worldwide semiconductor sales and global operations, and to provide a significant incentive for Dr. Kawwas to continue to contribute towards the achievement of our long-term performance goals.

Incentive Opportunities Aligned with Stockholders

The FY 2023 PSU Awards are 100% at risk and deliver value to Mr. Tan and Dr. Kawwas only if our stockholders have also received significant and sustained value appreciation during the five-year performance period.

The shares under the FY 2023 PSU Awards can be earned only during the period beginning after the third anniversary of the Grant Date and concluding on the fifth anniversary of the Grant Date (the “Earning Period”) (i) if our consecutive 20-trading days closing stock price average (the “Average Stock Price”) meets or exceeds the pre-established and formidable per share stock price hurdles set forth below during the Earning Period and (ii) there is no termination of employment, consultancy or Board membership, except as otherwise set forth in the PSU agreements. One-third of the shares subject to the FY 2023 PSU Awards will be earned for each per share stock price hurdle attained, with no interpolation between the price hurdles.

Stock Price Performance Milestone	Number of Tan PSUs that Could be Earned	Number of Kawwas PSUs that Could be Earned
$ 825	333,333	100,000
$ 950	333,334	100,000
$ 1,125	333,333	100,000

The stock price hurdles reflect a 75.5%, 102.1% and 139.3% increase to the Grant Date closing stock price over a five-year period. If the Average Stock Price does not equal or exceed $825 during the Earning Period, the FY 2023 PSU Awards will be forfeited in full on the fifth anniversary of the Grant Date.

56	2023 Proxy Statement

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement, as required by Item 402(b) of Regulation S-K. Based upon such review and related discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and Broadcom’s Annual Report on Form 10-K for the Fiscal Year 2022.

COMPENSATION COMMITTEE
Harry L. You, Chairperson
Diane M. Bryant
Check Kian Low
Eddy W. Hartenstein

Broadcom Inc.	57

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Fiscal Year 2022 Summary Compensation Table

The following table sets forth information about compensation awarded to, paid to, or earned by our NEOs during Fiscal Years 2022, 2021 and 2020. Our NEOs consist of our CEO, our CFO, and each of our other most highly compensated executive officers serving at the end of Fiscal Year 2022, as well as Mr. Krause, who resigned from Broadcom in July 2022.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Hock E. Tan	2022	1,200,000	—	53,913,448	(3)	5,400,000	93,523	(4)	60,606,971
President and Chief Executive Officer	2021	1,200,000	—	54,056,808		5,400,000	46,819		60,703,627
	2020	1,171,154	—	—		2,452,930	71,768		3,695,852
Kirsten M. Spears	2022	403,969	—	—		641,854	18,300	(5)	1,064,124
Chief Financial Officer and Chief Accounting Officer	2021	392,781	—	13,451,047		584,233	17,596		14,445,657
	2020	332,964	—	—		187,205	16,904		537,073
Mark D. Brazeal(6)	2022	504,962	—	12,474,520		885,701	18,300	(5)	13,883,483
Chief Legal and Corporate Affairs Officer	2021	500,000	—	—		818,750	17,400		1,336,150
	2020	485,577	455,062	—		544,938	43,490		1,529,067
Charlie B. Kawwas, Ph.D.(7)	2022	706,946	—	—		1,589,720	18,300	(5)	2,314,967
President, Semiconductor Solutions Group	2021	678,462	—	20,115,046		1,517,885	17,400		22,328,793
	2020	496,691	—	—		518,478	17,100		1,032,269
Thomas H. Krause, Jr.(8)	2022	498,965	—	—		—	18,300	(5)	517,265
Former President, Broadcom Software Group	2021	678,462	—	20,115,046		1,011,923	17,400		21,822,831
	2020	471,154	—	—		527,638	17,100		1,015,892

(1)	Represents the grant date fair value of RSU and PSU awards, determined in accordance with ASC 718. As the PSU awards are not subject to performance conditions as defined under ASC 718, the maximum grant date fair values for such awards do not differ from the values presented in this table. The amounts in this column do not reflect compensation actually received by the NEOs or the actual value that may be recognized by the NEOs. For a discussion of the valuation assumptions used in the calculations, see Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of our 2022 Annual Report filed with the SEC on December 16, 2022.
(2)	Represents amounts paid under the APB Plan for each fiscal year. See the plan description in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Bonus Plan” above.
(3)	Represents the grant date fair value of two PSU awards, determined in accordance with ASC 718. The aggregate target market value of these two PSU awards on the grant date was $36,000,000.
(4)	Represents $7,788 in expense reimbursements for travel to Mr. Tan’s residence in Pennsylvania, $18,300 401(k) plan employer matching contribution and $67,435 for car service.
(5)	Represents 401(k) plan employer matching contributions.
(6)	Mr. Brazeal was promoted to Chief Legal and Corporate Affairs Officer on December 15, 2021.
(7)	Dr. Kawwas was promoted to President, Semiconductor Solutions Group on July 11, 2022.
(8)	Mr. Krause resigned from Broadcom on July 15, 2022.

58	2023 Proxy Statement

EXECUTIVE COMPENSATION

Fiscal Year 2022 Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of plan-based awards during Fiscal Year 2022 to each of our NEOs. All equity awards were granted under the 2012 Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Approval Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hock E. Tan			300,000	2,400,000	5,400,000
	09/01/21	11/01/21				12,309(4)	49,237(4)	147,711(4)		44,186,269
	10/27/21	11/01/21				—(5)	18,937(5)	—(5)		9,727,179
Kirsten M. Spears			25,234	403,739	817,570
Mark D. Brazeal			31,542	504,673	1,021,963
	12/14/21	12/15/21				1,000(6)	8,000(6)	16,000(6)		7,680,360
	12/14/21	12/15/21							8,000(7)	4,794,160
Charlie B. Kawwas, Ph.D.			88,318	706,542	1,589,720
Thomas H. Krause, Jr.(8)			—	—	—

(1)	The approval date represents the date on which the equity award was approved by the Compensation Committee or the independent directors, as applicable. The grant date is determined in accordance with ASC 718.
(2)	Represents potential payouts under the APB Plan for Fiscal Year 2022. Target bonus amounts were as follows, in each case, as a percentage of eligible earnings: Mr. Tan 200%, Ms. Spears 100%, Mr. Brazeal 100%, and Dr. Kawwas 100%. The threshold amounts for Mr. Tan and Dr. Kawwas was 12.5% of their respective target bonus amounts, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and with the individual performance multiplier of 50%. The threshold amount for each of Ms. Spears and Mr. Brazeal was 6.25% of their respective target bonus amounts, calculated based on the achievement of a single corporate or divisional goal at 25% of the target for such goal and with the individual performance multiplier of 50%. The maximum bonus payable was 225% of the target bonus amount for Mr. Tan and Dr. Kawwas, which assumes maximum (150%) performance for each corporate goal and with the individual performance multiplier of 150%.The maximum bonus payable was 202.5% of the target bonus amount for each of Ms. Spears and Mr. Brazeal, which assumes maximum (150%) performance for each corporate goal and maximum (120%) performance for their divisional goals and with the individual performance multiplier of 150%.
(3)	Represents the grant date fair value of the equity awards, as determined in accordance with ASC 718. For a discussion of the valuation assumptions used in the calculations, see Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of our 2022 Annual Report filed with the SEC on December 16, 2022.
(4)	Represents the FY 2022 TSR PSU Award earned based on our Relative TSR and absolute TSR performance measured over the period beginning on November 1, 2021 and ending on November 3, 2024, as determined by the independent directors and subject to Mr. Tan’s continued employment on the vesting date of November 3, 2024. In the aggregate, Mr. Tan may earn up to 300% of the target number of shares if our Relative TSR is at or above the 75th percentile of the S&P 500 Index and absolute TSR is not negative, provided that no shares will be earned if our Relative TSR is below the 25th percentile of the S&P 500 Index.
(5)	Represents the FY 2022 Strategic PSU Award earned based on the achievement of pre-approved metrics and milestones related to corporate strategy, acquisition strategy and leadership development over the period beginning on November 1, 2021 and ending on October 30, 2022, as determined by the independent directors and subject to Mr. Tan’s continued employment on the vesting date of October 30, 2022.
(6)	Represents the Brazeal Promotion PSUs earned based on our Relative TSR and absolute TSR over four overlapping performance periods that begin on March 2, 2021 and end on March 1 of 2022, 2023, 2024 and 2025, as determined by the Compensation Committee. The number of shares that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, Mr. Brazeal may earn up to 200% of the target number of shares if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative, provided that no shares will be earned for a performance period if our Relative TSR is below the 25th percentile of the S&P 500 Index. The Brazeal Promotion PSUs, to the extent earned, will vest on each anniversary of the grant date, subject to Mr. Brazeal's continued employment as of the vesting dates.
(7)	Represents the Brazeal Promotion RSUs that will vest over four years at a rate of 25% per year on each anniversary of the grant date, subject to Mr. Brazeal’s continued employment on the relevant vesting dates.
(8)	Mr. Krause resigned from Broadcom in July 2022 and was not eligible to receive a payout under the APB Plan. If Mr. Krause had not left, as a percentage of eligible earnings, the target bonus amount was 100%. The threshold amount was 12.5% of the target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and with the individual performance multiplier of 50%. The maximum bonus payable was 225% of the target bonus amount, which assumes maximum (150%) performance for each corporate goal and with the individual performance multiplier of 150%. Mr. Krause was not granted an equity award in Fiscal Year 2022.

Broadcom Inc.	59

EXECUTIVE COMPENSATION

Fiscal Year 2022 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information about stock awards outstanding on October 30, 2022, the last day of Fiscal Year 2022, held by each of our NEOs. All outstanding, unvested stock awards previously granted to Mr. Krause were forfeited and cancelled upon his resignation from Broadcom in July 2022 and, as such, no stock awards were outstanding on October 30, 2022.

Name	Grant Date	Stock Awards(1)						2019 Multi- Year Equity Award Vest Start Date
		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Hock E. Tan	04/05/21	—		—	179,400	(3)	84,838,260
	11/01/21	—		—	147,711	(4)	69,852,532
	11/01/21	—		—	18,937	(5)	8,955,307

Kirsten M. Spears	01/15/19	1,562	(6)	738,670	7,881	(7)	3,726,925	03/15/19
	01/15/19	3,124	(6)	1,477,340	9,376	(8)	4,433,910	03/15/20
	01/15/19	4,687	(6)	2,216,482	10,938	(9)	5,172,580	03/15/21
	01/15/19	6,250	(6)	2,955,625	12,500	(10)	5,911,250	03/15/22
	12/15/20	9,750	(11)	4,610,775	19,500	(12)	9,221,550
	12/15/20	3,250	(13)	1,536,925

Mark D. Brazeal	01/15/19	1,875	(6)	886,688	9,455	(7)	4,471,270	03/15/19
	01/15/19	3,750	(6)	1,773,375	11,250	(8)	5,320,125	03/15/20
	01/15/19	5,625	(6)	2,660,063	13,125	(9)	6,206,813	03/15/21
	01/15/19	7,500	(6)	3,546,750	15,000	(10)	7,093,500	03/15/22
	12/15/21	8,000	(14)	3,783,200	14,000	(15)	6,620,600
	12/15/21	2,000	(16)	945,800

Charlie B. Kawwas, Ph.D.	01/15/19	2,500	(6)	1,182,250	12,606	(7)	5,961,377	03/15/19
	01/15/19	5,000	(6)	2,364,500	15,000	(8)	7,093,500	03/15/20
	01/15/19	7,500	(6)	3,546,750	17,500	(9)	8,275,750	03/15/21
	01/15/19	10,000	(6)	4,729,000	20,000	(10)	9,458,000	03/15/22
	04/05/21	11,960	(17)	5,655,884	35,880	(18)	16,967,652

(1)	The awards shown in these columns are awards granted under our Avago Plan unless otherwise noted.
(2)	The amounts shown in this column represent the number of shares of common stock that have not vested multiplied by $472.90, the closing price per share of common stock on October 28, 2022, the last trading day of Fiscal Year 2022.
(3)	Represents a PSU award granted under our 2012 Plan, based on attainment of the maximum performance level, given that the level of performance through October 30, 2022 is tracking above target. This PSU award is earned based on our Relative TSR and absolute TSR performance measured over the period of November 2, 2020 through October 29, 2023, as determined by the independent directors and subject to Mr. Tan’s continued employment on the vesting date of October 29, 2023. In the aggregate, Mr. Tan may earn up to 300% of the target number of shares if our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative, provided that no shares will be earned if our Relative TSR is not at or above the 25th percentile of the S&P 500 Index.
(4)	Represents the FY 2022 TSR PSU Award granted under our 2012 Plan, based on attainment of the maximum performance level, given that the level of performance through October 30, 2022 is tracking above target. The FY 2022 TSR PSU Award is earned based on our Relative TSR and absolute TSR performance measured over the period of November 1, 2021 through November 3, 2024, as determined by the independent directors and subject to Mr. Tan’s continued employment on the vesting date of November 3, 2024. In the aggregate, Mr. Tan may earn up to 300% of the target number of shares if our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative, provided that no shares will be earned if our Relative TSR is not at or above the 25th percentile of the S&P 500 Index.
(5)	Represents the FY 2022 Strategic PSU Award granted under our 2012 Plan that is earned based on the achievement of all preset metrics and milestones related to corporate strategy, acquisition strategy and leadership development during the performance period of November 1, 2021 through October 30, 2022, as determined by the independent directors determination and subject to Mr. Tan’s continued employment on the vesting date of October 30, 2022. Following Fiscal Year 2022, the independent directors determined that all preset metrics and milestones had been achieved and the shares were issued to Mr. Tan.
60	2023 Proxy Statement

EXECUTIVE COMPENSATION

(6)	Represents a RSU Multi-Year Award that will vest as to 25% on each anniversary of the applicable vesting start date, subject to the NEO’s continued employment through the relevant vesting date. The 2019 Multi-Year Equity Awards have staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022.
(7)	Represents a PSU Multi-Year Award based on attainment of the maximum performance level as performance through October 30, 2022 is tracking at above target. The PSU award will vest as to 25% of the target number of shares on each anniversary of March 15, 2019, subject to the NEO’s continued employment through the applicable vesting date and subject to the achievement of specified performance goals based on our Relative TSR over four performance periods beginning on March 2, 2019 and ending on each of March 1 of 2020, 2021, 2022 and 2023, as determined by the Compensation Committee. The number of shares that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative. No shares will be earned for a performance period if our Relative TSR is not at or above the 25th percentile of the S&P 500 Index. Our Relative TSR for the first, second and third performance periods was at the 48th, 90th and 90th percentile, respectively, and, as a result, 23.9%, 25% and 25% of the PSU award was earned in Fiscal Years 2020, 2021 and 2022, respectively.
(8)	Represents a PSU Multi-Year Award based on attainment of the maximum performance level as performance through October 30, 2022 is tracking at above target. The PSU award will vest as to 25% of the target number of shares on each anniversary of March 15, 2020, subject to the NEO’s continued employment through the applicable vesting date and subject to the achievement of specified performance goals based on our Relative TSR over four performance periods beginning on March 2, 2020 and ending on each of March 1 of 2021, 2022, 2023 and 2024, as determined by the Compensation Committee. The number of shares that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative. No shares will be earned for a performance period if our Relative TSR is not at or above the 25th percentile of the S&P 500 Index. Our Relative TSR for the first and second performance periods was at the 92nd and 93rd percentile, respectively, and, as a result, 25% of the PSU award was earned in each of Fiscal Years 2021 and 2022.
(9)	Represents a PSU Multi-Year Award based on attainment of the maximum performance level as performance through October 30, 2022 is tracking at above target. The PSU award will vest as to 25% of the target number of shares on each anniversary of March 15, 2021, subject to the NEO’s continued employment through the applicable vesting date and subject to the achievement of specified performance goals based on our Relative TSR over four performance periods beginning on March 2, 2021 and ending on each of March 1 of 2022, 2023, 2024 and 2025, as determined by the Compensation Committee. The number of shares that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative. No shares will be earned for a performance period if our Relative TSR is not at or above the 25th percentile of the S&P 500 Index. Our Relative TSR for the first performance period was at the 69th percentile and, as a result, 25% of the PSU award was earned in Fiscal Year 2022.
(10)	Represents a PSU Multi-Year Award based on attainment of the target performance level as performance through October 30, 2022 is tracking at below target. The PSU award will vest as to 25% of the target number of shares on each anniversary of March 15, 2022, subject to the NEO’s continued employment through the applicable vesting date and subject to the achievement of specified performance goals based on our Relative TSR over four performance periods beginning on March 2, 2022 and ending on each of March 1 of 2023, 2024, 2025 and 2026, as determined by the Compensation Committee. The number of shares that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative. No shares will be earned for a performance period if our Relative TSR is not at or above the 25th percentile of the S&P 500 Index.
(11)	Represents a RSU award granted under the LSI Plan that vests as to 25% on each anniversary of the grant date, subject to Ms. Spears’ continued employment through the applicable vesting date.
(12)	Represents a PSU award granted under the LSI Plan based on the attainment of the maximum performance level as performance through October 30, 2022 is tracking above target. The PSU award will vest as to 25% of the target number of shares on each anniversary of December 15, 2020, the grant date, subject to Ms. Spears’ continued employment through the applicable vesting date and subject to the achievement of specified performance goals based on our Relative TSR over four performance periods beginning on March 2, 2020 and ending on each of March 1 of 2021, 2022, 2023 and 2024, as determined by the Compensation Committee. The number of shares that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, Ms. Spears may earn up to 200% of the target number of shares, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative. No shares will be earned for a performance period if our Relative TSR is below the 25th percentile of the S&P 500 Index. Our Relative TSR for the first performance period was at the 92nd percentile and, as a result, 25% (3,250 shares) of the PSU award was earned in Fiscal Year 2021 and vested in Fiscal Year 2022. Our Relative TSR for the second performance period was at the 93rd percentile and, as a result, 25% (3,250 shares) of the PSU award was earned in Fiscal Year 2022 but remained unvested until December 15, 2022.
(13)	Represent shares earned under a PSU award (referenced in footnote (12)) in Fiscal Year 2022 but remain subject to time-based vesting. Subject to the NEO’s continued employment, the shares vest on December 15, 2022.
(14)	Represents the Brazeal Promotion RSUs granted under the 2012 Plan that vests as to 25% on each anniversary of the grant date, subject to Mr. Brazeal’s continued employment through the applicable vesting date.
(15)	Represents the Brazeal Promotion PSUs granted under the 2012 Plan based on the attainment of the maximum performance level as performance through October 30, 2022 is tracking above target. The Brazeal Promotion PSUs will vest as to 25% on each anniversary of December 15, 2021, the grant date, subject to Mr. Brazeal’s continued employment through the applicable vesting date and subject to the achievement of specified performance goals based on our Relative TSR over four performance periods beginning on March 2, 2021 and ending on each of March 1 of 2022, 2023, 2024 and 2025, as determined by the Compensation

Broadcom Inc.	61

EXECUTIVE COMPENSATION

Committee. The number of shares that may be earned is capped at 25% of the target number of shares for each of the first three performance periods. In the aggregate, Mr. Brazeal may earn up to 200% of the target number of shares, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative. No shares will be earned for a performance period if our Relative TSR is below the 25th percentile of the S&P 500 Index. Our Relative TSR for the first performance period was at the 69th percentile and, as a result, 25% (2,000 shares) of this award was earned in Fiscal Year 2022, but remained unvested until December 15, 2022.
(16)	Represent shares earned under the Brazeal Promotion PSUs (referenced in footnote (15)) in Fiscal Year 2022 but remain subject to time-based vesting. Subject to the NEO’s continued employment, the shares vest on December 15, 2022.
(17)	Represents a RSU award granted under our 2012 Plan that vest as to one-third on each anniversary of December 15, 2020, subject to Dr. Kawwas’ continued employment through the applicable vesting dates.
(18)	Represents a PSU award granted under our 2012 Plan based on attainment of the maximum performance level as performance through October 30, 2022 is tracking above target. This PSU award is earned based on our Relative TSR and absolute TSR measured over the period of November 2, 2020 through October 29, 2023, as determined by the Compensation Committee, subject to Dr. Kawwas’ continued employment on the vesting date of October 29, 2023. In the aggregate, Dr. Kawwas may earn up to 200% of the target number of shares if our Relative TSR is at or above the 75th percentile of the S&P 500 Index and our absolute TSR is not negative, provided that no shares will be earned if our Relative TSR is below the 25th percentile of the S&P 500 Index.

Fiscal Year 2022 Option Exercises and Stock Vested Table

The following table sets forth information regarding the vesting of stock awards during Fiscal Year 2022 for each of our NEOs. No NEO held outstanding option awards at the end of Fiscal Year 2022. Stock award value realized is calculated by multiplying the number of shares of common stock shown in the table by the closing market price of our shares of common stock, as reported on the Nasdaq Global Select Market, on the date the stock awards vested. Value Realized on Vesting represents long-term gain over multiple years of service by the NEO and are not considered as part of a NEO’s Fiscal Year 2022 compensation.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hock E. Tan	—	—
Kirsten M. Spears	24,124	14,641,217
Mark D. Brazeal	21,750	12,927,855
Charlie B. Kawwas, Ph.D.	33,480	20,186,138
Thomas H. Krause, Jr.	34,230	20,630,708

(1)	These shares include shares vested under RSU and PSU awards granted in fiscal years 2018, 2019 and 2021.

Severance and Change in Control Agreements with Named Executive Officers; Death and Permanent Disability Policies; Retirement

Severance Benefit Agreements — General Terms

In Fiscal Year 2022 each of our NEOs was party to a severance benefits agreement with Broadcom (as may be amended or restated from time to time, a “severance benefit agreement”). Mr. Krause’s severance benefits agreement terminated in July 2022 upon his resignation from Broadcom and no payments were made pursuant to his severance benefits agreement.

These severance benefits agreements provide each NEO with severance payments and other benefits in the event termination of employment is without cause, due to death or permanent disability or for “good reason,” as such terms are defined in the severance benefits agreements (a “Covered Termination”), provided that the NEO timely executes a general release of claims in Broadcom’s favor.

62	2023 Proxy Statement

EXECUTIVE COMPENSATION

If a Covered Termination takes place within 12 months following (or in the case of Mr. Tan, within three months prior to or 12 months following) a “change in control” (as defined in the severance benefits agreement) of Broadcom, Broadcom must provide the NEO with:

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage	Equity Award Vesting Acceleration(2)
Hock E. Tan	24 months	200%	—	100%
Kirsten M. Spears	12 months	100%	12 months	100%
Mark D. Brazeal	12 months	100%	12 months	100%
Charlie B. Kawwas, Ph.D.	12 months	100%	12 months	100%

(1)	Bonus payments are calculated using the lesser of the NEO’s prior year’s actual bonus or target bonus.
(2)	The NEO will receive full acceleration of all outstanding RSU awards and acceleration of outstanding PSU awards, after giving effect to any deemed satisfaction of performance goals in accordance with this footnote (2).

For Mr. Tan, Dr. Kawwas and Ms. Spears, except as otherwise provided in an applicable award agreement, for PSU awards for which the performance period has not been completed, the performance goals will be deemed met at target levels. For Mr. Brazeal, the performance goals applicable to his PSU awards will be deemed satisfied up to 100% in the discretion of our Board, based on Broadcom’s performance through the date of the change in control. The severance benefit agreements for Messrs. Tan and Brazeal, and Dr. Kawwas also contain alternative language that would apply to PSU awards that vest based on share price contingencies, but no such awards were outstanding as of October 30, 2022.

Under the terms of the FY 2022 TSR PSU Award and Brazeal Promotion PSUs, as well as the PSU awards granted to Mr. Tan, Dr. Kawwas and Ms. Spears in Fiscal Year 2021, the performance goals will be based on Broadcom’s performance through a date within 10 days prior to the change in control and the Achievement Factor will be calculated on a date before the change in control, as determined by the plan administrator of the 2012 Plan.

If a Covered Termination takes place other than in connection with a “change in control” (as defined in the severance benefits agreement) of Broadcom, Broadcom must provide the NEO with:

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage	Cash Payments in Exchange for Equity Cancellation(2)
Hock E. Tan	12 months	100%	—	—
Kirsten M. Spears	9 months	50%	6 months	—
Mark D. Brazeal	9 months	50%	6 months	—
Charlie B. Kawwas, Ph.D.(2)	9 months	50%	6 months	18 months acceleration

(1)	Bonus payments are calculated using the lesser of the NEO’s prior year’s actual bonus or prior year’s target bonus.
(2)	If termination of employment without “cause” or for “good reason” occurs during the Continuation Period (as defined below), Dr. Kawwas will receive a lump sum cash amount shortly after his release of claims becomes effective and irrevocable equal to: (x) that number of shares that would have vested under his outstanding RSU and PSU awards had he remained continuously employed by Broadcom for an additional 18 months following his termination, with the performance goals deemed met at target performance, multiplied by (y) the closing price of Broadcom common stock on the date his employment terminates (or, if there is no closing price on such date, then the closing price on the last preceding trading date).

The definition of “good reason” generally means any of the following, subject to certain notice and cure period provisions: (A) a material reduction in the NEO’s salary (other than as part of a broad salary reduction program instituted because Broadcom is in financial distress); (B) a substantial reduction in the NEO’s duties and responsibilities; (C) the elimination or reduction of the NEO’s eligibility to participate in Broadcom’s benefit programs that is inconsistent with the eligibility of our executives to participate therein; (D) Broadcom informs the NEO of its intention to transfer the NEO’s primary workplace to a location that is more than 50 miles from the location of the NEO’s primary workplace as of such date; (E) Broadcom’s material breach of the severance benefits agreement that is not cured within 60 days written notice thereof; and (F) any serious chronic mental or physical illness of the NEO or a member of the NEO’s family that requires the NEO to terminate their employment because of substantial interference with the NEOs duties; provided, that at Broadcom’s request the NEO provides Broadcom with a written physician’s statement confirming the existence of such mental or physical illness. For Dr. Kawwas, a termination during the period between and inclusive of December 10, 2020 and December 15, 2023 (such period,

Broadcom Inc.	63

EXECUTIVE COMPENSATION

the “Continuation Period”) for “good reason” also includes: (A) an adverse change or reduction in either (i) their position, title, reporting responsibilities or duties or (ii) compensation, or (B) being required to report to anyone other than our CEO or the Board.

Acceleration of Equity Awards in the Event of Death or Permanent Disability

Upon an executive’s death or permanent disability, Broadcom’s Death and Permanent Disability Policies provide for the full acceleration of vesting of the executive’s outstanding and unvested equity awards that have started vesting and would otherwise vest solely based on the executive’s continued service, including PSU awards for which the performance criteria have been met as of the date of such death or permanent disability. Under such circumstances, any PSU awards held by executives with performance periods that have started but not ended will have their performance goals deemed achieved at 100% of target levels, with all other terms and conditions deemed met. However, pursuant to the terms of the 2019 Multi-Year Equity Awards, holders are not entitled to full acceleration of vesting of these awards except with respect to those awards for which the vesting start date has already occurred at the time of the applicable executive’s death or disability. The Death Policy applies to all of our employees, directors and other service providers, including the NEOs, while the Permanent Disability Policy applies to (i) any officer of Broadcom, as such term is defined in Exchange Act Rule 16a-1 and (ii) any member of the CEO’s executive staff, including the NEOs, as determined by the CEO. The benefits provided under the Death and Permanent Disability Policies are intended to be additive to any benefits a NEO becomes entitled to under any other policy, program, plan or agreement (including severance benefit agreements), generally unless the Board, the Compensation Committee or the Policy Committee (as defined in the applicable policy) determines otherwise.

Retirement

Under the FY 2022 TSR PSU Award and the PSU award granted to Mr. Tan in Fiscal Year 2021 (the "FY 2021 PSU Award"), if Mr. Tan retires from Broadcom prior to the applicable vesting date (as noted in the table below), the performance period for each of these PSU awards will end on the date of his retirement notice and vest on his retirement date, subject to achievement of the applicable performance goals. Such retirement notice must be provided at least 30 days prior to Mr. Tan’s retirement date. The following table reflects the potential payments Mr. Tan would be entitled to receive if he had provided a retirement notice on September 29, 2022 and retired effective October 30, 2022.

PSU Award	Vesting Date	Shares Accelerated(1) (#)	Value of PSU Acceleration(2) ($)
FY 2021 PSU Award	10/29/2023	135,973	64,301,632
FY 2022 TSR PSU Award	11/03/2024	49,237	23,284,177

(1)	Number of shares for which the performance goals having been deemed satisfied based on Broadcom’s actual performance immediately prior to October 30, 2022.
(2)	Based on a per share price of $472.90, the closing price per share of Broadcom common stock on October 28, 2022, the last trading day of Fiscal Year 2022.

64	2023 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments and Benefits upon Certain Terminations of Employment in Connection with a Change in Control

The following table reflects the potential payments and benefits to which our NEOs, except for Mr. Krause, would be entitled under their severance benefits agreements and equity award agreements in effect as of the end of Fiscal Year 2022 in the event of a Covered Termination taking place within 12 months following a change in control of Broadcom (or in the case of Mr. Tan three months before or 12 months following a change in control of Broadcom). The amounts presented in the table assume an employment termination date and a change in control date of October 30, 2022 and that all eligibility requirements contemplated by the NEO’s respective agreements and our policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of RSU/PSU Acceleration ($)	Total ($)
Hock E. Tan	2,400,000	4,800,000	—	87,585,809(2)	94,785,809
Kirsten M. Spears	412,000	371,057	24,449	35,257,532(3)	36,065,038
Mark D. Brazeal	515,000	500,000	23,917	31,414,274(3)	32,453,191
Charlie B. Kawwas, Ph.D.	721,000	674,615	24,449	51,364,034(3)	52,784,098

(1)	Represents the cost of our subsidized continued healthcare benefits based on our current costs to provide such coverage.
(2)	This amount includes the number of shares subject to the FY 2022 TSR PSU Award and the FY 2021 PSU Award for which the performance goals have been deemed satisfied based on Broadcom’s actual performance immediately prior to October 30, 2022, multiplied by $472.90, the closing price per share of Broadcom common stock on October 28, 2022, the last trading day of Fiscal Year 2022.
(3)	This amount includes the number of shares subject to (a) RSU awards and (b) PSU awards for which the performance goals have been deemed satisfied based on Broadcom’s actual performance immediately prior to October 30, 2022, in each case multiplied by $472.90, the closing price per share of Broadcom common stock on October 28, 2022.

Potential Payments and Benefits upon Certain Terminations of Employment

The following table reflects the potential payments and benefits to which our NEOs, except for Mr. Krause, would be entitled under their severance benefits agreements in effect as of the end of Fiscal Year 2022, in the event of a Covered Termination taking place not in connection with a change in control of Broadcom. The amounts presented in the table assume an employment termination date of October 30, 2022 and that all eligibility requirements contemplated by the NEO’s respective agreements and our policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Cash Payments in Exchange for Equity Cancellation ($)(2)	Total ($)
Hock E. Tan	1,200,000	2,400,000	—	—	3,600,000
Kirsten M. Spears	309,000	185,529	12,224	—	506,753
Mark D. Brazeal	386,250	250,000	11,959	—	648,209
Charlie B. Kawwas, Ph.D.	540,750	337,308	12,224	30,691,210	31,581,492

(1)	Represents the cost of the subsidized continued healthcare benefits based on the current costs to provide such coverage.
(2)	This amount includes the number of shares that would have vested under outstanding RSU and PSU awards had Dr. Kawwas remained continuously employed by Broadcom for an additional 18 months following October 30, 2022, with any applicable performance conditions deemed to have been achieved at target performance, multiplied by $472.90, the closing price per share of Broadcom common stock on October 28, 2022.

Broadcom Inc.	65

EXECUTIVE COMPENSATION

Potential Payments under our Death and Permanent Disability Policies

The following table reflects the additional potential payments and benefits to which our NEOs, except for Mr. Krause, would be entitled under the Death and Permanent Disability Policies in effect as of October 30, 2022, in the event of death or permanent disability. The amounts presented in the table assume a termination of employment date of October 30, 2022 and that all eligibility requirements contemplated by the Death and Permanent Disability Policies were met.

Name	Value of RSU/PSU Acceleration ($)(1)
Hock E. Tan	51,563,597
Kirsten M. Spears	23,998,256
Mark D. Brazeal	25,300,150
Charlie B. Kawwas, Ph.D.	37,784,710

(1)	The amounts represent the number of shares issued upon full acceleration of each RSU award that has begun vesting and each PSU award for which the performance period has begun with the performance goals deemed achieved at target performance levels, multiplied by $472.90, the closing price per share of Broadcom common stock on October 28, 2022.
66	2023 Proxy Statement

CEO PAY RATIO

CEO PAY RATIO

In accordance with SEC rules, Broadcom is providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (the “Ratio”). For Fiscal Year 2022, the annual total compensation of our CEO, as reported in the “Fiscal Year 2022 Summary Compensation Table,” is $60,606,971 and the median of the annual total compensation of all our employees is $179,156. The Ratio is 338 to 1.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with SEC executive compensation disclosure rules. This calculation is the same calculation used to determine the total compensation for purposes of the “Fiscal Year 2022 Summary Compensation Table” with respect to each of our NEOs.

As permitted by SEC rules, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our pay ratio disclosure in Fiscal Year 2020, based on our determination that there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Our median employee also remained in the same role in Fiscal Year 2020, Fiscal Year 2021 and Fiscal Year 2022.

To identify the median employee, we used the following methodology in Fiscal Year 2020:

•	We collected compensation data from our human resources system of record for all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis, as of November 1, 2020, which was the last day of Fiscal Year 2020. Last year, our measuring date was also the last day of our fiscal year.
•	We annualized the compensation of all permanent full-time and part-time employees who we hired between November 4, 2019 and November 1, 2020. We applied an exchange rate used in our human resources system of record as of November 1, 2020 to convert all international currencies into U.S. dollars.
•	We used target total direct compensation as of November 1, 2020, as our consistently applied compensation measure. In this context, target total direct compensation meant (1) the applicable annual base salary level in effect as of November 1, 2020, (2) the annual incentive cash target amount or commission target amount payable for service in Fiscal Year 2020, and (3) the approved value of the annual equity awards granted during Fiscal Year 2020.

The Ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

Broadcom Inc.	67

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

Plans Approved by our Stockholders

Broadcom has three equity compensation plans that have been approved by our stockholders: the Avago Plan, the 2012 Plan and the ESPP. The Avago Plan expired in July 2019 and no new grants may be made under the Avago Plan following such date. Neither the 2012 Plan nor the ESPP have an expiration date.

Plans Not Approved by our Stockholders

Broadcom assumed outstanding equity awards granted under the LSI Plan, the Brocade 2009 Stock Plan, the Brocade Amended and Restated Inducement Award Plan, the CA, Inc. 2011 Incentive Plan and under other equity compensation plans or agreements that were assumed by Broadcom in connection with our acquisitions of LSI, Broadcom Corporation, Brocade Communications Systems, and CA, and other companies that originally granted those awards.

The following table sets forth as of October 30, 2022 the number and weighted-average exercise price of shares of common stock to be issued upon the exercise of outstanding stock options, RSU awards and PSU awards, and the number of securities remaining available for future issuance under all of our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation plans approved by stockholders	17,498,825	(2)	$203.16	21,144,140	(3)
Employee stock purchase plans approved by stockholders				5,941,901
Equity compensation plans not approved by stockholders	56,273	(4)	$52.84	—
Total	17,555,098		$151.16	27,086,041

(1)	Shares issuable upon vesting of RSU and PSU awards have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(2)	Represents (i) 3,832,260 shares that may be issued upon vesting of outstanding RSU awards and PSU awards (assuming the maximum performance level) granted under the Avago Plan, and (ii) 4,375 shares subject to outstanding stock options and 13,662,190 shares that may be issued upon the vesting of outstanding RSU awards and PSU awards (assuming the maximum performance level) granted under the 2012 Plan.
(3)	Shares available for issuance under the 2012 Plan.
(4)	Represents (i) 2,206 shares subject to outstanding stock options and 53,959 shares that may be issued upon the vesting of outstanding RSU awards and PSU awards (assuming the maximum performance level) granted under the LSI Plan and (ii) and 108 shares subject to outstanding stock options granted under other equity compensation plans and agreements assumed by Broadcom in connection with our acquisition of other companies that originally established those plans or agreements.

For additional information regarding our equity compensation plans, please refer to Note 11 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our 2022 Annual Report.

68	2023 Proxy Statement

STOCKHOLDER INFORMATION

STOCKHOLDER INFORMATION

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth information about the beneficial ownership of Broadcom common stock as of
February 6, 2023 for:

•	each of our directors and nominees for director;
•	each named executive officer; and
•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all common stock that they beneficially own.

Common stock subject to RSU awards that vest within 60 days of February 6, 2023 are deemed to be outstanding and to be beneficially owned by the person holding the equity award for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 416,923,664 shares of common stock outstanding as of February 6, 2023.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Number of Shares Common Stock	Percentage of Common Stock
Five Percent Stockholders:
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	39,039,754	9.4%
Capital International Investors(3) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	30,990,765	7.4%
Capital World Investors(4) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	29,452,712	7.1%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	29,344,162	7.0%
Capital Research Global Investors(6) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	21,796,953	5.2%
Directors and Executive Officers:
Diane M. Bryant(7)	1,592	*
Gayla J. Delly(8)	3,264	*
Raul J. Fernandez(9)	1,953	*
Eddy W. Hartenstein(10)	13,798	*
Check Kian Low(11)	4,583	*
Justine F. Page(12)	2,981	*
Henry Samueli, Ph.D.(13)	8,930,534	2.1%
Hock E. Tan	244,514	*
Harry L. You(14)	2,113	*
Mark D. Brazeal(15)	9,516	*
Charlie B. Kawwas, Ph.D.(16)	50,711	*
Kirsten M. Spears(17)	15,472	*
Thomas H. Krause, Jr.(18)	—	—
All 12 current directors and executive officers as a group(19)	9,281,031	2.2%

*	Represents beneficial ownership of less than 1%.

Broadcom Inc.	69

STOCKHOLDER INFORMATION

(1)	Amounts shown in the table above include securities held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Number of shares of common stock is based solely on information reported by The Vanguard Group on the Schedule 13G/A filed with the SEC on February 9, 2023, reporting ownership as of December 31, 2022. According to such Schedule 13G/A. The Vanguard Group has sole dispositive power over 37,297,132 of these shares, shared dispositive power over 1,742,622 of these shares and shared voting power over 599,373 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2023.
(3)	Number of shares of common stock is based solely on information reported by Capital International Investors on the Schedule 13G/A filed with the SEC on February 13, 2023, reporting ownership as of December 31, 2022. According to such Schedule 13G/A, Capital International Investors has sole dispositive power over these shares and sole voting power over 30,852,480 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2023.
(4)	Number of shares of common stock is based solely on information reported by Capital World Investors on the Schedule 13G/A filed with the SEC on February 13, 2023, reporting ownership as of December 31, 2022. According to such Schedule 13G/A, Capital World Investors has sole dispositive power over these shares and sole voting power over 29,391,789 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2023.
(5)	Number of shares of common stock is based solely on information reported by BlackRock, Inc. on the Schedule 13G/A filed with the SEC on February 2, 2023, reporting ownership as of December 31, 2022. According to such Schedule 13G/A, BlackRock, Inc. has sole dispositive power over these shares and sole voting power over 26,653,280 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2023.
(6)	Number of shares of common stock is based solely on information reported by Capital Research Global Investors on the Schedule 13G/A filed with the SEC on February 13, 2023, reporting ownership as of December 31, 2022. According to such Schedule 13G/A, Capital Research Global Investors has sole dispositive power over these shares and sole voting power over 21,789,179 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2023.
(7)	Shares shown in the table above include 32 shares held by The Diane M. Bryant Trust u/a/d 11/08/17 and 413 shares that Ms. Bryant has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards.
(8)	Shares shown in the table above include 413 shares that Ms. Delly has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards.
(9)	Shares shown in the table above include 413 shares that Mr. Fernandez has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards.
(10)	Shares shown in the table above include 12,909 shares held by The Hartenstein Family Trust and 413 shares that Mr. Hartenstein has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards.
(11)	Shares shown in the table above include 413 shares that Mr. Low has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards.
(12)	Shares shown in the table above include 413 shares that Ms. Page has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards.
(13)	The shares in the table include (i) 4,080,922 shares held by D95GT LLC, (ii) 1,227,203 shares held by E95GT LLC, (iii) 459,690 shares held by H&S Portfolio II L.P., and (iv) 3,162,719 shares held by H&S Investments I L.P. Dr. Samueli disclaims beneficial ownership of the shares held by H&S Portfolio II, L.P and H&S Investments I, L.P. (collectively, the “H&S Partnerships”) and D95GT LLC and E95GT LLC, except to the extent of his pecuniary interest therein. H&S Ventures LLC is the general partner of the H&S Partnerships and Dr. Samueli has an ownership interest in H&S Ventures LLC. Dr. Samueli has sole dispositive and voting power over the shares held by the H&S Partnerships, D95FT LLC and E95GT LLC.
(14)	Shares shown in the table above include 413 shares that Mr. You has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards.
(15)	Shares shown in the table above include 7,500 shares that Mr. Brazeal has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards. These shares do not include any shares that may be earned pursuant to PSUs for the performance periods ending March 1, 2023.
(16)	Shares shown in the table above include 280 shares held by Dr. Kawwas’ spouse, 220 aggregate shares held by his children, and 10,000 shares that Dr. Kawwas has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards. These shares do not include any shares that may be earned pursuant to PSUs for the performance periods ending March 1, 2023.
(17)	Shares shown in the table above include 6,250 shares that Ms. Spears has the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards. These shares do not include any shares that may be earned pursuant to PSUs for the performance periods ending March 1, 2023.
(18)	Mr. Krause resigned from Broadcom on July 15, 2022. Based on the Form 4 filed by Mr. Krause on March 17, 2022.
(19)	Shares shown in the table above include 26,641 shares that directors and executive officers have the right to acquire within 60 days after February 6, 2023 upon the vesting of RSU awards. These shares do not include any shares that may be earned by our executive officers pursuant to their respective PSUs for the performance periods ending March 1, 2023.

70	2023 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Party Transactions

As provided by the Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the committee the authority to pre-approve related party transactions, provided such approvals are presented to the Audit Committee at its next scheduled meeting.

In approving or rejecting the proposed related party transaction, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the extent of the related person’s interests, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Code of Ethics also requires that our directors, officers and employees make appropriate disclosure of potential conflicts of interest to and receive approval from (i) the NESG Committee or the Audit Committee, in the case of directors and officers, or (ii) our compliance officer, in the case of employees. Our Board has authority to approve related party transactions in lieu of the Audit Committee.

Other Relationships

From time to time in the ordinary course of business, on an arms’ length basis, Broadcom purchases from and/or sells to certain entities where one of our directors or management may have relationships as directors or executive officers. During Fiscal Year 2022, on an arm’s length basis, Broadcom entered into an advertising and publicity sponsorship agreement with Monumental Sports & Entertainment, a private partnership in which Mr. Fernandez holds a minority interest and serves as Vice Chairman. Mr. Fernandez did not have a direct or indirect material interest in this transaction.

Broadcom Inc.	71

ADDITIONAL MEETING INFORMATION

ADDITIONAL MEETING INFORMATION

When:	April 3, 2023	Time:	4:00 p.m. Pacific Time
Where:	1320 Ridder Park Drive San Jose, California 95131	Record Date:	February 6, 2023

This Proxy Statement is made available in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting, or at any adjournments or postponements thereof. The Internet Notice, this Proxy Statement, the accompanying proxy card and our 2022 Annual Report were first made available to our stockholders on or about February 17, 2023.

Electronic Delivery of Our Stockholder Communications

We are furnishing the proxy materials, including this Proxy Statement and the 2022 Annual Report, to our stockholders via the Internet instead of mailing printed copies. The Internet Notice provides instructions as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy over the Internet or by telephone. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the Internet Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Meeting Attendance and Admission

You are invited to attend the Annual Meeting if you were a registered stockholder or a beneficial owner of Broadcom common stock on the Record Date. All stockholders must bring proof of identification. We may also impose additional screening measures for the health and safety of all participants. If you are a registered stockholder, your name will be verified against the list of registered stockholders prior to admittance to the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership on the Record Date. This can be any of the following:

•	the Internet Notice;
•	a proxy card;
•	a voting instruction card;
•	a brokerage statement or letter from a broker, bank or other nominee indicating ownership as of the Record Date; or
•	a legal proxy provided by your broker, bank or other nominee.

Quorum

Representation at the Annual Meeting of stockholders entitled to vote, in person or by proxy or representative and holding among them at least a majority of all issued and outstanding shares of common stock is required to constitute a quorum. Abstentions and “broker non-votes” are counted in determining whether a quorum is present at the Annual Meeting.

Voting Rights

Only holders of Broadcom common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of Broadcom common stock has one vote for each matter. As of the Record Date, Broadcom had 416,923,664 shares of common stock issued and outstanding.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a registered stockholder with respect to those shares.

72	2023 Proxy Statement

ADDITIONAL MEETING INFORMATION

If your shares are held by a broker, bank or other nominee, you are the “beneficial owner” of shares held in “street name.” As a beneficial owner, you have the right to instruct the broker, bank or other nominee that holds your shares on how to vote them.

Board Recommendations, Required Vote and Effects of Abstentions and Broker Non-Votes

The following chart describes the proposals to be considered at the Annual Meeting, our Board’s recommendations, the vote required for each of the proposals, and the manner in which votes will be counted.

If you are a beneficial owner and do not provide specific voting instructions to your broker, bank or other nominee, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the appointment of PwC as our independent auditors. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Proposal	Voting Options	Board Recommendation	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
To elect each of the nine director nominees named until the next annual meeting of stockholders or until their successors have been elected	For Against Abstain	For each nominee	Affirmative vote of a majority of votes cast	None	None
To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Broadcom for the fiscal year ending October 29, 2023	For Against Abstain	For	Affirmative vote of a majority of votes represented at the Annual Meeting and entitled to vote	Against	Broker has discretion to vote
To approve an amendment and restatement of the 2012 Stock Incentive Plan	For Against Abstain	For	Affirmative vote of a majority of votes represented at the Annual Meeting and entitled to vote	Against	None
To hold an advisory vote to approve the named executive officer compensation	For Against Abstain	For	Affirmative vote of a majority of votes represented at the Annual Meeting and entitled to vote	Against	None
To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation	1 Year 2 Year 3 Year Abstain	1 Year	Affirmative vote of a majority of votes represented at the Annual Meeting and entitled to vote	Against	None

Voting Procedures

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting. You may vote over the Internet, by telephone, by mail or in person.

•	Internet: Vote your shares at www.proxyvote.com.
•	Telephone: Call (800) 690-6903.
•	Mail: Complete, sign and date your proxy card and return it in the postage-paid envelope. You cannot vote by marking the Internet Notice and returning it.

Broadcom Inc.	73

ADDITIONAL MEETING INFORMATION

•	At the Annual Meeting: The method or timing of your vote will not limit your right to vote in person at the Annual Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on Sunday, April 2, 2023.

The shares voted by proxy over the Internet, telephonically or proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Voting Revocation

If you are a registered stockholder, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy card bearing a later date;
•	by granting a subsequent proxy over the Internet or by telephone;
•	by giving written notice of revocation to the Secretary of Broadcom prior to or at the Annual Meeting; or
•	by voting in person at the Annual Meeting.

Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting. If you are a beneficial owner, you may change or revoke your voting instructions by following the specific directions provided to you by your broker, bank or other nominee, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your broker, bank or other nominee and submitting the legal proxy along with your ballot.

Uninstructed Votes

If you are a registered stockholder and you return your signed proxy card without giving specific voting instructions, your shares will be voted by the proxy holders - Hock E. Tan, Kirsten M. Spears and Mark D. Brazeal or any one of them, with full power of substitution (together, the “Proxy Holders”) - as recommended by the Board (see table above).

If you are a beneficial owner and you do not provide specific voting instructions to your broker, bank or other nominee, your shares will not be voted, resulting in a “broker non-vote” and will have no effect on the Proposals except for Proposal 2 (see table above).

Inspector of Election

We have appointed a representative of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) as the inspector of elections of the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting and the final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

Costs of Solicitation

Broadcom will bear the cost of soliciting proxies. We have retained D. F. King & Co., Inc., an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $17,500, plus reimbursement of reasonable expenses. Broadcom and/or our agents, including certain of our officers, directors and employees, may solicit proxies by mail, telephone, e-mail, fax or in person. No additional compensation will be paid to our officers, directors or employees for such services. Broadcom will reimburse banks, brokerage firms and other custodians, nominees, trustees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of Broadcom common stock.

74	2023 Proxy Statement

OTHER INFORMATION

OTHER INFORMATION

Householding of Proxy Materials

We have adopted a procedure called “householding” under which one copy of the Internet Notice and, if applicable, our proxy materials will be delivered to multiple stockholders who share an address, unless contrary instructions from one or more stockholders are received.

Upon written request, Broadcom will promptly deliver a separate copy of the Internet Notice and, if applicable, the proxy materials to any stockholder at a shared address to which a single copy of any of these documents was delivered. To receive a separate copy of the Internet Notice and, if applicable, the proxy materials, registered stockholders may contact Broadridge at:

•	By Internet: www.proxyvote.com
•	By telephone: (800) 579-1639
•	By email: sendmaterial@proxyvote.com

In addition, if you are receiving multiple copies and would like to receive only one copy for your household, you should contact Broadridge at the address, telephone number or email address above. If you are a beneficial owner, you should contact your broker, bank or other nominee.

Stockholder Proposals and Director Nominations for the 2024 Annual Meeting

Proposals to be Included in the Proxy Materials

You may submit proposals for consideration at future annual stockholder meetings. To be considered for inclusion in the proxy materials for our annual meeting of stockholders to be held in 2024 (“2024 Annual Meeting”), your proposal (other than a proposal for director nomination) must comply with the procedures and requirements set forth in Rule 14a-8 under the Exchange Act and be received no later than October 20, 2023.

Proposals not to be Included in the Proxy Materials

Proposals for consideration at the 2024 Annual Meeting, but not for inclusion in the proxy materials, must be received no earlier than the close of business on December 4, 2023 and no later than the close of business on January 3, 2024. The proposal must be submitted by a stockholder of record and must set forth the information required by our Bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a registered stockholder.

Nominations for Election of Directors Using Proxy Access

A stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of Broadcom common stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received no earlier than the close of business on September 20, 2023 and no later than the close of business on October 20, 2023.

Nominations for Election of Directors not Included in the Proxy Materials

Director nominations that a stockholder intends to present at the 2024 Annual Meeting, but does not intend to have included in our proxy materials, must be received no earlier than the close of business on December 4, 2023 and no later than the close of business on January 3, 2024. Notice of director nominations must be submitted by a registered stockholder, must set forth the information required by our Bylaws and comply with additional

Broadcom Inc.	75

OTHER INFORMATION

requirements set forth in Rule 14a-19(b) under the Exchange Act. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a registered stockholder.

Delivery Method for Stockholder Proposals and Director Nominations

Notices of stockholder proposals and the intent to nominate directors at the 2024 Annual Meeting, and all supporting materials required by our Bylaws, must be submitted by one of the following means:

•	By Mail: Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131, Attention: Secretary
•	By Email: compliance.officer@broadcom.com

Broadcom reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Qualified director candidates suggested by holders of Broadcom common stock will be evaluated in the same manner as any other candidate for election to our Board (other than those standing for re-election).

Other Matters

Our management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as Proxy Holders.

Copies of this Proxy Statement and the 2022 Annual Report, as filed with the SEC, are also available on our website at www.broadcom.com or you can request a copy free of charge by calling Investor Relations at (408) 433-8000 or emailing investor.relations@broadcom.com.

Upon request, Broadcom will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our 2022 Annual Report. You may request a copy, at no cost, by writing, telephoning or emailing us at:

Broadcom Inc.
Attn: Investor Relations
1320 Ridder Park Dive
San Jose, California 95131
Telephone: (408) 433-8000
Email: investor.relations@broadcom.com

To ensure timely delivery of any materials requested prior to the date of the Annual Meeting, you should request such materials no later than March 17, 2023.

By Order of the Board,

Hock E. Tan

Director, President and Chief Executive Officer

February 17, 2023

San Jose, California

76	2023 Proxy Statement

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

	Fiscal Year Ended
	October 30, 2022	October 31, 2021	November 1, 2020
		(in millions)
Operating income on GAAP basis	$14,225	$8,519	$4,014
Purchase accounting effect on inventory	—	—	11
Amortization of acquisition-related intangible assets	4,359	5,403	6,220
Stock-based compensation expense	1,533	1,704	1,976
Restructuring, impairment and disposal charges	62	165	233
Litigation settlements	—	1	63
Acquisition-related costs	115	120	422
Operating income on non-GAAP basis	$20,294	$15,912	$12,939
Operating income on non-GAAP basis	$20,294	$15,912
Provisions or accruals for anticipated payouts under APB Plan	893	764
Adjusted operating income on non-GAAP basis	$21,187	$16,676
Net cash provided by operating activities	$16,736	$13,764	$12,061
Purchases of property, plant and equipment	(424)	(443)	(463)
Free cash flow	$16,312	$13,321	$11,598

Use of Non-GAAP Financial Measures

Non-GAAP results exclude amortization of acquisition-related intangible assets, stock-based compensation expense, restructuring, impairment and disposal charges, acquisition-related costs, including integration costs, purchase accounting effect on inventory, litigation settlements, loss on debt extinguishment, gains (losses) on investments, income (loss) from discontinued operations, non-GAAP tax reconciling adjustments, and other adjustments. We believe this non-GAAP financial information provides additional insight into our on-going performance. Therefore, we provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our on-going operations and enable more meaningful period to period comparisons.

Management does not believe that these items are reflective of our underlying performance. Internally, these non-GAAP measures are significant measures used by management for purposes of evaluating our core operating performance, establishing internal budgets, calculating return on investment for development programs and growth initiatives, comparing performance with internal forecasts and targeted business models, strategic planning, evaluating and valuing potential acquisition candidates and how their operations compare to our operations, and benchmarking performance externally against our competitors. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The forgoing reconciliation includes a reconciliation of free cash flow to the most comparable GAAP cash flow measure, “Net cash provided by operating activities.” Free cash flow measures have limitations as they omit certain components of the overall cash flow statement and do not represent the residual cash flow available for discretionary expenditures. Investors should not consider presentation of free cash flow measures as implying that stockholders have any right to such cash. Our free cash flow may not be calculated in a manner comparable to similarly named measures used by other companies.

Broadcom Inc.	A-1

APPENDIX B

BROADCOM INC.

2012 STOCK INCENTIVE PLAN
(amended and restated April 3, 2023)

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 2012 Stock Incentive Plan, formerly known as the Broadcom Corporation 2012 Stock Incentive Plan, was adopted by the Board of Directors of Broadcom Corporation on February 16, 2012 and was approved by the shareholders of Broadcom Corporation on May 15, 2012. The Plan was amended and restated by the Board of Directors of Broadcom Corporation on February 13, 2014 and January 28, 2015. The Plan was amended by the Board of Directors of Broadcom Limited on February 1, 2016. The Plan was amended by the Board on April 4, 2018, was amended and restated by the Board on February 5, 2021 and was approved by the stockholders of the Corporation on April 5, 2021. The Plan was subsequently amended and restated by the Board on February 6, 2023 (the “Board Approval Date”), subject to approval of the stockholders of the Corporation on April 3, 2023. The Plan is intended to promote the interests of Broadcom Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN

A.	The Plan is divided into two equity incentive programs:

•	the Discretionary Grant Program, under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase Shares or stock appreciation rights tied to the value of such Shares, and
•	the Stock Issuance Program, under which eligible persons may be issued Shares pursuant to restricted stock or restricted stock unit awards or other stock-based awards, made by and at the discretion of the Plan Administrator, that vest upon the completion of a designated service period and/or the attainment of pre-established performance milestones, or under which Shares may be issued through direct purchase or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary).

B.	The provisions of Articles One and Four shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A.	The Discretionary Grant and Stock Issuance Programs shall be administered by the Plan Administrator, provided, that, any discretionary Awards to members of the committee that serves as the Plan Administrator for such service must be authorized and approved by a disinterested majority of the Board.
B.	Members of the committee appointed by the Board as the Plan Administrator shall serve for such period as the Board may determine and may be removed by the Board at any time.
C.	The Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant and Stock Issuance Programs

B-1	2023 Proxy Statement

APPENDIX B

and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant and Stock Issuance Programs under its jurisdiction or any Award thereunder.
D.	Service on the Compensation Committee, or other committee appointed by the Board as the Plan Administrator, shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee, or other committee appointed by the Board as the Plan Administrator, shall be liable for any act or omission made in good faith with respect to the Plan or any Award under the Plan.

IV.	ELIGIBILITY

A.	The persons eligible to participate in the Discretionary Grant and Stock Issuance Programs are as follows:

(i)	Employees,
(ii)	non-employee members of the Board or the board of directors of any Parent or Subsidiary, and
(iii)	Consultants who provide services to the Corporation (or any Parent or Subsidiary).

B.	The Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of Shares to be covered by each such Award, the status of any awarded option as either an Incentive Option or a Non-Statutory Option, the exercise price per Share in effect for each Award (subject to the limitations set forth in Article Two), the time or times when each Award is to vest and become exercisable, the maximum term for which the Award is to remain outstanding and such other terms of Awards as the Plan Administrator may deem appropriate in its discretion, and (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of Shares subject to each such Award, the vesting schedule (if any) applicable to the Shares subject to such Award, the cash consideration (if any) payable for such Shares and such other terms of Awards as the Plan Administrator may deem appropriate in its discretion.
C.	The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program and to effect stock issuances or other stock-based awards in accordance with the Stock Issuance Program.

V.	STOCK SUBJECT TO THE PLAN

A.	The Shares issuable under the Plan shall be authorized but unissued Shares, including Shares subject to Prior Awards and Shares repurchased by the Corporation on the open market. Subject to any additional Shares authorized by the vote of the Board and approved by the stockholders, the aggregate number of Shares reserved for issuance under the Plan from and after the Effective Date shall be (i) the number of Shares subject to outstanding Prior Awards, plus (ii) 45,000,000 Shares. The maximum number of Shares that may be issued pursuant to Incentive Options granted from and after the Effective Date shall equal the number of Shares available for grant under this Section V.A. of Article One, to the extent allowable under Section 422 of the Code and the rules thereunder.
B.	No one person participating in the Plan may be granted Awards for more than 4,000,000 Shares in the aggregate per calendar year.

Broadcom Inc.	B-2

APPENDIX B

C.	Shares subject to outstanding Awards under the Plan, which for purposes of this paragraph shall include Shares subject to outstanding Prior Awards, shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Unvested Shares issued under the Plan and subsequently cancelled or repurchased by the Corporation at the original exercise or issue price paid per Share pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of Shares reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance under the Plan. In addition, should the exercise price or base price of an Award under the Plan be paid with Shares, the authorized reserve of Shares under the Plan shall be reduced only by the net number of Shares issued under the exercised Award. Should Shares otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, exercise, vesting or settlement of an Award under the Plan, the number of Shares available for issuance under the Plan shall be reduced only by the net number of Shares issued with respect to that Award.
D.	Shares issued under awards granted by another entity (“other entity awards”) and assumed by the Corporation in connection with a merger, consolidation, stock purchase or similar transaction, or issued by the Corporation under awards substituted for other entity awards in connection with a merger, consolidation, stock purchase or similar transaction, shall not reduce the Shares available for Awards under the Plan, nor shall Shares subject to such assumed or substituted other entity awards be added back to the Shares available for issuance under the Plan.
E.	If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of Shares, exchange of Shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding Shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities and the exercise or base price per Share (or any other cash consideration payable per Share) in effect under each outstanding Award under the Discretionary Grant Program, and (iv) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per Share thereunder. To the extent such adjustments are to be made to outstanding Awards, those adjustments shall be effected in a manner that shall preclude the enlargement or dilution of rights and benefits under those Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

VI.	CHANGE IN CONTROL

A.	Unless otherwise provided in the applicable Award Agreement or another applicable agreement between the Optionee or the Participant and the Corporation or any Parent or Subsidiary, any Award that is outstanding immediately prior to a Change in Control will not vest, lapse (including, without limitation, with respect to forfeiture restrictions or rights of repurchase), and/or become exercisable (as applicable) solely as a result of the Change in Control, but will instead (i) be assumed by the Successor, (ii) continued in full force and effect pursuant to the terms of the Change in Control transaction, or (iii) replaced with a cash retention program of the Successor that preserves the spread existing at the time of the Change in Control on the Shares as to which the Award is not otherwise at that time vested and exercisable, and such Award, as so assumed, continued or replaced, will vest, become exercisable or have any restrictions lapse pursuant to the terms of such Award in effect immediately prior to the Change in Control, subject to subsections (i)-(ii) below.

(i)	A Performance-Based Award shall not be deemed to have been assumed, continued or replaced in accordance with Section VI.A of Article One unless the following conditions are satisfied: (i) Performance-Based Awards for which the Performance Period has been completed as of the date of the Change in Control but have not yet been paid will be assumed, continued or replaced

B-3	2023 Proxy Statement

APPENDIX B

based on actual performance during the Performance Period; and (ii) Performance-Based Awards for which the Performance Period has not been completed as of the date of the Change in Control will be deemed to have been achieved at one hundred percent (100%) of target levels for the entire Performance Period (and not pro rata); provided that, in each case, the Performance-Based Awards will continue to be subject to any time-based vesting conditions that were applicable to the Performance-Based Awards prior to their assumption, continuation, or replacement but they will not be subject to any performance goals or metrics following the consummation of the Change in Control.
(ii)	The determination of whether an Award is assumed, continued or replaced in accordance with Section VI.A of Article One shall be made by the Plan Administrator, as constituted immediately before the applicable Change in Control, in its sole discretion.

B.	No Assumption, Continuation or Replacement of Award. Unless otherwise provided in the applicable Award Agreement or another applicable agreement between the Optionee or the Participant and the Corporation or any Parent or Subsidiary, if for any reason outstanding Awards are not assumed, continued, or replaced pursuant to Section VI.A of Article One, such outstanding Awards will be subject to the following rules, in each case effective immediately prior to the Change in Control but conditioned upon completion of such Change in Control, with any corresponding payments made as soon as reasonably practicable after the Change in Control, but no later than within 30 days following the date of the Change in Control:

(i)	Discretionary Grant Program Awards. All Awards made under the Discretionary Grant Program will become fully vested and exercisable. If an Optionee does not exercise all Awards made under the Discretionary Grant Program prior to the Change in Control, the Plan Administrator will pay such Optionee in exchange for the cancellation of each such unexercised Award the difference between the exercise price or base price per Share of such Award (as applicable) and the per Share consideration provided to other similarly situated shareholders in such Change in Control, with such payment to be made in cash and/or Shares at the Plan Administrator’s discretion (less applicable Withholding Taxes); provided, however that if any such payment is to be made in Shares, the Plan Administrator may in its discretion, provide such Optionees the consideration provided to similarly situated stockholders in such Change in Control; provided further, however, that if the exercise price or base price of such Award exceeds the aforementioned consideration provided, then such Award will be canceled and terminated without any payment.
(ii)	Stock Issuance Program Awards that are not Performance-Based Awards. All restrictions imposed on Awards made under the Stock Issuance Program that are not performance-based will lapse and be of no further force and effect, such that all such Awards made under the Stock Issuance Program will become fully vested. Such Awards made under the Stock Issuance Program will be settled (if applicable) and paid in cash and/or Shares at the Plan Administrator’s discretion; provided, however that if any such payment is to be made in Shares, the Plan Administrator may in its discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control.
(iii)	Performance-Based Awards. All Performance-Based Awards for which the Performance Period has been completed as of the date of the Change Control but have not yet been paid will vest and be paid in cash and/or Shares at such time at the Plan Administrator’s discretion, with all performance goals to be deemed achieved at actual performance. Moreover, unless otherwise provided in the applicable Award Agreement or another applicable agreement between the Optionee or the Participant and the Corporation or any Parent or Subsidiary, all Performance-Based Awards for which the Performance Period has not been completed as of the date of the Change in Control will, with respect to each applicable performance goal and other vesting criteria, be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, and vest and be paid out for the entire Performance Period (and not pro rata), with the manner of payment to be made in cash or Shares at the Plan Administrator’s discretion; provided, however that if any such

Broadcom Inc.	B-4

APPENDIX B

payment is to be made in Shares, the Plan Administrator may in its reasonable discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control.

C.	Other Change in Control Matters.

(i)	Immediately following the consummation of the Change in Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the Successor or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.
(ii)	Awards outstanding shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets, subject to Section V.E of Article One.
(iii)	Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of Section VI of Article One may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award or Optionee or Participant without the prior written consent of the Optionee or Participant, unless for the purpose of complying with Applicable Laws or regulations.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.	Exercise Price.

(i)	The exercise price per Share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the option grant date. Notwithstanding the foregoing, options may be granted with an exercise price per Share of less than one hundred percent (100%) of the Fair Market Value per Share on the option grant date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)	The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

(a)	cash,
(b)	Shares valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid any additional charges to the Corporation’s earnings for financial reporting purposes, or
(c)	to the extent the option is exercised for vested Shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm (designated by the Corporation) to effect the immediate sale of the purchased Shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds, as determined by the Corporation, to cover the aggregate exercise price payable for the purchased Shares plus all Withholding Taxes to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased Shares directly to such brokerage firm to complete the sale, or

B-5	2023 Proxy Statement

APPENDIX B

(d)	if Optionee ceases Service for any reason other than Misconduct and the entire exercise period applicable to the option remaining after such cessation of Service falls within a trading blackout period which the Corporation may impose from time to time, the Plan Administrator may, in its discretion, permit the Corporation (either at the time the option is granted or at any time thereafter) to (a) automatically exercise such portion of the option which has not been exercised previously on the last business day of the exercise period and (b) automatically withhold on such day a number of Shares subject to the option having a Fair Market Value (measured as of the exercise date) equal to (i) the aggregate exercise price of the Shares with respect to which the option is being exercised and (ii) the amount necessary to satisfy Withholding Taxes; provided, that such automatic exercise shall only occur if the Fair Market Value per Share on the last business day of the exercise period of the option is equal to or greater than 101% of the exercise price per Share of the option and, provided, further, that the Plan Administrator shall have the discretionary authority to revoke or amend this Section I.A.2.iv. of this Article Two (and any related provisions in an applicable Award Agreement) at any time without the consent of Optionee.

Except to the extent the procedure set forth in either Section I.A.2.iii. or Section I.A.2.iv. of this Article Two is utilized, payment of the exercise price for the purchased Shares must be made on the Exercise Date.

B.	Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of Shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date. An option shall not be exercisable for any fractional Shares.
C.	Effect of Termination of Service.

(i)	The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(a)	Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option or as otherwise specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee, but no such option shall be exercisable after the expiration of the option term.
(b)	Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance.
(c)	Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two (regardless of whether Optionee’s Service is terminated for Misconduct), all those options shall terminate immediately and cease to be outstanding.
(d)	During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested Shares for which that option is at the time exercisable. No additional Shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any Shares for which the option has not been exercised.

Broadcom Inc.	B-6

APPENDIX B

(ii)	The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(a)	extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or
(b)	permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested Shares for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional options in which the Optionee would have vested had the Optionee continued in Service.

D.	Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the Shares subject to the option until such person shall have exercised the option, paid the exercise price for and become a holder of record of the purchased Shares.
E.	Repurchase Rights. The Plan Administrator shall have the discretion to grant options that are exercisable for unvested Shares. Should the Optionee cease Service while holding such unvested Shares, the Corporation shall have the right to repurchase, at the exercise price paid per Share, any or all of those unvested Shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased Shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
F.	Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:

(i)	Incentive Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.
(ii)	Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime by gift or pursuant to a domestic relations order to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or one or more such Family Members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II.	INCENTIVE OPTIONS

The terms specified below, together with any additions, deletions or changes thereto imposed from time to time pursuant to the provisions of the Code governing Incentive Options, shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Four shall be applicable to Incentive Options. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A.	Eligibility. Incentive Options may be granted only to Employees.
B.	Exercise Price. The exercise price per Share shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the option grant date.

B-7	2023 Proxy Statement

APPENDIX B

C.	Dollar Limitation. Notwithstanding any Award’s designation as an Incentive Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Corporation and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Incentive Options will be treated as Non-Statutory Options. For purposes of the foregoing limitation, options shall be deemed to become first exercisable in the applicable calendar year based on the chronological order in which they were granted, except to the extent otherwise provided under Applicable Laws or regulations.
D.	10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per Share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.
E.	Grant Date Limitation. Incentive Options shall not be granted after ten (10) years following the Board Approval Date.

III.	STOCK APPRECIATION RIGHTS

A.	Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.
B.	Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”), and (ii) standalone stock appreciation rights (“Standalone Rights”).
C.	Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

(i)	One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying stock option for Shares or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of Shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested Shares. The base price per Share of any Tandem Rights shall be set in accordance with Section I.A.1 of Article Two and Sections II.B and D. of Article Two, as applicable.
(ii)	No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III may be made in Shares valued at Fair Market Value on the option surrender date, in cash, or partly in Shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.
(iii)	If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant. No Tandem Rights shall have a maximum term in excess of ten (10) years measured from the grant date.

D.	Standalone Rights. The following terms and conditions shall govern the grant and exercise of Standalone Rights under this Article Two:

(i)	One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Standalone Right not tied to any underlying option under this Discretionary Grant Program.

Broadcom Inc.	B-8

APPENDIX B

The Standalone Right shall relate to a specified number of Shares and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Standalone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Standalone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (ii) the aggregate base price in effect for those Shares.
(ii)	The number of Shares underlying each Standalone Right and the base price in effect for those Shares shall be determined by the Plan Administrator in its sole discretion at the time the Standalone Right is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.
(iii)	Standalone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except by gift to one or more Family Members of the holder or to a trust established exclusively for the holder and/or such Family Members or pursuant to a domestic relations order covering the Standalone Right as marital property.
(iv)	The distribution with respect to an exercised Standalone Right may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.
(v)	The holder of a Standalone Right shall have no stockholder rights with respect to the Shares subject to the Standalone Right unless and until such person shall have exercised the Standalone Right and become a holder of record of Shares issued upon the exercise of such Standalone Right.

E.	Post-Service Exercise. The provisions governing the exercise of Tandem and Standalone Appreciation Rights following the cessation of the recipient’s Service or the recipient’s death shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program.
F.	Net Counting. Upon the exercise of any Tandem or Standalone Right under this Section III, the share reserve under Section V of Article One shall be reduced only by the net number of Shares actually issued by the Corporation upon such exercise, and not by the gross number of Shares as to which such Tandem or Standalone Right is exercised.
G.	Repricing of Awards Made Under the Discretionary Grant Program. Without first obtaining approval of the stockholders of the Corporation, neither the Board nor the Plan Administrator shall approve either (a) the cancellation of Awards of outstanding stock options or stock appreciation rights and the grant in substitution therefore of new stock options or stock appreciation rights having a lower exercise price or base price, as the case may be, or (b) the amendment of outstanding Awards of stock options or stock appreciation rights to reduce the exercise price or base price, as the case may be, thereof. This paragraph shall not be construed to apply to: (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code; or (ii) adjustments made pursuant to Sections V.E or VI.A of Article One herein.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

A.	Issuances. Shares may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by an Award Agreement that complies with the terms specified below. Shares may also be issued under the

B-9	2023 Proxy Statement

APPENDIX B

Stock Issuance Program pursuant to share right awards or restricted stock units, awarded by and at the discretion of the Plan Administrator, that entitle the recipients to receive the Shares underlying those awards or units upon the attainment of designated performance goals and/or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

B.	Issue Price.

(i)	The price per Share at which Shares may be issued under the Stock Issuance Program shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the issuance date.
(ii)	Shares may be issued under the Stock Issuance Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

(a)	cash;
(b)	past services rendered to the Corporation (or any Parent or Subsidiary); or
(c)	any other valid form of consideration permissible under the General Corporation Law of the State of Delaware at the time such Shares are issued.

C.	Vesting Provisions.

(i)	Shares issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives and/or upon the Participant’s attainment of retirement eligibility (as defined in the applicable Award Agreement). The elements of the vesting schedule applicable to any unvested Shares issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Award Agreement. Shares may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units that entitle the recipients to receive the Shares underlying those awards and/or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the Participant’s attainment of retirement eligibility (as defined in the applicable Award Agreement) or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.
(ii)	The Plan Administrator shall also have the discretionary authority to structure one or more Awards under the Stock Issuance Program so that the Shares subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance goals, including, without limitation, goals based on total stockholder return. Such performance goals may be based upon the attainment of specified levels of the Corporation’s performance relative to the performance of other entities and may also be based on the performance of any or all of the Corporation’s business groups or divisions thereof or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.
(iii)	Any new, substituted or additional securities or other property that the Participant may have the right to receive with respect to the Participant’s unvested Shares by reason of any stock dividend, stock split, recapitalization, combination of Shares, exchange of Shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or a substantial reduction in the value of outstanding Shares as a result of a spin-off transaction or an extraordinary dividend or distribution, shall be issued subject to (i) the

Broadcom Inc.	B-10

APPENDIX B

same vesting requirements applicable to the Participant’s unvested Shares and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.
(iv)	The Participant shall have the right to vote unvested Shares issued to the Participant under the Stock Issuance Program. The Participant shall not have the right to vote the Shares subject to a restricted stock unit or share right award until that award vests and the Shares are actually issued thereunder. Dividend-equivalent units may be credited, either in cash or in actual or phantom Shares, on outstanding unvested Shares issued under the Stock Issuance Program or restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate, provided that any applicable dividend and dividend equivalent amounts with respect to unvested Shares or any Share underlying any Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied or lapsed and shall be forfeited if all of such conditions or restrictions are never satisfied or lapse.
(v)	Except as otherwise provided in the Plan or the applicable Award Agreement, should the Participant cease to remain in Service while holding one or more unvested Shares issued under the Stock Issuance Program or a restricted stock unit award or share right award under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested Shares, then those Shares shall be immediately surrendered to the Corporation for cancellation, the Participant shall have no further stockholder rights with respect to those Shares, and/or no Shares or other consideration shall actually be issued to the Participant in satisfaction of such awards, as applicable. To the extent the surrendered Shares were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same amount and form of consideration as the Participant paid for the surrendered Shares.
(vi)	The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested Shares that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Shares. The Plan Administrator shall also have the discretionary authority to issue vested Shares under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

ARTICLE FOUR

MISCELLANEOUS

I.	TAX WITHHOLDING

A.	Corporation’s obligation to deliver Shares upon the issuance, exercise or vesting of Awards under the Plan shall be subject to the satisfaction, as determined by the Corporation, of all Withholding Taxes. The Corporation shall have the right to determine the manner in which Withholding Taxes are provided for, and need not apply the same manner of providing for Withholding Taxes for all Optionees or Participants.
B.	In addition to the automatic withholding provision set forth in Section I.A.2.iv of Article Two, the Plan Administrator may, in its discretion, provide any or all Optionees or Participants to whom Awards are made under the Plan with the right to utilize the following methods to satisfy all or part of the Withholding Taxes to which those holders may become subject in connection with the issuance, exercise or vesting of those Awards.

(i)	Share Withholding. The election to have the Corporation withhold, from the Shares otherwise issuable upon the issuance, exercise or vesting of those Awards a portion of those Shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one

B-11	2023 Proxy Statement

APPENDIX B

hundred percent (100%)) designated by the Optionee or Participant and make a cash payment equal to such Fair Market Value directly to the appropriate taxing authorities on such individual’s behalf. The Shares so withheld shall not reduce the number of Shares authorized for issuance under the Plan.
(ii)	Share Delivery. The election to deliver to the Corporation, at the time the Award is issued, exercised or vests, one or more Shares previously acquired by such Optionee or Participant (other than in connection with the issuance, exercise or vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such holder. The Shares so delivered shall not be added to the Shares authorized for issuance under the Plan.
(iii)	Cash Payment by the Optionee or Participant. The election for the Optionee or Participant to tender to the Corporation a cash payment equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such holder.

II.	COMPLIANCE WITH SECTION 409A OF THE CODE

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Optionee or Participant shall not be considered to have terminated Service with the Corporation, or a Parent or Subsidiary, for purposes of the Plan and no payment shall be due to the Optionee or Participant under the Plan or any Award until the Optionee or Participant would be considered to have incurred a “separation from service” from the Corporation, its Parent or any Subsidiary within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Corporation makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Optionee or the Participant (as applicable) shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

III.	SHARE ESCROW/LEGENDS

Unvested Shares issued under the Plan may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such Shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested Shares.

IV.	EFFECTIVE DATE AND TERM OF THE PLAN

A.	The Plan shall be effective immediately on the Effective Date.
B.	The Plan shall terminate upon the earliest to occur of (i) the date on which all Shares available for issuance under the Plan shall have been issued as fully-vested Shares or (ii) the termination of all outstanding Awards in connection with a Change in Control. All Awards outstanding at the time of Plan termination shall continue to have force and effect in accordance with the provisions of the documents evidencing such Awards.

Broadcom Inc.	B-12

APPENDIX B

V.	AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, stockholder approval will be required for any amendment to the Plan that (i) materially increases the number of Shares available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive option grants or other awards under the Plan, (iii) materially increases the benefits accruing to the Optionees and Participants under the Plan or materially reduces the price at which Shares may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, (v) expands the types of awards available for issuance under the Plan, or (vi) would require stockholder approval under any Applicable Laws, rules or regulations. In addition, the Board may not amend the Plan to remove the requirement for stockholder approval of any form of repricing of Awards made under the Discretionary Grant Program, as specified in Section IV of Article Two.

VI.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of Shares under the Plan shall be used for general corporate purposes.

VII.	REGULATORY APPROVALS

A.	The implementation of the Plan, the grant of any Award and the issuance of Shares in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Shares issuable pursuant to those Awards.
B.	No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal, state and foreign securities and other laws or regulations, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange on which Common Stock is then listed for trading.

VIII.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.	Applicable Laws means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
B.	Award shall mean any of the following stock or stock-based awards authorized for issuance or grant under the Plan: stock option, stock appreciation right, direct stock issuance, restricted stock or restricted stock unit award or other stock-based award.
C.	Award Agreement shall mean the written or electronic agreement entered into by the Corporation and the Participant setting forth the terms and provisions applicable to each Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

B-13	2023 Proxy Statement

APPENDIX B

D.	Board shall mean the Corporation’s Board of Directors.
E.	Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions, unless otherwise provided in the applicable Award Agreement or another applicable agreement between the Optionee or the Participant and the Corporation or any Parent or Subsidiary:

(i)	a stockholder-approved merger or consolidation is consummated in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or
(ii)	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or
(iii)	the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s stockholders, or
(iv)	a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

F.	Code shall mean the Internal Revenue Code of 1986, as amended.
G.	Common Stock shall mean the Corporation’s common stock, par value $0.001 per Share.
H.	Compensation Committee shall mean the Compensation Committee of the Board.
I.	Consultant shall mean any natural person, including an advisor, engaged by the Corporation or any Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Corporation’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
J.	Corporation shall mean Broadcom Inc., a Delaware corporation.
K.	Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.
L.	Effective Date shall mean April 3, 2023, the date the Plan was approved by the Corporation’s stockholders at the annual meeting of stockholders.
M.	Eligible Director shall mean a Board member who is not, at the time of such determination, an employee of the Corporation (or any Parent or Subsidiary).
N.	Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Broadcom Inc.	B-14

APPENDIX B

O.	Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.
P.	Fair Market Value per Share on any relevant date shall be determined in accordance with the following provisions:

(i)	If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per Share at the close of regular trading hours (i.e. before after-hours trading begins) on the Nasdaq Global Select Market (or the Nasdaq Global Market) on the date in question, as such price is reported by the Nasdaq Global Select Market (or the Nasdaq Global Market) either as reported on the Nasdaq website (www.nasdaq.com), or otherwise. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii)	If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per Share at the close of regular trading hours (i.e. before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

Q.	Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
R.	Incentive Option shall mean an option that satisfies the requirements of Section 422 of the Code.
S.	Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), the Optionee’s or Participant’s material failure to comply with or observe the Corporation’s rules or policies (including, without limitation, codes of conduct, employee handbooks or similar rules or policies, and including, without limitation policies prohibiting harassment (sexual or otherwise)), a material breach by the Optionee or Participant of any of the Optionee’s or Participant’s agreements with the Corporation or any Parent or Subsidiary, or any other intentional misconduct by such person adversely affecting the business or affairs or reputation of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
T.	1934 Act shall mean the Securities Exchange Act of 1934, as amended.
U.	Non-Statutory Option shall mean an option not intended to satisfy the requirements of Section 422 of the Code.
V.	Optionee shall mean any person to whom an Award is granted under the Discretionary Grant Program.
W.	Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
X.	Participant shall mean any person who is issued Shares or restricted stock units or other stock-based awards under the Stock Issuance Program.

B-15	2023 Proxy Statement

APPENDIX B

Y.	Performance-Based Awards shall mean Awards that are subject to performance vesting conditions.
Z.	Performance Period shall mean the time period during which the performance vesting conditions applicable to Performance-Based Awards must be met.
AA.	Plan shall mean the Corporation’s 2012 Stock Incentive Plan, as set forth in this document.
BB.	Plan Administrator shall mean the Compensation Committee or other committee appointed by the Board, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, provided that the independent directors of the Board may act as the Plan Administrator with regard to any Award to the Corporation’s Chief Executive Officer.
CC.	Prior Award shall mean, individually or collectively, an Award granted under the Plan prior to the amendment and restatement of the Plan on April 5, 2021.
DD.	Securities Act shall mean the Securities Act of 1933, as amended.
EE.	Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, an Eligible Director or a Consultant, except to the extent otherwise specifically provided in the documents evidencing the Award made to such person. Service (as defined herein) shall include continued employment or service through any pre-termination notice period that is applicable to an Optionee or Participant serving in any of the foregoing capacities. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary, provided that, for the avoidance of doubt, the performance of services shall include continued employment or service through the period of time occurring during any pre-termination notice period that is applicable to such Optionee or Participant or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity.
FF.	Shares shall mean shares of the Corporation’s Common Stock, par value $0.001 per share.
GG.	Stock Exchange shall mean the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange, or their successors.
HH.	Stock Issuance Program shall mean the stock issuance program in effect under Article Three.
II.	Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
JJ.	Successor shall mean, in the event of a Change in Control, the acquiring or succeeding entity (or an affiliate thereof).
KK.	10% Stockholder shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).
LL.	Withholding Taxes shall mean the federal, state, local and non-U.S. income and employment taxes related to the issuance, exercise, vesting or settlement of the Award made to the Optionee or Participant under the Plan, in amounts determined by the Corporation in its discretion not to exceed the sum of all statutory maximum rates applicable in the Participant’s jurisdiction(s) (provided, in the case of a Participant who is an “officer” of the Corporation as defined in Rule 16a-1(f) promulgated pursuant to the 1934 Act, or any successor law (or any successor rule), that any withholding amount that exceeds the amount that is required to be withheld pursuant to the Withholding Taxes for such Participant is approved in advance by the Plan Administrator or the Board).

Broadcom Inc.	B-16

APPENDIX C

DIRECTIONS TO BROADCOM INC.

2023 Annual Meeting
Our offices located at
1320 Ridder Park Drive, San Jose, California

Coming North on US-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.
2.	Turn left onto Ridder Park Drive.
3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

Coming South on US-101:

1.	Exit onto US-880 North.
2.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.
3.	Turn left onto Ridder Park Drive.
4.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

Coming South on I-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.
2.	Turn left onto Ridder Park Drive.
3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

Broadcom Inc.	C-1

BROADCOM

BROADCOM INC.
1320 RIDDER PARK DRIVE
SAN JOSE, CA 95131

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D95100-P85466

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROADCOM INC.

The Board of Directors recommends you vote FOR all the nominees listed.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Diane M. Bryant	☐	☐	☐
1b. Gayla J. Delly	☐	☐	☐
1c. Raul J. Fernandez	☐	☐	☐
1d. Eddy W. Hartenstein	☐	☐	☐
1e. Check Kian Low	☐	☐	☐
1f. Justine F. Page	☐	☐	☐
1g. Henry Samueli	☐	☐	☐
1h. Hock E. Tan	☐	☐	☐
1i. Harry L. You	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.	For	Against	Abstain
2. Ratification of the appointment of Pricewaterhouse-Coopers LLP as the independent registered public accounting firm of Broadcom for the fiscal year ending October 29, 2023.	☐	☐	☐
3. Approve an amendment and restatement of the 2012 Stock Incentive Plan.	☐	☐	☐
4. Advisory vote to approve the named executive officer compensation.	☐	☐	☐

The Board of Directors recommends a vote for "1 YEAR" on Proposal 5.	1 Year	2 Years	3 Years	Abstain
5. Advisory vote on the frequency of the advisory vote on named executive officer compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date